As filed with the Securities and Exchange Commission on June 14, 2005
Registration No. 333-124879

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT TO FORM S-3 REGISTRATION STATEMENT ON
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINISAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3674	77-0398779
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)
1308 Moffett Park Drive
Sunnyvale, California 94089
(408) 548-1000
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

JERRY S. RAWLS
Chief Executive Officer
FINISAR CORPORATION
1308 Moffett Park Drive
Sunnyvale, California 94089
(408) 548-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

STEPHEN K. WORKMAN Senior Vice President, Finance, Chief Financial Officer and Secretary Finisar Corporation 1308 Moffett Park Drive Sunnyvale, California 94089 (408) 548-1000	DENNIS C. SULLIVAN, ESQ. JOE C. SORENSON, ESQ. DLA Piper Rudnick Gray Cary US LLP 2000 University Avenue East Palo Alto, California 94303-2248 (650) 833-2000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Fee

Common Stock, $0.001 par value	19,496,177 shares	$1.085	$21,153,352	$2490(3)

(1)	Includes (a) 19,496,177 shares of the Registrant’s common stock, representing 120% of an estimated number of shares of common stock issuable from time to time to the selling stockholder upon conversion of a $16,270,000 8% convertible installment note of the Registrant dated August 6, 2004, and (b) pursuant to Rule 416 under the Securities Act of 1933, an indeterminate number of shares that may be issued in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act of 1933, and based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq National Market on June 13, 2005.

(3)	Previously paid.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JUNE 14, 2005
19,496,177 Shares
FINISAR CORPORATION
Common Stock
        This prospectus relates to the public offering of a maximum of 19,496,177 shares of common stock of Finisar Corporation registered for sale under this prospectus that will be owned by Data Transit Corp., a Delaware corporation, upon their issuance. Data Transit Corp. is the holder of a $16,270,000 8% convertible installment note, which was issued to it in connection with our acquisition of substantially all of its assets. The terms of the convertible installment note provide for automatic conversion of the outstanding principal and interest into shares of our common stock. Since the number of shares to be issued to Data Transit Corp. is based upon the market price of our common stock at the time of conversion, we are unable to determine the exact number of shares that may be issued pursuant to the convertible installment note.
      The shares of our common stock may be offered from time to time by the selling stockholder. All of the expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder. The common stock offered in this prospectus may be offered and sold by the selling stockholder directly or through broker-dealers acting as agents or principals. The distribution of the common stock may be effected in one or more of the following types of transactions:

•	transactions on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

•	transactions in the over-the-counter market; or

•	transactions otherwise than on such exchanges or services or in the over-the-counter market.
      We will receive no part of the proceeds of the sale of the shares offered in this prospectus.
      Our common stock is traded on the Nasdaq National Market under the symbol “FNSR.” On June 13, 2005, the last reported sales price for the common stock was $1.07 per share.
       INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

       The selling stockholder and any brokers executing selling orders on behalf of the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by a broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is                     , 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
      Finisar is a registered trademark of Finisar Corporation. This prospectus contains product names, trade names and trademarks of Finisar and other organizations.
      The terms “Finisar,” “we,” “us,” “our,” and the “company,” as used in this prospectus, refer to Finisar Corporation and its consolidated subsidiaries.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      Some of the statements in this prospectus and in the documents incorporated by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words like “anticipates”, “believes”, “plans”, “expects”, “future”, “intends” and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events; however, our business and operations are subject to a variety of risks and uncertainties, including those listed under “Risk Factors” and elsewhere in this prospectus, and, consequently, actual results may materially differ from those projected by any forward-looking statements.

You should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following:

•	uncertainty regarding our future operating results;

•	our ability to introduce new products in a cost-effective manner that are accepted in the marketplace;

•	delays or loss of sales due to long product qualification cycles for our products;

•	the possibility of lower prices, reduced gross margins and loss of market share due to increased competition;

•	increased demands on our resources due to the integration of several companies and product lines that we have acquired or will acquire;

•	cost reductions related to our current or future operations which may further reduce our available resources and negatively impact our competitive market position; and

•	the sufficiency of cash flow to meet our debt service obligations and the potential dilution that would result from the conversion of our outstanding subordinated convertible notes.

ii

SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus and the documents incorporated by reference in this prospectus carefully before making an investment decision.
Finisar Corporation
      We are a leading provider of optical subsystems, components and network performance test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks, or LANs, Fiber Channel storage area networks, or SANs, and metropolitan access networks, or MANs. Optical subsystems consist primarily of transceivers sold to manufacturers of storage and networking equipment for SAN, LAN and MAN applications. Optical subsystems also include multiplexers, demultiplexers and optical add/drop modules used in MAN applications. We are focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for data networking and storage equipment manufacturers. Our line of optical subsystems supports a wide range of network applications, transmission speeds, distances, physical mediums and configurations. Our line of optical components consists primarily of packaged lasers and photodetectors used in transceivers, primarily for LAN and SAN applications. We also provide network performance test and monitoring systems to original equipment manufacturers for testing and validating equipment designs and to operators of networking and storage data centers for testing, monitoring and troubleshooting the performance of their installed systems.
      We were incorporated in California in April 1987 and reincorporated in Delaware in November 1999. Our principal executive offices are located at 1308 Moffett Park Drive, Sunnyvale, California 94089, our telephone number is (408) 548-1000 and our website is located at www.finisar.com. Information on our website is not a part of this prospectus.
Recent Developments
      On June 9, 2005, we reported preliminary financial results for our fourth fiscal quarter and fiscal year ended April 30, 2005. Total revenues in the fourth quarter and for the full fiscal year were $74.9 million and $280.8 million, respectively. We reported a net loss of $36.5 million, or $0.14 per share, for the fourth quarter and $112.7 million, or $0.49 per share, for the full fiscal year. These results are subject to completion of our year-end audit and our final results will be reported in our Form 10-K Report for the fiscal year ended April 30, 2005.
The Offering
      All of the shares of common stock registered for sale under this prospectus will be owned by Data Transit Corp., a Delaware corporation, upon their issuance. Data Transit Corp. is the holder of a $16,270,000 8% convertible installment note, which was issued to it in connection with our acquisition of substantially all of its assets in August 2004. The terms of the convertible installment note provide for automatic conversion of the outstanding principal and interest. Since the number of shares to be issued to Data Transit Corp. is based upon the market price of our common stock at the time of conversion, we are unable to determine the exact number of shares that may be issued pursuant to the convertible installment note.
      Pursuant to the terms of the acquisition, we agreed to register for resale the shares of common stock issuable upon conversion of the convertible installment note. This prospectus covers the resale by Data Transit Corp. of the shares of common stock that it will receive upon conversion of the convertible installment note. Except in very limited circumstances, at no time will Data Transit Corp. own more than 4.99% of our outstanding shares of common stock.

Common stock offered by selling stockholder	19,496,177 shares.

Common stock outstanding	268,624,213 shares outstanding as of June 1, 2005

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Nasdaq National Market symbol	FNSR
      The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of June 1, 2005, and excludes (i) shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan and upon exercise of stock options and warrants assumed in connection with our acquisitions of six privately-held companies; (ii) all of the shares of common stock issuable upon conversion of the installment promissory note issued as consideration for our acquisition of the assets of Data Transit Corp. in August 2004; (iii) a portion of the shares of common stock issued in connection with the acquisition of InterSAN, Inc. in May 2005; (iv) a portion of the shares of common stock issuable upon conversion of promissory notes issued as consideration for our acquisition of I-TECH CORP in April 2005; and (v) all of the shares issuable upon conversion of a promissory note issued to CyOptics Inc. in April 2005.

Summary Financial Data
(In thousands, except per share data)
      The following summary financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data set forth below for the fiscal years ended April 30, 2004, 2003 and 2002 and the balance sheet data as of April 30, 2004 and 2003 are derived from, and are qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data set forth below for the fiscal years ended April 30, 2001 and 2000 and the balance sheet data as of April 30, 2002, 2001 and 2000 are derived from audited financial statements not included in this prospectus. The statement of operations data for the nine month periods ended January 31, 2005 and 2004 and the balance sheet data as of January 31, 2005 are derived from, and are qualified by reference to, our unaudited consolidated financial statements included elsewhere in this prospectus.

						Nine Months Ended
	Fiscal Years Ended April 30,					January 31,

	2004	2003	2002	2001	2000	2005	2004

Statement of Operations Data:
Revenues	$185,618	$166,482	$147,265	$188,800	$67,147	$205,964	$128,623
Gross profit (loss)	22,794	13,998	(16,480)	46,349	32,957	39,060	13,374

Income (loss) from operations	(83,451)	(100,931)	(258,596)	(117,192)	2,983	(65,387)	(62,276)
Net income (loss)	$(113,833)	$(619,753)	$(218,738)	$(85,449)	$2,881	$(76,272)	$(89,341)

Net income (loss) per share — basic:
Income (loss) per share	$(0.53)	$(3.17)	$(1.21)	$(0.53)	$0.03	(0.34)	(0.42)
Net income (loss) per share — diluted:
Income (loss) per share	$(0.53)	$(3.17)	$(1.21)	$(0.53)	$0.02	(0.34)	(0.42)
Shares used in per share calculations:
Basic	216,117	195,666	181,136	160,014	113,930	223,491	214,235
Diluted	216,117	195,666	181,136	160,014	144,102	223,491	214,235

	As of April 30,					January 31,

	2004	2003	2002	2001	2000	2005

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$143,398	$119,438	$144,097	$146,111	$320,735	$101,568
Working capital	172,892	149,967	222,603	249,000	342,711	144,692
Total assets	494,705	423,606	1,041,281	1,029,995	364,920	424,830
Long-term portion of notes payable and capital lease obligations, and other long-term liabilities	233,732	101,531	106,869	45,354	524	248,115
Convertible preferred stock	—	—	—	1	—	—
Total stockholders’ equity	202,845	274,980	879,002	941,851	352,422	129,334
      Net income in fiscal 2003 reflects our adoption of Statements of Financial Accounting Standards 141 and 142 on May 1, 2002. As a result of our adoption, reported net loss decreased by approximately $127.8 million, or $0.65 per share, due to the cessation of the amortization of goodwill and the amortization of acquired workforce and customer base.

RISK FACTORS
      An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus and in the documents incorporated by reference in this prospectus before deciding to purchase shares of our common stock. If any of these risks occur, our business could be harmed, the trading price of our stock could decline and you may lose all or part of your investment.

We are subject to a number of special risks as a result of our acquisition of the fiber optics transceiver business of Infineon Technologies AG
      On January 25, 2005, we entered into an agreement with Infineon Technologies AG to acquire certain assets associated with the design, development and manufacture of the optical transceiver and transponder products of Infineon’s fiber optics business unit in exchange for 34,000,000 shares of Finisar common stock. The acquisition closed on January 31, 2005. Our future results of operation will be substantially influenced by the operations of the new business, and we will be subject to a number of risks and uncertainties, including the following:

•	The integration of the former Infineon transceiver and transponder products and technology with our products and technology and the transition of the manufacturing operations for such products to our facilities will be complex, time-consuming and expensive. The execution of these activities could potentially disrupt our ongoing business operations and distract management from day-to-day operational matters, as well as other strategic opportunities, and could strain our financial and managerial controls and reporting systems and procedures. In addition, unanticipated costs could arise during the integration of the products and technology and the transition of manufacturing operations to our facilities. If we are unable to successfully integrate the former Infineon products and technology with our products and technology, or if actual integration and transition costs are significantly greater than currently anticipated, we may not achieve the anticipated benefits of the acquisition and our revenues and operating results could be adversely affected.

•	We will be dependent on Infineon to supply us with finished goods for a transition period of up to one year while we transfer manufacturing operations to our facilities. Infineon’s failure to supply us with high quality products in a timely manner could adversely affect our operating results and our ability to retain the former customers of Infineon. In addition, we expect to realize lower gross profit margins on the sale of products supplied by Infineon than on the sale of products we manufacture until such time as those products are manufactured by us.

•	We plan to transition the manufacture of the former Infineon transceiver and transponder products from Infineon’s production facilities to our facilities over a period of time. Some of the former Infineon customers may be unwilling to purchase products manufactured at our facilities without subjecting the products to new qualification testing procedures, and some customers may be unwilling to undertake these procedures and may elect to buy products from other suppliers. Delays in or losses of sales due to these requalification issues could result in lower revenues which could adversely affect our future operating results.

•	Some of the existing customers for the Infineon products may decide for other reasons to purchase similar products from other competitors. The loss of one or more significant customers of the former Infineon business could result in lower revenues which would adversely affect our future operating results.

•	Immediately prior to the acquisition, Infineon was engaged in a number of ongoing research and development projects related to its transceiver products and related technologies. We may not be able to successfully complete some or all of these projects, and our inability to do so could prevent us from achieving some of the strategic objectives and other anticipated potential benefits of the acquisition, and could have a material adverse effect on our revenues and operating results.

•	We may incur charges to operations in amounts that are not currently estimable to reflect costs associated with integrating the acquired business with our company. These costs could adversely affect our future operating results.

•	At the closing of the acquisition, we issued 34 million shares of our common stock to Infineon, which represented approximately 13% of the outstanding capital stock of Finisar at that time. The issuance of these shares caused a significant reduction in the relative percentage interest of current Finisar stockholders. In April 2005, Infineon sold the 34 million shares to certain funds managed by VantagePoint Venture Partners in a private transaction.

•	As a result of the acquisition, Finisar has become a substantiality larger organization, and if our management is unable to effectively manage the combined business, our operating results will suffer.

We have incurred significant net losses, our future revenues are inherently unpredictable, our operating results are likely to fluctuate from period to period, and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly
      We incurred net losses of $113.8 million, $619.8 million and $218.7 million in our fiscal years ended April 30, 2004, 2003 and 2002, respectively, and $76.3 million in the nine months ended January 31, 2005. Our operating results for future periods are subject to numerous uncertainties, and we cannot assure you that we will be able to achieve or sustain profitability.
      Our quarterly and annual operating results have fluctuated substantially in the past and are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside of our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Some of the factors that could cause our quarterly or annual operating results to fluctuate include market acceptance of our products, market demand for the products manufactured by our customers, the introduction of new products and manufacturing processes, manufacturing yields, competitive pressures and customer retention.
      We may experience a delay in generating or recognizing revenues for a number of reasons. Orders at the beginning of each quarter typically represent a small percentage of expected revenues for that quarter and are generally cancelable at any time. Accordingly, we depend on obtaining orders during each quarter for shipment in that quarter to achieve our revenue objectives. Failure to ship these products by the end of a quarter may adversely affect our operating results. Furthermore, our customer agreements typically provide that the customer may delay scheduled delivery dates and cancel orders within specified timeframes without significant penalty. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted revenues could significantly harm our business. It is likely that in some future quarters our operating results will again decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, it is likely that the trading price of our common stock would significantly decline.

We may have insufficient cash flow to meet our debt service obligations, including payments due on our subordinated convertible notes
      We will be required to generate cash sufficient to pay our indebtedness and other liabilities, including all amounts due on our outstanding 2 1/2% and 5 1/4% convertible subordinated notes due 2010 and 2008, respectively, and to conduct our business operations. Holders of the notes due in 2010 have the right to require us to repurchase some or all of their notes on October 15, 2007. We may choose to pay the repurchase price in cash, shares of our common stock or a combination thereof. Our right to repurchase the notes, in whole or in part, with shares of our common stock is subject to the registration of the shares of our common stock to be issued upon repurchase under the Securities Act, if required, and registration with or approval of any state or federal governmental authority if such registration or approval is required before such shares maybe issued. We may not be able to cover our anticipated debt service obligations from our cash flow. This may materially hinder our ability to make payments on the notes. Our ability to meet our future debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. Accordingly, we cannot assure you that we will be able to make required principal and interest payments on the notes when due.

We may not be able to obtain additional capital in the future, and failure to do so may harm our business
      We believe that our existing balances of cash, cash equivalents and short-term investments will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional financing to fund our operations in the future or to repay the principal of our outstanding 2 1/2% and 5 1/4% convertible subordinated notes due 2010 and 2008, respectively. The significant contraction in the capital markets, particularly in the technology sector, may make it difficult for us to raise additional capital if and when it is required, especially if we continue to experience disappointing operating results. If adequate capital is not available to us as required, or is not available on favorable terms, we could be required to significantly reduce or restructure our business operations.

Failure to accurately forecast our revenues could result in additional charges for obsolete or excess inventories or non-cancelable purchase commitments
      We base many of our operating decisions, and enter into purchase commitments, on the basis of anticipated revenue trends which are highly unpredictable. Some of our purchase commitments are not cancelable, and in some cases we are required to recognize a charge representing the amount of material or capital equipment purchased or ordered which exceeds our actual requirements. In the past, we have sometimes experienced significant growth followed by a significant decrease in customer demand such as occurred in fiscal 2001, when revenues increased by 181% followed by a decrease of 22% in fiscal 2002. Based on projected revenue trends during these periods, we acquired inventories and entered into purchase commitments in order to meet anticipated increases in demand for our products which did not materialize. As a result, we recorded significant charges for obsolete and excess inventories and non-cancelable purchase commitments which contributed to substantial operating losses in fiscal 2002. Should revenue in future periods again fall substantially below our expectations, or should we fail again to accurately forecast changes in demand mix, we could be required to record additional charges for obsolete or excess inventories or non-cancelable purchase commitments.

Our operating expenses may need to be further reduced which could impact our future growth
      We experienced a significant decline in revenues and operating results during fiscal 2002. While revenues have recovered to some extent beginning in fiscal 2003, they have not yet reached levels required to operate on a profitable basis due primarily to higher fixed expenses related to a number of acquisitions, low gross margins and continued high levels of spending for research and development in anticipation of future revenue growth. While we continue to expect future revenue growth, we have taken steps to reduce our operating expenses in order to conserve our cash, and we may be required to take further action to reduce expenses. These expense reduction measures may adversely affect our ability to market our products, introduce new and improved products and increase our revenues, which could adversely affect our business and cause the price of our stock to decline. In order to be successful in the future, we must reduce our operating and product expenses, while at the same time completing our key product development programs and penetrating new customers.

We are dependent on widespread market acceptance of two product families, and our revenues will decline if the market does not continue to accept either of these product families
      We currently derive substantially all of our revenue from sales of our optical subsystems and components and network performance test and monitoring systems. We expect that revenue from these products will continue to account for substantially all of our revenue for the foreseeable future. Accordingly, widespread acceptance of these products is critical to our future success. If the market does not continue to accept either our optical subsystems and components or our network performance test and monitoring systems, our revenues will decline significantly. Factors that may affect the market acceptance of our products include the continued growth of the markets for LANs, SANs, and MANs and, in particular, Gigabit Ethernet and Fibre Channel-

based technologies, as well as the performance, price and total cost of ownership of our products and the availability, functionality and price of competing products and technologies.
      Many of these factors are beyond our control. In addition, in order to achieve widespread market acceptance, we must differentiate ourselves from our competition through product offerings and brand name recognition. We cannot assure you that we will be successful in making this differentiation or achieving widespread acceptance of our products. Failure of our existing or future products to maintain and achieve widespread levels of market acceptance will significantly impair our revenue growth.

We depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by these customers could harm our business
      A small number of customers have accounted for a significant portion of our revenues. For example, sales to our top three customers represented 39% of our revenues in fiscal 2004, including sales to Cisco Systems, which represented 22%. Our success will depend on our continued ability to develop and manage relationships with significant customers. Although we are attempting to expand our customer base, we expect that significant customer concentration will continue for the foreseeable future.
      The markets in which we sell our products are dominated by a relatively small number of systems manufacturers, thereby limiting the number of our potential customers. Our dependence on large orders from a relatively small number of customers makes our relationship with each customer critically important to our business. We cannot assure you that we will be able to retain our largest customers, that we will be able to attract additional customers or that our customers will be successful in selling their products that incorporate our products. We have in the past experienced delays and reductions in orders from some of our major customers. In addition, our customers have in the past sought price concessions from us, and we expect that they will continue to do so in the future. Cost reduction measures that we have implemented during the past several quarters, and additional action we may take to reduce costs, may adversely affect our ability to introduce new and improved products which may, in turn, adversely affect our relationships with some of our key customers. Further, some of our customers may in the future shift their purchases of products from us to our competitors or to joint ventures between these customers and our competitors. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, our inability to successfully develop relationships with additional customers or future price concessions that we may make could significantly harm our business.

Because we do not have long-term contracts with our customers, our customers may cease purchasing our products at any time if we fail to meet our customers’ needs
      Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

•	our customers can stop purchasing our products at any time without penalty;

•	our customers are free to purchase products from our competitors; and

•	our customers are not required to make minimum purchases.
      Sales are typically made pursuant to individual purchase orders, often with extremely short lead times. If we are unable to fulfill these orders in a timely manner, it is likely that we will lose sales and customers.

Our market is subject to rapid technological change, and to compete effectively we must continually introduce new products that achieve market acceptance
      The markets for our products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards with respect to the protocols used in data communications networks. We expect that new technologies will emerge as competition and the need for higher and more cost-effective bandwidth increases. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. In addition, a slowdown in demand for existing products ahead of a new product introduction could result in a write-down in the value of inventory on hand related to existing products. We have in the past experienced a slowdown in demand for existing products and delays in new product development and such delays may occur in the future. To the extent customers defer or cancel orders for existing products due to a slowdown in demand or in the expectation of a new product release or if there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	unanticipated engineering complexities;

•	expense reduction measures we have implemented, and others we may implement, to conserve our cash and attempt to accelerate our return to profitability;

•	difficulties in hiring and retaining necessary technical personnel;

•	difficulties in reallocating engineering resources and overcoming resource limitations; and

•	changing market or competitive product requirements.
      The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.

Continued competition in our markets may lead to a reduction in our prices, revenues and market share
      The markets for optical subsystems and components and network performance test and monitoring systems for use in LANs, SANs and MANs are highly competitive. Our current competitors include a number of domestic and international companies, many of which have substantially greater financial, technical, marketing and distribution resources and brand name recognition than we have. Other companies, including some of our customers, may enter the market for optical subsystems and network test and monitoring systems. We may not be able to compete successfully against either current or future competitors. Increased competition could result in significant price erosion, reduced revenue, lower margins or loss of market share, any of which would significantly harm our business. For optical subsystems, we compete primarily with Agilent Technologies, Inc. and JDS Uniphase Corporation and a number of smaller venders. Our competitors continue to introduce improved products with lower prices, and we will have to do the same to remain competitive. In addition, some of our current and potential customers may attempt to integrate their operations by producing their own optical components and subsystems and network test and monitoring systems or acquiring one of our competitors, thereby eliminating the need to purchase our products. Furthermore, larger companies in other related industries, such as the telecommunications industry, may develop or acquire technologies and apply their significant resources, including their distribution channels and brand name recognition, to capture significant market share.

Decreases in average selling prices of our products may reduce gross margins
      The market for optical subsystems is characterized by declining average selling prices resulting from factors such as increased competition, overcapacity, the introduction of new products and increased unit volumes as manufacturers continue to deploy network and storage systems. We have in the past experienced, and in the future may experience, substantial period-to-period fluctuations in operating results due to declining average selling prices. We anticipate that average selling prices will decrease in the future in response to product introductions by competitors or us, or by other factors, including price pressures from significant customers. Therefore, in order to achieve and sustain profitable operations, we must continue to develop and introduce on a timely basis new products that incorporate features that can be sold at higher average selling prices. Failure to do so could cause our revenues and gross margins to decline, which would result in additional operating losses and significantly harm our business.
      We may be unable to reduce the cost of our products sufficiently to enable us to compete with others. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures and could adversely affect our margins. In order to remain competitive, we must continually reduce the cost of manufacturing our products through design and engineering changes. We may not be successful in redesigning our products or delivering our products to market in a timely manner. We cannot assure you that any redesign will result in sufficient cost reductions to allow us to reduce the price of our products to remain competitive or improve our gross margins.

Shifts in our product mix may result in declines in gross margins
      Our gross profit margins vary among our product families, and are generally higher on our network test and monitoring systems than on our optical subsystems and components. Our gross margins are generally lower for newly introduced products and improve as unit volumes increase. Our overall gross margins have fluctuated from period to period as a result of shifts in product mix, the introduction of new products, decreases in average selling prices for older products and our ability to reduce product costs, and these fluctuations are expected to continue in the future.

Past and future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results
      Since October 2000, we have completed the acquisition of eight privately-held companies, including our recent acquisitions of I-TECH CORP. in April 2005 and InterSAN, Inc. in May 2005, and certain businesses and assets from five other companies, including our recently completed acquisitions of certain assets of the test and monitoring business of Data Transit Corp. and certain assets related to the transceiver and transponder business of the fiber optics business unit of Infineon. We continue to review opportunities to acquire other businesses, product lines or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities, and we from time to time make proposals and offers, and take other steps, to acquire businesses, products and technologies. Several of our past acquisitions have been material, and acquisitions that we may complete in the future may be material. In ten of our thirteen acquisitions, we issued stock as all or a portion of the consideration. We will issue additional shares upon conversion of the promissory notes issued as consideration for the acquisitions of Data Transit and I-TECH. The issuance of stock in these and any future transactions has or would dilute stockholders’ percentage ownership.
      Other risks associated with acquiring the operations of other companies include:

•	problems assimilating the purchased operations, technologies or products;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of purchased organizations.
      Several of our past acquisitions have not been successful. During fiscal 2003, we sold some of the assets acquired in two prior acquisitions, discontinued a product line and closed one of our acquired facilities. As a result of these activities, we incurred significant restructuring charges and charges for the write-down of assets associated with those acquisitions. We cannot assure you that we will be successful in overcoming future problems encountered in connection with our past or future acquisitions, and our inability to do so could significantly harm our business. In addition, to the extent that the economic benefits associated with any of our acquisitions diminish in the future, we may be required to record additional write downs of goodwill, intangible assets or other assets associated with such acquisitions, which would adversely affect our operating results.

Our customers often evaluate our products for long and variable periods, which causes the timing of our revenues and results of operations to be unpredictable
      The period of time between our initial contact with a customer and the receipt of an actual purchase order may span a year or more. During this time, customers may perform, or require us to perform, extensive and lengthy evaluation and testing of our products before purchasing and using them in their equipment. Our customers do not typically share information on the duration or magnitude of these qualification procedures. The length of these qualification processes also may vary substantially by product and customer, and, thus, cause our results of operations to be unpredictable. While our potential customers are qualifying our products and before they place an order with us, we may incur substantial research and development and sales and marketing expenses and expend significant management effort. Even after incurring such costs we ultimately may not sell any products to such potential customers. In addition, these qualification processes often make it difficult to obtain new customers, as customers are reluctant to expend the resources necessary to qualify a new supplier if they have one or more existing qualified sources. Once our products have been qualified, the agreements that we enter into with our customers typically contain no minimum purchase commitments. Failure of our customers to incorporate our products into their systems would significantly harm our business.

We depend on facilities located outside of the United States to manufacture a substantial portion of our products, which subjects us to additional risks
      In addition to our principal manufacturing facility in Malaysia, we operate a smaller facility in China and also rely on two contract manufacturers located outside of the United States. We rely on Infineon who will continue to manufacture transceiver and transponder products for us for a period of time until we are able to transfer manufacturing operations to our production facilities. Each of these facilities and manufacturers subjects us to additional risks associated with international manufacturing, including:

•	unexpected changes in regulatory requirements;

•	legal uncertainties regarding liability, tariffs and other trade barriers;

•	inadequate protection of intellectual property in some countries;

•	greater incidence of shipping delays;

•	greater difficulty in overseeing manufacturing operations;

•	greater difficulty in hiring technical talent needed to oversee manufacturing operations;

•	potential political and economic instability;

•	currency fluctuations; and

•	the outbreak of infectious diseases such as severe acute respiratory syndrome, or SARS, which could result in travel restrictions or the closure of our facilities or the facilities of our customers and suppliers.
      Any of these factors could significantly impair our ability to source our contract manufacturing requirements internationally.

Our business and future operating results are subject to a wide range of uncertainties arising out of the continuing threat of terrorist attacks and ongoing military action in the Middle East
      Like other U.S. companies, our business and operating results are subject to uncertainties arising out of the continuing threat of terrorist attacks on the United States and ongoing military action in the Middle East, including the potential worsening or extension of the current global economic slowdown, the economic consequences of the war in Iraq or additional terrorist activities and associated political instability, and the impact of heightened security concerns on domestic and international travel and commerce. In particular, due to these uncertainties we are subject to:

•	increased risks related to the operations of our manufacturing facilities in Malaysia;

•	greater risks of disruption in the operations of our Asian contract manufacturers and more frequent instances of shipping delays; and

•	the risk that future tightening of immigration controls may adversely affect the residence status of non-U.S. engineers and other key technical employees in our U.S. facilities or our ability to hire new non-U.S. employees in such facilities.

We may lose sales if our suppliers fail to meet our needs
      We currently purchase several key components used in the manufacture of our products from single or limited sources. We are also dependent on Infineon to supply finished transceiver and transponder products during a transition period of up to one year until we have transitioned the manufacturing operations to other facilities. We depend on these current and future sources to meet our production needs. Moreover, we depend on the quality of the products supplied to us over which we have limited control. We have encountered shortages and delays in obtaining components in the past and expect to encounter shortages and delays in the future. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business will be significantly harmed. We generally have no long-term contracts for any of our components. As a result, a supplier can discontinue supplying components to us without penalty. If a supplier discontinued supplying a component, our business may be harmed by the resulting product manufacturing and delivery delays. We are also subject to potential delays in the development by our suppliers of key components which may affect our ability to introduce new products.
      We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for particular components. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would significantly harm our business.

We have made and may continue to make strategic investments which may not be successful and may result in the loss of all or part of our invested capital
      Through the third quarter of fiscal 2005, we recorded minority equity investments in early-stage technology companies, totaling $44.5 million. Our recent investment of $3.75 million in CyOptics is a similar minority equity investment. Our investments in these early stage companies were primarily motivated by our desire to gain early access to new technology. We intend to review additional opportunities to make strategic equity investments in pre-public companies where we believe such investments will provide us with opportunities to gain access to important technologies or otherwise enhance important commercial relationships. We have little or no influence over the early-stage companies in which we have made or may make these strategic, minority equity investments. Each of these investments in pre-public companies involves a high degree of risk. We may not be successful in achieving the financial, technological or commercial advantage upon which any given investment is premised, and failure by the early-stage company to achieve its own business objectives or to raise capital needed on acceptable economic terms could result in a loss of all or part of our invested capital. In fiscal 2003, we wrote off $12.0 million in two investments which became impaired. In fiscal 2004, we wrote off $1.6 million in two additional investments, and we may be required to write off all or a portion of the $24.0 million in such investments remaining on our balance sheet as of January 31, 2005 in future periods.

We are subject to pending legal proceedings
      A securities class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York, purportedly on behalf of all persons who purchased our common stock from November 17, 1999 through December 6, 2000. The complaint named as defendants Finisar, Jerry S. Rawls, our President and Chief Executive Officer, Frank H. Levinson, our Chairman of the Board and Chief Technical Officer, Stephen K. Workman, our Senior Vice President and Chief Financial Officer, and an investment banking firm that served as an underwriter for our initial public offering in November 1999 and a secondary offering in April 2000. The complaint, as amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(b) of the Securities Exchange Act of 1934. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, which were consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. On February 19, 2003, our motion to dismiss the complaint was denied. In July 2004, we and the individual defendants accepted a settlement proposal made to all of the issuer defendants. Under the terms of the settlement, the plaintiffs will dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, we would be responsible to pay our pro rata portion of the shortfall, up to the amount of the self-insured retention under our insurance policy, which may be up to $2 million. The timing and amount of payments that we could be required to make under the proposed settlement will depend on several factors, principally the timing and amount of any payment that the insurers may be required to make pursuant to the $1 billion guaranty. The settlement is subject to approval of the Court, which cannot be assured. If the settlement is not approved by the Court, we intend to defend the lawsuit vigorously. However, the litigation is in the preliminary stage, and we cannot predict its outcome. The litigation process is inherently uncertain. If litigation proceeds and its outcome is adverse to us and if we are required to pay significant monetary damages, our business would be significantly harmed.

The new requirements of Section 404 of the Sarbanes-Oxley Act will increase our operating expenses, and our potential inability to fully comply with the requirements of Section 404 could negatively impact the price of our common stock
      Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual review and evaluation of our internal control systems, and attestation of these systems by our independent auditors. We are currently undergoing a review of our internal control systems and procedures and implementing and testing improvements that will be necessary in order for us to comply with the requirements of Section 404 for our fiscal year ended April 30, 2005. This process has required us to hire additional personnel and outside advisory services and will result in substantial additional accounting and legal expenses, all of which will cause our operating expenses to increase. In addition, the evaluation and attestation processes required by Section 404 are new and untested, and we have encountered a number of problems and delays in completing the implementation and testing of improvements in our internal controls. As a result, we may be unable to complete the procedures that are necessary to comply with the requirements of Section 404 by the date we file our Annual Report on Form 10-K for the fiscal year ended April 30, 2005. Our inability to complete our procedures in a timely manner or to receive a timely and favorable attestation by our independent auditors could result in a loss of investor confidence in our financial management and the reliability of our financial statements and could negatively impact the market price of our common stock.

Because of competition for technical personnel, we may not be able to recruit or retain necessary personnel
      We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, sales and marketing, finance and manufacturing personnel. In particular, we may need to increase the number of technical staff members with experience in high-speed networking applications as we further develop our product lines. Competition for these highly skilled employees in our industry is intense. Our failure to attract and retain these qualified employees could significantly harm our business. The loss of the services of any of our qualified employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder the development and introduction of and negatively impact our ability to sell our products. In addition, employees may leave our company and subsequently compete against us. Moreover, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have been subject to claims of this type and may be subject to such claims in the future as we seek to hire qualified personnel. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

Our products may contain defects that may cause us to incur significant costs, divert our attention from product development efforts and result in a loss of customers
      Networking products frequently contain undetected software or hardware defects when first introduced or as new versions are released. Our products are complex and defects may be found from time to time. In addition, our products are often embedded in or deployed in conjunction with our customers’ products which incorporate a variety of components produced by third parties. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant damages or warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relation problems or loss of customers, all of which would harm our business.

Our failure to protect our intellectual property may significantly harm our business
      Our success and ability to compete is dependent in part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements to establish and protect our proprietary rights. We license certain of our proprietary technology, including our digital diagnostics technology, to customers who include current and potential competitors, and we rely largely on provisions of our licensing agreements to protect our intellectual property rights in this technology. Although a number of patents have been issued to us, we have obtained a number of other patents as a result of our acquisitions, and we have filed applications for additional patents, we cannot assure you that any patents will issue as a result of pending patent applications or that our issued patents will be upheld. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite our efforts to protect our proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.

Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our products
      The networking industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We have been involved in the past in patent infringement lawsuits. From time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In addition, our agreements with our customers typically require us to indemnify our customers from any expense or liability resulting from claimed infringement of third party intellectual property rights. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be significantly harmed.

Our executive officers and directors and entities affiliated with them own a large percentage of our voting stock, and VantagePoint Venture Partners has recently acquired a large block of our common stock, that has resulted in a substantial concentration of control and could have the effect of delaying or preventing a change in our control
      As of June 1, 2005, our executive officers, directors and entities affiliated with them beneficially owned approximately 36.9 million shares of our common stock, or approximately 13.63% of the outstanding shares. These stockholders, acting together, may be able to substantially influence the outcome of matters requiring approval by stockholders, including the election or removal of directors and the approval of mergers or other business combination transactions. In addition, certain funds managed by VantagePoint Venture Partners hold approximately 12.66% of our outstanding common stock. Accordingly, if VantagePoint Venture Partners continues to hold its shares, it may also be able to influence the outcome of matters requiring stockholder approval, and VantagePoint Venture Partners, our executive officers, directors and entities affiliated with them, voting together, may be able to effectively control the outcome of such matters. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

The conversion of our outstanding convertible subordinated notes would result in substantial dilution to our current stockholders
      We currently have outstanding 5 1/4% convertible subordinated notes due 2008 in the principal amount of $100,250,000 and 2 1/2% convertible subordinated notes due 2010 in the principal amount of $150,000,000. The 5 1/4% notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $5.52 per share. The 2 1/2% notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $3.705 per share. An aggregate of 58,647,060 shares of common stock would be issued upon the conversion of all outstanding convertible subordinated notes at these exchange rates, which would significantly dilute the voting power and ownership percentage of our existing stockholders. Holders of the notes due in 2010 have the right to require us to repurchase some or all of their notes on October 15, 2007. We may choose to pay the repurchase price in cash, shares of our common stock or a combination thereof. Our right to repurchase the notes, in whole or in part, with shares of our common stock is subject to the registration of the shares of our common stock to be issued upon repurchase under the Securities Act, if required, and registration with or approval of any state or federal governmental authority if such registration or approval is required before such shares may be issued. We have previously entered into privately negotiated transactions with certain holders of our convertible subordinated notes for the repurchase of notes in exchange for a greater number of shares of our common stock than would have been issued had the principal amount of the notes been converted at the original conversion rate specified in the notes, thus resulting in more dilution. Although we do not currently have any plans to enter into similar transactions in the future, if we were to do so there would be additional dilution to the voting power and percentage ownership of our existing stockholders.

Delaware law, our charter documents and our stockholder rights plan contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to our stockholders
      Some provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These include provisions:

•	authorizing the board of directors to issue additional preferred stock;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting stockholder actions by written consent;

•	creating a classified board of directors pursuant to which our directors are elected for staggered three-year terms;

•	permitting the board of directors to increase the size of the board and to fill vacancies;

•	requiring a super-majority vote of our stockholders to amend our bylaws and certain provisions of our certificate of incorporation; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.
      We are subject to the provisions of Section 203 of the Delaware General Corporation Law which limit the right of a corporation to engage in a business combination with a holder of 15% or more of the corporation’s outstanding voting securities, or certain affiliated persons.
      In addition, in September 2002, our board of directors adopted a stockholder rights plan under which our stockholders received one share purchase right for each share of our common stock held by them. Subject to certain exceptions, the rights become exercisable when a person or group (other than certain exempt persons) acquires, or announces its intention to commence a tender or exchange offer upon completion of which such person or group would acquire, 20% or more of our common stock without prior board approval. Should such an event occur, then, unless the rights are redeemed or have expired, our stockholders, other than the acquirer, will be entitled to purchase shares of our common stock at a 50% discount from its then-Current Market Price (as defined) or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.
      Although we believe that these charter and bylaw provisions, provisions of Delaware law and our stockholder rights plan provide an opportunity for the board to assure that our stockholders realize full value for their investment, they could have the effect of delaying or preventing a change of control, even under circumstances that some stockholders may consider beneficial.

Our business and future operating results may be adversely affected by events outside of our control
      Our business and operating results are vulnerable to events outside of our control, such as earthquakes, fire, power loss, telecommunications failures and uncertainties arising out of terrorist attacks in the United States and overseas. Our corporate headquarters and a portion of our manufacturing operations are located in California. California in particular has been vulnerable to natural disasters, such as earthquakes, fires and floods, and other risks which at times have disrupted the local economy and posed physical risks to our property. We are also dependent on communications links with our overseas manufacturing locations and would be significantly harmed if these links were interrupted for any significant length of time. We presently do not have adequate redundant, multiple site capacity if any of these events were to occur, nor can we be certain that the insurance we maintain against these events would be adequate.

Our stock price has been and is likely to continue to be volatile
      The trading price of our common stock has been and is likely to continue to be subject to large fluctuations. Our stock price may increase or decrease in response to a number of events and factors, including:

•	trends in our industry and the markets in which we operate;

•	changes in the market price of the products we sell;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings;

•	quarterly variations in our operating results;

•	the operating and stock price performance of other companies that investors in our common stock may deem comparable; and

•	purchases or sales of blocks of our common stock.
      Part of this volatility is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of our common stock regardless of our operating performance.

USE OF PROCEEDS
      We will not receive any proceeds from the sale by the selling stockholder of the common stock offered hereby.
PRICE RANGE OF OUR COMMON STOCK
      Since our initial public offering on November 11, 1999, our common stock has traded on the Nasdaq National Market under the symbol “FNSR.” The following table sets forth the range of high and low closing sales prices of our common stock for the periods indicated:

	High	Low

Fiscal 2006 Quarter Ended:
July 31, 2005 (through June 13, 2005)	$1.30	$1.07
Fiscal 2005 Quarter Ended:
April 30, 2005	$1.26	$1.12
January 31, 2005	$1.78	$1.66
October 31, 2004	$1.47	$1.42
July 31, 2004	$1.53	$1.41
Fiscal 2004 Quarter Ended:
April 30, 2004	$3.26	$1.77
January 31, 2004	$4.14	$2.80
October 31, 2003	$3.41	$1.62
July 31, 2003	$1.94	$1.09
      The closing price of our common stock as reported on the Nasdaq National Market on June 13, 2005 was $1.07. The approximate number of stockholders of record on June 1, 2005 was 466. This number does not include stockholders whose shares are held in trust by other entities. The number of beneficial stockholders of our shares is greater than the number of stockholders of record.
DIVIDEND POLICY
      We have never paid cash dividends on our common stock. We currently intend to retain earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our Board of Directors, will be subject to applicable law and will depend on our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

CAPITALIZATION
      The following table sets forth our total capitalization as of January 31, 2005:

January 31, 2005

(In thousands,
except share data)
Current portion of other long-term liabilities	$2,000

Convertible notes, net of unamortized portion of beneficial conversion feature, and other long-term liabilities	248,087
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, no shares issued or outstanding	—
Common stock, $0.001 par value; 500,000,000 shares authorized, 224,765,778 shares issued and outstanding(1)	224
Additional paid-in capital	1,262,324
Deferred stock compensation	(20)
Accumulated other comprehensive income	281
Accumulated deficit	(1,133,475)

Total stockholders’ equity	129,334

Total capitalization	$377,421

(1)	Excludes:

•	shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan and upon exercise of stock options and warrants assumed in connection with our acquisitions of six privately-held companies;

•	shares of common stock issuable upon conversion of the promissory notes issued as consideration for our acquisition of the assets of Data Transit Corp. in August 2004;

•	shares of common stock issued in connection with the acquisition of InterSAN, Inc. in May 2005;

•	shares of common stock issued and issuable upon conversion of promissory notes issued as consideration for our acquisition of I-TECH CORP in April 2005; and

•	shares issuable upon conversion of the CyOptics Note.
      See “Management — Equity Compensation Plan Information,” “Description of Capital Stock” and Note 10 to our audited financial statements.

SELECTED FINANCIAL DATA
      The following summary financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data set forth below for the fiscal years ended April 30, 2004, 2003 and 2002 and the balance sheet data as of April 30, 2004 and 2003 are derived from, and are qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data set forth below for the fiscal years ended April 30, 2001 and 2000 and the balance sheet data as of April 30, 2002, 2001 and 2000 are derived from audited financial statements not included in this prospectus. The statement of operations data for the nine month periods ended January 31, 2005 and 2004 and the balance sheet data as of January 31, 2005 are derived from, and are qualified by reference to, our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all normal recurring adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations. The results of operations for the nine months ended January 31, 2005 are not necessarily indicative of the results that may be expected for the full fiscal year ending April 30, 2005, or any other future period.

						Nine Months Ended
	Fiscal Years Ended April 30,					January 31,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$185,618	$166,482	$147,265	$188,800	$67,147	$205,964	$128,623
Cost of revenues	143,585	130,501	136,626	131,551	34,190	146,221	101,281
Impairment of acquired developed technology	—	—	—	—	—	3,656	—
Amortization of acquired developed technology	19,239	21,983	27,119	10,900	—	17,027	13,968

Gross profit (loss)	22,794	13,998	(16,480)	46,349	32,957	39,060	13,374

Operating expenses:
Research and development	62,193	60,295	54,372	33,696	13,806	47,653	47,459
Sales and marketing	20,063	20,232	21,448	16,673	7,122	21,900	13,762
General and administrative	16,738	15,201	19,419	10,160	3,516	15,153	12,826
Amortization of (benefit from) deferred stock compensation	(105)	(1,719)	11,963	13,542	5,530	142	(238)
Acquired in-process research and development	6,180	—	2,696	35,218	—	318	—
Amortization of goodwill and other purchased intangibles	572	758	129,099	53,122	—	483	429
Impairment of goodwill and intangibles	—	10,586	—	—	—	—	—
Restructuring costs	382	9,378	—	—	—	—	1,173
Other acquisition costs	222	198	3,119	1,130	—	—	239

Total operating expenses	106,245	114,929	242,116	163,541	29,974	104,447	75,650

Income (loss) from operations	(83,451)	(100,931)	(258,596)	(117,192)	2,983	(65,387)	(62,276)
Interest income (expense), net	(25,701)	(6,699)	(68)	14,217	3,252	(9,074)	(23,069)
Other income (expense), net	(4,347)	(51,314)	1,360	18,546	(99)	(1,754)	(3,707)

Income (loss) before income taxes and cumulative effect of an accounting change	(113,499)	(158,944)	(257,304)	(84,429)	6,136	(76,215)	(89,052)
Provision (benefit) for income taxes	334	229	(38,566)	1,020	3,255	57	289
Income (loss) before cumulative effect of an accounting change	(113,833)	(159,173)	(218,738)	(85,449)	2,881	(76,272)	(89,341)
Cumulative effect of an accounting change to adopt SFAS 142	—	(460,580)	—	—	—	—	—

Net income (loss)	$(113,833)	$(619,753)	$(218,738)	$(85,449)	$2,881	$(76,272)	$(89,341)

						Nine Months Ended
	Fiscal Years Ended April 30,					January 31,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands, except per share data)
Statement of Operating Data:
Net income (loss) per share — basic:
Before cumulative effect of an accounting change	$(0.53)	$(0.82)	$(1.21)	$(0.53)	$0.03	(0.34)	(0.42)
Cumulative effect of an accounting change to adopt SFAS 142	$—	$(2.35)	$—	$—	$—	—	—
Income (loss) per share	$(0.53)	$(3.17)	$(1.21)	$(0.53)	$0.03	(0.34)	(0.42)
Net income (loss) per share — diluted:
Income (loss) per share before cumulative effect of an accounting change	$(0.53)	$(0.82)	$(1.21)	$(0.53)	$0.02	(0.34)	(0.42)
Cumulative per share effect of an accounting change to adopt SFAS 142	$—	$(2.35)	$—	$—	$—	—	—
Income (loss) per share	$(0.53)	$(3.17)	$(1.21)	$(0.53)	$0.02	(0.34)	(0.42)
Shares used in per share calculations:
Basic	216,117	195,666	181,136	160,014	113,930	223,491	214,235
Diluted	216,117	195,666	181,136	160,014	144,102	223,491	214,235
Pro forma amounts assuming the change in accounting principle was applied retroactively (unaudited):
Net income (loss)	$(113,833)	$(619,753)	$(90,957)	$(32,857)	$2,881	(76,272)	(89,341)
Net income (loss) per share — basic	$(0.53)	$(3.17)	$(0.50)	$(0.21)	$0.03	(0.34)	(0.42)
Net income (loss) per share — diluted	$(0.53)	$(3.17)	$(0.50)	$(0.21)	$0.02	(0.34)	(0.42)
Shares used in computing pro forma net income (loss) per share:
Basic	216,117	195,666	181,136	160,014	113,930	223,491	214,235
Diluted	216,117	195,666	181,136	160,014	144,102	223,491	214,235

	As of April 30,					January 31,

	2004	2003	2002	2001	2000	2005

	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$143,398	$119,438	$144,097	$146,111	$320,735	$101,568
Working capital	172,892	149,967	222,603	249,000	342,711	144,692
Total assets	494,705	423,606	1,041,281	1,029,995	364,920	424,830
Long-term portion of notes payable and capital lease obligations, and other long-term liabilities	233,732	101,531	106,869	45,354	524	248,115
Convertible preferred stock	—	—	—	1	—	—
Total stockholders’ equity	202,845	274,980	879,002	941,851	352,422	129,334
      Net income in fiscal 2003 reflects our adoption of Statements of Financial Accounting Standards 141 and 142 on May 1, 2002. As a result of our adoption, reported net loss decreased by approximately $127.8 million, or $0.65 per share, due to the cessation of the amortization of goodwill and the amortization of acquired workforce and customer base.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ substantially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors.” The following discussion should be read together with our consolidated financial statements and related notes thereto included elsewhere in this document.
Overview
      We were incorporated in 1987 and funded our initial product development efforts largely through revenues derived under research and development contracts. After shipping our first products in 1991, we continued to finance our operations principally through internal cash flow and periodic bank borrowings until November 1998. At that time we raised $5.6 million of net proceeds from the sale of equity securities and bank borrowings to fund the continued growth and development of our business. In November 1999, we received net proceeds of $151.0 million from the initial public offering of shares of our common stock, and in April 2000 we received $190.6 million from an additional public offering of shares of our common stock. In October 2001, we sold $125 million aggregate principal amount of 5 1/4% convertible subordinated notes due October 15, 2008, and in October 2003, we sold $150 million aggregate principal amount of 2 1/2% convertible subordinated notes due October 15, 2010.
      Since October 2000, we have acquired a number of companies and certain businesses and assets of other companies in order to broaden our product offerings and provide new sources of revenue, production capabilities and access to advanced technologies that we believe will enable us to reduce our product costs and develop innovative and more highly integrated product platforms while accelerating the timeframe required to develop such products.
      In October 2002, we sold our subsidiary, Sensors Unlimited, Inc. to a new company organized by a management group led by Dr. Greg Olsen, then an officer and director of Finisar and a former majority owner of Sensors Unlimited. The intellectual property developed after the acquisition of Sensors Unlimited was transferred to other operations within Finisar. In November 2002, we discontinued a product line at our Demeter Technologies subsidiary that was not making a significant contribution to our operating results and was no longer considered a key part of our product strategy. Certain assets of Demeter Technologies were sold in conjunction with the product line discontinuation. In April 2003, we acquired Genoa Corporation and announced the closure of Demeter Technologies and the consolidation of all active device development and wafer fabrication operations into the Genoa facility. The consolidation was completed in fiscal 2004. During the second quarter of fiscal 2004, we completed the closure of our German facility. The intellectual property, technical know-how and certain assets related to the German operations were consolidated with our operations in Sunnyvale, California, during the second quarter of fiscal 2004.
      The principal strategic goal of most of our acquisitions to date related to our optical subsystems and components business has been to gain access to leading-edge technology for the manufacture of optical components in order to improve the performance and reduce the cost of our optical subsystem products. We have also sold these optical components on a stand-alone basis to other manufacturers; however, prior to our acquisition of Honeywell International Inc.’s VCSEL Optical Products business unit in March 2004, the sale of these components into this so-called “merchant market” had not been a strategic priority, and our revenues from the sale of optical subsystems and components consisted predominantly of subsystems sales. As a result of the Honeywell acquisition, we are now selling vertical cavity surface emitting lasers, or VCSELs, in the merchant market, and we intend to evaluate opportunities to increase the sale of these and other components in the merchant market. The principal strategic goal of most of our acquisitions to date related to our network test and monitoring business has been to broaden our product portfolio and to gain access to new distribution channels. The acquisition of assets and intellectual property of Data Transit, Inc., in August 2004, was an example of our pursuit of this strategy. As a result of this acquisition, we expanded our product offerings for

SAN test, analysis and monitoring tools to include additional products which test and monitor storage networks using the SAS and SATA protocols.
      To date, our revenues have been principally derived from sales of our optical subsystems to networking and storage systems manufacturers and sales of our network performance test systems to these manufacturers as well as end users. Optical subsystems consist primarily of transceivers sold to manufacturers of storage and networking equipment for SANs, LANs, and MAN applications. A large proportion of our sales are concentrated with a relatively small number of customers. Although we are attempting to expand our customer base, we expect that significant customer concentration will continue for the foreseeable future.
      We recognize revenue when persuasive evidence of an arrangement exists, title and risk of loss pass to the customer, which is generally upon shipment, the price is fixed or determinable and collectability is reasonably assured. For those arrangements with multiple elements, or in related arrangements with the same customer, we allocate revenue to the separate elements based upon each element’s fair value as determined by the list price for such element.
      We sell our products through our direct sales force, with the support of our manufacturers’ representatives, directly to domestic customers and indirectly through distribution channels to international customers. The evaluation and qualification cycle prior to the initial sale for our optical subsystems may span a year or more, while the sales cycle for our test and monitoring systems is usually considerably shorter.
      The market for optical subsystems and components is characterized by declining average selling prices resulting from factors such as industry over-capacity, increased competition, the introduction of new products and the growth in unit volumes as manufacturers continue to deploy network and storage systems. We anticipate that our average selling prices will continue to decrease in future periods, although the timing and amount of these decreases cannot be predicted with any certainty.
      Our cost of revenues consists of materials, salaries and related expenses for manufacturing personnel, manufacturing overhead, warranty expense, inventory adjustments for obsolete and excess inventory and the amortization of acquired developed technology associated with acquisitions that we have made. Historically, we have outsourced the majority of our assembly operations. However, in fiscal 2002, we commenced manufacturing of our optical subsystem products at our subsidiary in Ipoh, Malaysia. We conduct component manufacturing, manufacturing engineering, supply chain management, quality assurance and documentation control at our facilities in Sunnyvale, California and Richardson, Texas and at our subsidiaries’ facilities in Fremont, California, Shanghai, China and Ipoh, Malaysia. With the transition of most of our production to Malaysia and the added manufacturing infrastructure associated with several acquisitions completed during the past two years, our cost structure has become more fixed, making it more difficult to reduce costs during periods when demand for our products is weak, product mix is unfavorable or selling prices are generally lower. While we undertook measures to reduce our operating costs during fiscal 2003 and 2004, there can be no assurance that we will be able to reduce our cost of revenues enough to achieve or sustain profitability during periods of weak demand or when average selling prices are low.
      Our gross profit margins vary among our product families, and are generally higher on our network test and monitoring systems than on our optical subsystems and components. Our overall gross margins have fluctuated from period to period as a result of overall revenue levels, shifts in product mix, the introduction of new products, decreases in average selling prices and our ability to reduce product costs.
      Research and development expenses consist primarily of salaries and related expenses for design engineers and other technical personnel, the cost of developing prototypes and fees paid to consultants. We charge all research and development expenses to operations as incurred. We believe that continued investment in research and development is critical to our long-term success.
      Sales and marketing expenses consist primarily of commissions paid to manufacturers’ representatives, salaries and related expenses for personnel engaged in sales, marketing and field support activities and other costs associated with the promotion of our products.

      General and administrative expenses consist primarily of salaries and related expenses for administrative, finance and human resources personnel, professional fees, and other corporate expenses.
      In connection with the grant of stock options to employees between August 1, 1998 and October 15, 1999, we recorded deferred stock compensation representing the difference between the deemed value of our common stock for accounting purposes and the exercise price of these options at the date of grant. In connection with the assumption of stock options previously granted to employees of companies we acquired, we recorded deferred compensation representing the difference between the fair market value of our common stock on the date of closing of each acquisition and the exercise price of the unvested portion of options granted by those companies which we assumed. Deferred stock compensation is presented as a reduction of stockholder’s equity, with accelerated amortization recorded over the vesting period, which is typically three to five years. The amount of deferred stock compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited prior to vesting and could increase if we modify the terms of an option grant resulting in a new measurement date.
      Acquired in-process research and development represents the amount of the purchase price in a business combination allocated to research and development projects underway at the acquired company that had not reached the technologically feasible stage as of the closing of the acquisition and for which we had no alternative future use.
      A portion of the purchase price in a business combination is allocated to goodwill and intangibles. Prior to May 1, 2002, goodwill and purchased intangibles were amortized over their estimated useful lives. Subsequent to May 1, 2002, goodwill and intangible assets with indefinite lives are no longer amortized but subject to annual impairment testing.
      Impairment charges consist of write downs to the carrying value of intangible assets and goodwill arising from various business combinations to their implied fair value.
      Restructuring costs generally include termination costs for employees associated with a formal restructuring plan and the cost of facilities or other unusable assets abandoned or sold.
      Other acquisition costs primarily consist of incentive payments for employee retention included in certain of the purchase agreements of companies we acquired and costs incurred in connection with transactions that were not completed.
      Other income and expenses generally consist of bank fees, gains or losses as a result of the periodic sale of assets and other-than-temporary decline in the value of investments.
Recent Acquisitions

Acquisition of Honeywell VCSEL Optical Products Business
      On March 1, 2004, we completed the acquisition of Honeywell International Inc.’s VCSEL Optical Products business unit for a purchase price and transaction expenses totaling approximately $80.9 million in cash and $1.2 million in our common stock. The acquisition was accounted for under the purchase method of accounting. The results of operations of this business unit, which we now refer to as our Advanced Optical Components Division, are included in our consolidated financial statements beginning on March 1, 2004.

Acquisition of Assets of Data Transit Corp.
      On August 6, 2004, we completed the purchase of substantially all of the assets of Data Transit Corp. in exchange for a cash payment of $500,000 and the issuance of a convertible promissory note in the original principal amount of $16,270,000. Transaction costs totaled $682,000. The principal balance of the note bears interest at 8% per annum and is due and payable, if not sooner converted, on the second anniversary of its issuance. Generally, the terms of the convertible promissory note provide for automatic conversion of the outstanding principal and interest into shares of our common stock on a biweekly basis, commencing on the later of the effectiveness of a registration statement covering the resale of the shares or one year after the closing date. The conversion price is the average closing bid price of the stock for the three days preceding the date of conversion. The amount of principal and interest to be converted on each conversion date is based on the average trading volume of our common stock over the preceding 14 days. We agreed to file a registration statement with the Securities and Exchange Commission to cover the resale of the shares of common stock issuable upon conversion of the convertible promissory note. In reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 (the “Securities Act”), the issuance of the convertible promissory note and the shares of our common stock issuable upon conversion of the convertible promissory note were not registered under the Securities Act.
      The acquisition was accounted for as a purchase and, accordingly, the results of operations of the acquired assets (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired will be included in our consolidated financial statements beginning in the second quarter of fiscal 2005 ended October 31, 2004.

Acquisition of Transceiver and Transponder Product Line From Infineon Technologies AG
      On April 29, 2004, we entered into an agreement with Infineon Technologies AG to acquire Infineon’s fiber optics business unit. On October 11, 2004, we entered into an amended purchase agreement under which the terms of the acquisition were modified. On January 25, 2005, we and Infineon terminated the amended purchase agreement and entered into a new agreement under which we acquired certain assets of Infineon’s fiber optics business unit associated with the design, development and manufacture of optical transceiver and transponder products in exchange for 34 million shares of our common stock. The closing of the acquisition took place on January 31, 2005, the first day of our fourth fiscal quarter. The transaction involved the acquisition of product lines, equipment and intellectual property related to Infineon’s optical transceiver and transponder products. We did not acquire any employees or assume any liabilities as part of the acquisition, except for obligations under customer contracts. The 34 million shares of our common stock issued to Infineon were valued at approximately $59.5 million at the closing and represent approximately 13% of the outstanding shares of our common stock.
      The acquisition was accounted for as a purchase and, accordingly, the results of operations of the acquired assets (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired will be included in our consolidated financial statements beginning in the fourth quarter of fiscal 2005 ended April 30, 2005.

Acquisition of I-TECH CORP.
      On April 8, 2005, we completed our acquisition of I-TECH CORP. (“I-TECH”), a privately-held network test and monitoring company based in Eden Prairie, Minnesota. The governing agreement provided for the merger of I-TECH with a wholly-owned subsidiary of Finisar and the issuance by Finisar to the sole holder of I-TECH’s common stock promissory notes having an aggregate principal amount of approximately $12.1 million which are convertible into shares of Finisar common stock over a period of one year following the closing of the acquisition. A convertible promissory note in the principal amount of $1 million will be deposited into an escrow account for twelve (12) months following the closing to satisfy certain indemnification obligations of the I-TECH stockholder. The exact number of shares of Finisar common stock to be issued pursuant to the promissory notes is dependent on the trading price of Finisar’s common stock on the dates of conversion of the notes. The issuance of such notes and the shares of common stock issuable upon conversion thereof was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) and Regulation D promulgated under the Securities Act. The results of operations of I-TECH (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired will be included in our consolidated financial statements beginning in the fourth fiscal quarter of fiscal 2005 ended April 30, 2005.

Acquisition of InterSAN, Inc.
      On May 12, 2005, we completed the acquisition of InterSAN, Inc. (“InterSAN”), a privately held company located in Scotts Valley, California, pursuant to an Agreement and Plan of Reorganization dated

March 2, 2005 (the “Agreement”). Under the terms of the Agreement, InterSAN merged with a wholly-owned subsidiary of Finisar and the holders of InterSAN’s securities will be entitled to receive up to 7,132,186 shares of Finisar common stock having a value of approximately $8.8 million. Approximately ten percent (10%) of the shares of Finisar common stock that would otherwise be distributed to the holders of InterSAN’s securities at the closing of the acquisition were deposited into an escrow account for twelve (12) months following the closing for the purpose of providing a fund against which Finisar may assert claims for damages, if any, based on breaches of the representations and warranties made by InterSAN in the Agreement. The issuance of such shares was not registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(10) of the Securities Act. The results of operations of InterSAN (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired will be included in our consolidated financial statements beginning in the first quarter of fiscal 2006 ending July 31, 2005.

Critical Accounting Policies
      The preparation of our financial statements and related disclosures require that we make estimates, assumptions and judgments that can have a significant impact on our net revenue and operating results, as well as on the value of certain assets, contingent assets and liabilities on our balance sheet. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, consider these to be our critical accounting policies. See Note 1 to our consolidated financial statements included elsewhere in this prospectus for more information about these critical accounting policies, as well as a description of other significant accounting policies.

Revenue Recognition, Warranty and Sales Returns
      Our revenue recognition policy follows SEC Staff Accounting Bulletin (SAB) No. 104, “Revision of Topic 13 — Revenue Recognition.” Specifically, we recognize revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, generally upon shipment, the price is fixed or determinable and collectability is reasonably assured. For those arrangements with multiple elements, or in related arrangements with the same customer, we invoice and charge for each separate element based on the list price for each element.
      At the time revenue is recognized, we establish an accrual for estimated warranty expenses associated with our sales, recorded as a component of cost of revenues. Our standard warranty period extends 12 months from the date of sale and our warranty accrual represents our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. While we believe that our warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what actually transpire in the future. If our actual warranty costs are greater than the accrual, costs of revenue will increase in the future. We also provide an allowance for estimated customer returns, which is netted against revenue. This provision is based on our historical returns, analysis of credit memo data and our return policies. If the historical data used by us to calculate the estimated sales returns does not properly reflect future returns, revenue could be overstated.

Allowance for Doubtful Accounts
      We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where, subsequent to delivery, we become aware of a customer’s potential inability to meet its obligations, we record a specific allowance for the doubtful account to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize an allowance for doubtful accounts based on the length of time the receivables are past due. A material adverse change in a major customer’s ability to meet its financial obligations to us could result in a material reduction in the estimated amount of accounts receivable that can ultimately be collected and an increase in our general and administrative expenses for the shortfall.

Slow Moving and Obsolete Inventories
      We make inventory commitment and purchase decisions based upon sales forecasts. To mitigate the component supply constraints that have existed in the past and to fill orders with non-standard configurations, we build inventory levels for certain items with long lead times and enter into certain longer-term commitments for certain items. We permanently write off 100% of the cost of inventory that we specifically identify and consider obsolete or excessive to fulfill future sales estimates. We define obsolete inventory as inventory that will no longer be used in the manufacturing process. We periodically discard obsolete inventory. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using our best estimate of future demand at the time, based upon information then available to us. In making these assessments, we are required to make judgments as to the future demand for current or committed inventory levels. We use a 12-month demand forecast and, in addition to the demand forecast, we also consider:

•	parts and subassemblies that can be used in alternative finished products;

•	parts and subassemblies that are unlikely to be engineered out of our products; and

•	known design changes which would reduce our ability to use the inventory as planned.
      Significant differences between our estimates and judgments regarding future timing of product transitions, volume and mix of customer demand for our products and actual timing, volume and demand mix may result in additional write-offs in the future, or additional usage of previously written-off inventory in future periods for which we would benefit by a reduced cost of revenues in those future periods.

Investment in Equity Securities
      For strategic reasons, we may make minority investments in private or public companies or extend loans or receive equity or debt from these companies for services rendered or assets sold. Our minority investments in private companies are primarily motivated by our desire to gain early access to new technology. Our investments in these companies are passive in nature in that we generally do not obtain representation on the boards of directors. Our investments have generally been part of a larger financing in which the terms were negotiated by other investors, typically venture capital investors. These investments are generally made in exchange for preferred stock with a liquidation preference that helps protect the underlying value of our investment. At the time we made our investments, in most cases the companies had not completed development of their products and we did not enter into any significant supply agreements with the companies in which we invested. In determining if and when a decline in the market value of these investments below their carrying value is other-than-temporary, we evaluate the market conditions, offering prices, trends of earnings and cash flows, price multiples, prospects for liquidity and other key measures of performance. The Company’s policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders. As of April 30, 2004, the carrying value of these investments totaled $24.2 million. Future adverse changes in market conditions or poor operating results at any of the companies in which we hold a minority position could result in losses or an inability to recover the carrying value of these investments.

Restructuring Accrual
      During the fiscal year ended April 30, 2003, we initiated actions to reduce our cost structure due to sustained negative economic conditions that had impacted our operations and resulted in lower than anticipated revenues. In May and October 2002, we reduced its workforce in the United States. The restructuring actions in fiscal 2003 resulted in a reduction in the U.S. workforce of approximately 255 employees, or 36% of the our U.S. workforce measured as of the beginning of fiscal 2003, and affected all areas of our U.S. operations. During fiscal 2003, we sold certain assets and transferred certain liabilities of our subsidiary, Sensors Unlimited, Inc, closed our Hayward facility, and began the process of closing the facilities occupied by our subsidiary, Demeter Technologies, Inc. As facilities in the United States were consolidated, related leasehold improvement and equipment were written off. As a result of these restructuring activities, we incurred a charge of $9.4 million in fiscal 2003. The restructuring charge included approximately $5.4 million for the write-off of leasehold improvements and equipment in the vacated buildings, approximately $1.8 million of severance-related charges, approximately $1.5 million of excess committed facilities payments and approximately $700,000 of miscellaneous costs required to effect the closures.
      During the first quarter of fiscal 2004, we completed the closure of our subsidiary, Demeter Technologies, Inc. In addition, we began closing our German operations and a reducing the German workforce of approximately 10 employees engaged in research and development in the optical subsystems and components reporting segment. As a result of these restructuring activities, a charge of $2.2 million was incurred in the first quarter. The restructuring charge included $800,000 of severance-related charges, approximately $600,000 of fees associated with the early termination of our facilities lease in Germany, approximately $450,000 for remaining payments for excess leased equipment and approximately $300,000 of miscellaneous costs incurred to effect the closures.
      During the second quarter of fiscal 2004, we completed the closure of our German facility. The intellectual property, technical know-how and certain assets related to our German operations were consolidated with our operations in Sunnyvale, California, during the second quarter. We incurred an additional $317,000 of net restructuring expenses in the second quarter. This amount included an additional $273,000 of restructuring expenses related to the closure of German operations, consisting of $373,000 for legal and exit fees associated with the closure, additional severance-related payments and the write-off of abandoned assets, partially offset by lower than anticipated fees associated with the termination of the German facilities lease of $100,000. The expenses related to the closure of the German facility were partially offset by an $85,000 reduction in restructuring expenses associated with the closure of our subsidiary, Demeter Technologies, Inc. offset by additional severance-related expenses.
      During the third quarter of fiscal 2004, we realized a benefit of $1.2 million related to restructuring expenses due to lower than anticipated fees and the consequent reversal of an associated accrual from the termination of a purchasing agreement related to the closure of our subsidiary, Demeter Technologies, Inc.
      The facilities consolidation charges were calculated using estimates and were based upon the remaining future lease commitments for vacated facilities from the date of facility consolidation, net of estimated future sublease income. The estimated costs of vacating these leased facilities were based on market information and trend analyses, including information obtained from third party real estate sources. We have engaged brokers to locate tenants to sublease the Hayward facility. As of April 30, 2004, $915,000 of committed facilities payments, net of anticipated sublease income, remains accrued and is expected to be fully utilized by fiscal 2006.

Goodwill, Purchased Intangibles and Other Long-Lived Assets
      Our long-lived assets include significant investments in goodwill and other intangible assets totaling $579.0 million as of April 30, 2002. Under accounting standards in effect through April 30, 2002, we were required to make judgments about the recoverability of these assets whenever events or changes in circumstances indicated that the carrying value of these assets may be impaired or not recoverable. In order to make such judgments, we were required to make assumptions about the value of these assets in the future including future prospects for earnings and cash flows of the businesses underlying these investments. While we determined that no impairment was recorded or necessary during fiscal 2001 and 2002 under then applicable accounting standards, the judgments and assumptions we made about the future were complex, subjective and can be affected by a variety of factors including industry and economic trends, our market position and the competitive environment of the businesses in which we operate.
      In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS 141 “Business Combinations” and SFAS 142 “Goodwill and Other Intangible Assets”. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS 141 also included guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives.
      We applied SFAS 142 beginning in the first quarter of fiscal 2003. Application of the non-amortization provisions of SFAS 142 significantly reduced amortization expense, which included $123.7 million and $51.5 million of goodwill amortization for the fiscal years ended April 30, 2002 and 2001, respectively. We reclassified assembled workforce and customer base of $6.1 million to goodwill as required by SFAS 142 at the date of adoption. SFAS 142 also requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires us to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit. We believe we operate two reporting units, optical subsystems and components and network test and monitoring systems. If the fair value of the reporting unit exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment would then be measured in the second step.
      In July 2002, we performed the required impairment testing of goodwill and indefinite-lived intangible assets. As a result of that testing, we incurred a transitional impairment charge of $460.6 million in the first quarter of fiscal 2003, representing substantially all of our goodwill attributable to our optical subsystems and components reporting unit as of April 30, 2002. The resulting impairment charge was reflected as the cumulative effect of a change in accounting principles in the first quarter of fiscal 2003. The largest portion of the transitional impairment charge arose from the acquisition of a number of companies designed to strengthen our capabilities within our optical subsystems and components business. The goodwill resulted from our acquisition of these companies when valuations were generally much higher than current levels. However, we made such acquisitions principally in exchange for shares of our common stock which were also more highly valued at the time the acquisitions were made. As a result, none of the transactions associated with the creation of a significant amount of goodwill resulted from a corresponding outlay of our cash. Had these transactions taken place when valuations were lower, and at the same share exchange ratios, the goodwill amounts would have been considerably smaller.
      During the fourth quarters of fiscal 2003 and 2004, we performed the required annual impairment testing of goodwill and indefinite-lived intangible assets and determined that no impairment charge was required. At April 30, 2004 our investment in goodwill and intangible assets was $60.6 and $48.0 million, respectively.
      We are contingently obligated to release additional deferred consideration currently held in escrow related to the acquisition of Transwave Fiber, subject to the satisfaction of certain conditions. Should such consideration become payable, any resulting goodwill will become subject to impairment testing at the time the goodwill is recorded.
      We are required to make judgments about the recoverability of our long-lived assets, other than goodwill, whenever events or changes in circumstances indicate that the carrying value of these assets may be impaired or not recoverable. In order to make such judgments, we are required to make assumptions about the value of these assets in the future including future prospects for earnings and cash flows. If impairment is indicated, we write those assets down to their fair value which is generally determined based on discounted cash flows. Judgments and assumptions about the future are complex, subjective and can be affected by a variety of factors including industry and economic trends, our market position and the competitive environment of the businesses in which we operate.
      During fiscal 2003, we discontinued a product line at our Demeter Technologies subsidiary that was not making a significant contribution to our operating results and was no longer considered a key part of our product strategy. The discontinued product line had been included in the optical subsystems and components segment. Certain assets of Demeter Technologies were sold to an unaffiliated party in conjunction with the product line discontinuation. As a result of the discontinuation of the product line, we determined that we would no longer utilize certain intangible assets obtained in the Demeter Technologies acquisition that were associated with that product line. We wrote off those intangible assets, with a net book value of $10.1 million and, the resulting charge was reported as an impairment of goodwill and intangible assets in fiscal 2003.
Results of Operations for Three and Nine Months Ended January 31, 2005 and 2004
      The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

	Three Months		Nine Months
	Ended		Ended
	January 31,		January 31,

	2005	2004	2005	2004

Revenues:
Optical subsystems and components	86.8%	87.8%	86.0%	86.6%
Network test and monitoring subsystems	13.2	12.2	14.0	13.4

Total revenues	100.0	100.0	100.0	100.0
Cost of revenues	69.8	70.6	71.0	78.7
Amortization of acquired developed technology	7.4	10.0	10.0	10.9

Gross profit	22.8	19.4	19.0	10.4
Operating expenses:
Research and development	19.9	27.7	23.1	36.9
Sales and marketing	9.8	10.6	10.6	10.7
General and administrative	7.5	9.7	7.4	10.0
Amortization of deferred stock compensation	0.1	0.2	0.1	(0.2)
Acquired in-process research and development	0.0	0.0	0.2	0.0
Amortization of purchased intangibles	0.2	0.3	0.2	0.3
Restructuring costs	0.0	(2.6)	0.0	0.9
Impairment of assets	25.7	0.0	9.1	0.0
Other acquisition costs	0.0	0.1	0.0	0.2

Total operating expenses	63.2	46.0	50.7	58.8

Loss from operations	(40.4)	(26.6)	(31.7)	(48.4)
Interest income	0.7	1.7	0.8	1.8
Interest expense	(5.2)	(7.2)	(5.2)	(19.7)
Other expense, net	(0.2)	(1.2)	(0.8)	(2.9)

Loss before income taxes	(45.1)	(33.3)	(36.9)	(69.2)
Provision for income taxes	0.0	0.1	0.1	0.2

Net loss	(45.1)%	(33.4)%	(37.0)%	(69.4)%
Comparison of Three and Nine Months Ended January 31, 2005 and 2004
      Revenues. Revenues increased $26.7 million, or 57.5, to $73.1 million in the three months ended January 31, 2005 compared to $46.4 million in the three months ended January 31, 2004. Most of this increase was due to a $22.7 million, or 55.7, increase in sales of optical subsystems and components, to $63.4 million in the three months ended January 31, 2005 compared to $40.7 million in the three months ended January 31, 2004. Approximately $5.9 million of the increase in sales of optical subsystems and components was related to sales made by our Advanced Optical Components division (“AOC”) acquired from Honeywell International, Inc. on March 2, 2004, $5.5 million was from increased sales of products for short distance LAN/ SAN applications and $11.3 million was from increased sales of products for longer distance MAN and telecom applications. The increase in revenues from the sale of these products was primarily the result of increased unit sales, partially offset by a decrease in average selling prices. Sales of network test and monitoring systems increased by $4.0 million, or 70.3, to $9.7 million in the three months ended January 31, 2005 compared to

$5.7 million in the three months ended January 31, 2004. Approximately $2.0 million of this increase was related to sales of products in product lines acquired from Data Transit in August 2004. Excluding the impact of the Data Transit acquisition, total revenues for the three months ended January 31, 2005 increased by $24.7 million, or 53.2 over the comparable period of fiscal 2004.
      On a year-to-date basis, revenues increased $77.4 million, or 60.1%, to $206.0 million in the nine months ended January 31, 2005 compared to $128.6 million in the nine months ended January 31, 2004. Most of this increase was due to a $65.7 million, or 59.0%, increase in sales of optical subsystems and components, to $177.1 million in the nine months ended January 31, 2005 compared to $111.4 million in the nine months ended January 31, 2004. Approximately $23.1 million of the increase in sales of optical subsystems and components was related to sales by AOC, $13.6 million was from increased sales of products for short distance LAN/ SAN applications and $40.7 million was from increased sales for longer distance applications. The increase in revenues from the sale of these products was primarily the result of increased unit sales, partially offset by a decrease in average selling prices. Sales of network test and monitoring systems increased to $28.9 million in the nine months ended January 31, 2005 compared to $17.3 million in the nine months ended January 31, 2004. Approximately $5.0 million of this increase was related to sales of products in product lines acquired from Data Transit with the remainder due to increased sales of new test and monitoring equipment used in the development of Fibre Channel SANs operating at 2 and 4 Gbps. Excluding the impact of the Data Transit acquisition, total revenues for the nine months ended January 31, 2005 increased by $72.4 million, or 56.3% over the comparable period of fiscal 2004.
      Gross Profit. Gross profit increased $7.7 million, or 85.8%, to $16.7 million in the three months ended January 31, 2005 compared to $9.0 million in the three months ended January 31, 2004. Gross profit as a percentage of total revenue increased to 22.8% in the three months ended January 31, 2005 compared to 19.4% in the three months ended January 31, 2004. During the three months ended January 31, 2005 and January 31, 2004, we recorded charges of $2.2 million for obsolete and excess inventory and sold inventory that was written-off in previous periods resulting in a benefit of $2.7 million in the three months ended January 31, 2005, and $5.6 million in the three months ended January 31, 2004. As a result, we recognized a net benefit of $500,000 related to excess and obsolete inventory in the three months ended January 31, 2005, compared to a net benefit of $3.4 million in the three months ended January 31, 2004. Excluding the impact of the amortization of acquired developed technology and impairments thereon and the net impact of excess and obsolete inventory, gross profit would have been $21.6 million, or 29.5% of revenue in the three months ended January 31, 2005, compared to $10.2 million, or 22.1% of revenue, in the three months ended January 31, 2004. This increase in gross profit as a percent of revenues for the three months ended January 31, 2005 was primarily due to an increase in unit sales across all of our product lines, which spread our fixed overhead costs over a higher production volume and a favorable product mix shift where we experienced a significant increase in sales of products for longer distance MAN and telecom applications that typically have higher margins than our products for shorter distance LAN/ SAN applications as well as increased sales of network test and monitoring systems that have higher margins than optical subsystems and components.
      Year to date, gross profit increased $25.7 million, or 192.1%, to $39.1 million in the nine months ended January 31, 2005 compared to $13.4 million in the nine months ended January 31, 2004. Gross profit as a percentage of total revenue was 19.0% in the nine months ended January 31, 2005 compared to 10.4% in the nine months ended January 31, 2004. We recorded charges of $10.0 million for obsolete and excess inventory in the nine months ended January 31, 2005, and $18.8 million during the nine months ended January 31, 2004. We sold inventory that was written-off in previous periods resulting in a benefit of $7.5 million in the nine months ended January 31, 2005, and $13.5 million in the nine months ended January 31, 2004. As a result, we recognized a net charge of $2.5 million related to excess and obsolete inventory in the nine months ended January 31, 2005, compared to a net charge of $5.3 million in the nine months ended January 31, 2004. Excluding the impact of the amortization of acquired developed technology and impairments thereon and the net impact of excess and obsolete inventory, gross profit would have been $62.3 million, or 30.3% of revenue, for the nine months ended January 31, 2005, compared to $32.6 million, or 25.4% of revenue, for the nine months ended January 31, 2004. This increase in gross profit as a percent of revenues for the nine months ended January 31, 2005 was for the same reasons as the increase for the most recent quarter discussed above.

      Amortization of Acquired Developed Technology. Amortization of acquired developed technology is associated with several acquisitions completed during fiscal years 2001 through October 2004. Amortization of acquired developed technology increased $720,000, or 15.5%, to $5.4 million in the three months ended January 31, 2005 compared to $4.7 million in the three months ended January 31, 2004 and increased $6.7 million, or 48.1%, to $20.7 million in the nine months ended January 31, 2005 compared to $14.0 million in the nine months ended January 31, 2004. The increase for the three months ended January 31, 2005 was due to the addition of $910,000 of amortization of acquired developed technology related to our acquisition of the Honeywell VCSEL Optical Products business unit in March 2004, and $520,000 of amortization of acquired developed technology related to our purchase of assets of Data Transit in August 2004. The increase was partially offset by the removal of $710,000 of amortization of acquired developed technology related to certain passive optical technology associated with our acquisition of assets of New Focus, Inc. in May 2002, for which we recorded an impairment charge in October 2004. The increase for the nine months ended January 31, 2005 was primarily due to an impairment charge of $3.7 million recorded in October 2004 to write-off the remaining net book value of certain passive optical technology associated with our acquisition of assets of New Focus, Inc. in May 2002. Our acquisitions of the Honeywell VCSEL Optical Products business unit in March 2004 and our purchase of assets of Data Transit in August 2004, contributed $2.7 million and $1.0 million, respectively, to the increases as well.
      Research and Development Expenses. Research and development expenses increased $1.7 million, or 13.1%, to $14.5 million in the three months ended January 31, 2005 compared to $12.8 million in the three months ended January 31, 2004. The increase was primarily due to the addition of $1.1 million of expenses associated with the operations of the Honeywell VCSEL Optical Products business acquired in March 2004, and additional spending to develop higher speed optical subsystems and components. Research and development expenses increased $194,000, or 0.4%, to $47.7 million in the nine months ended January 31, 2005 compared to $47.5 million in the nine months ended January 31, 2004. Research and development expenses decreased as a percentage of revenue to 19.9% in the three months ended January 31, 2005 compared to 27.7% in the three months ended January 31, 2004 and decreased as a percentage of revenue to 23.1% in the nine months ended January 31, 2005 compared to 36.9% in the nine months ended January 31, 2004 due to increased revenue as a result of increased unit sales.
      Sales and Marketing Expenses. Sales and marketing expenses increased $2.3 million, or 46.4%, to $7.2 million in the three months ended January 31, 2005 compared to $4.9 million in the three months ended January 31, 2004. Sales and marketing expenses increased $8.1 million, or 59.1%, to $21.9 million in the nine months ended January 31, 2005 compared to $13.8 million in the nine months ended January 31, 2004. The increases were primarily due to increases in salaries and commissions related to our increased revenues. Sales and marketing expenses as a percentage of revenue was 9.8% in the three months ended January 31, 2005 compared to 10.6% in the three months ended January 31, 2004. Sales and marketing expense as a percentage of revenue was 10.6% in the nine months ended January 31, 2005 compared to 10.7% in the nine months ended January 31, 2004.
      General and Administrative Expenses. General and administrative expenses increased $1.0 million, or 21.2%, to $5.5 million in the three months ended January 31, 2005 compared to $4.5 million in the three months ended January 31, 2004. General and administrative expenses increased $2.4 million, or 18.1%, to $15.2 million in the nine months ended January 31, 2005 compared to $12.8 million in the nine months ended January 31, 2004. This increase was primarily related to additional expenses associated with the acquisition of the Honeywell VCSEL Optical Products business in March 2004 and an increase in legal expenses associated with efforts to license our intellectual property. General and administrative expenses decreased as a percent of revenues to 7.5% in the three months ended January 31, 2005 compared to 9.7% in the three months ended January 31, 2004 and decreased as a percent of revenues to 7.4% in the nine months ended January 31, 2005 compared to 10.0% in the nine months ended January 31, 2004 due to increased revenue as a result of increased unit sales.
      Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation decreased $94,000 to $21,000 in the three months ended January 31, 2005 compared to $115,000 in the three months ended January 31, 2004. Amortization of deferred stock compensation increased $380,000 to $142,000 in the nine months ended January 31, 2005 compared to a benefit of $238,000 in the nine months ended January 31, 2004. This increase was related to the termination of employees in the nine months ended January 31, 2004, with deferred compensation associated with their stock options and the effects of the graded vested method of amortization which accelerates the amortization of deferred compensation.
      Restructuring Costs. During the quarter ended January 31, 2004, we incurred a benefit from the reversal of certain restructuring accruals of $1.2 million, due to lower than anticipated fees from the termination of a contractual obligation related to the closure of our Demeter subsidiary. For the nine months ended January 31, 2004, restructuring costs of $1.2 million included $2.4 million incurred in the first half of fiscal 2004 related to the completion of consolidating our facilities and operations located at our Demeter subsidiary in El Monte, California into our facilities in Fremont, California, and additional restructuring expenses related to the closing of our facility in Munich, Germany, offset by the third quarter benefit described above.
      Impairment of Assets. During the quarter ended January 31, 2005, we recorded an impairment charge of $18.8 million to write down the carrying value of one of our corporate office facilities located in Sunnyvale, California upon entering into a sale-leaseback agreement. The property was written down to its appraised value, which was based on the work of an independent appraiser in conjunction with the sale-leaseback agreement. Due to retention by us of an option to acquire the leased properties at fair value at the end of the fifth year of the lease, the sale-leaseback transaction will be accounted for in our fourth quarter ending April 30, 2005 as a financing transaction under which the sale will not be recorded until the option expires or is otherwise terminated.
      Interest Income. Interest income decreased $243,000, or 30.2%, to $561,000 in the three months ended January 31, 2005 compared to $804,000 in the three months ended January 31, 2004. Interest income decreased $616,000, or 26.5%, to $1.7 million in the nine months ended January 31, 2005 compared to $2.3 million in the nine months ended January 31, 2004. The decreases in interest income reflect reductions in cash, cash equivalents and short-term investments.
      Interest Expense. Interest expense increased $533,000, or 16.0%, to $3.8 million in the three months ended January 31, 2005 compared to $3.3 million in the three months ended January 31, 2004. This increase was primarily due to the addition of interest expense related to the convertible promissory note issued in August 2004 in connection with our acquisition of certain assets of Data Transit Corp. Interest expense decreased $14.6 million, or 57.5%, to $10.8 million in the nine months ended January 31, 2005 compared to $25.4 million in the nine months ended January 31, 2004. Included in interest expense in the nine months ended January 31, 2004 was a non-cash charge of $10.8 million associated with the exchange of $22.8 million in principal amount of our convertible notes for common stock in privately negotiated transactions concluded during this six-month period. Also, amortization of the discount on our convertible notes decreased $6.0 million, to $3.2 million in the nine months ended January 31, 2005, compared to $9.2 million in the nine months ended January 31, 2004, due to the reduction in balance of our convertible notes. These decreases in interest expense for the nine months ended January 31, 2005 were partially offset by interest on the convertible promissory note issued in August 2004 in connection with the Data Transit Corp. acquisition.
      Other Income (Expense), Net. Other income (expense), net, decreased $414,000, to net expense of $192,000 in the three months ended January 31, 2005 compared to net expense of $572,000 in the three months ended January 31, 2004. Other income (expense), net, decreased $2.0 million, or 52.7%, to net expense of $1.7 million in the nine months ended January 31, 2005 compared to net expense of $3.7 million in the nine months ended January 31, 2004. In the nine months ended January 31, 2004, we recorded an impairment charge of $1.6 million for our minority equity investments in two development stage companies due primarily to funding efforts which suggested that the value of our investment has been impaired. No similar charges were recorded in the nine months ended January 31, 2005.
      Provision for Income Taxes. We recorded provisions for income taxes of $0 and $57,000, respectively, for the quarter and nine months ended January 31, 2005 compared to a provision of $43,000 and $289,000 for the quarter and nine months ended January 31, 2004. The provisions in fiscal 2005 resulted from current year state minimum tax payments and foreign income taxes netted against the return of certain state payments made in fiscal 2004 in excess of the fiscal 2004 final state tax liability. The provisions in fiscal 2004 primarily consisted of state minimum taxes.
      Realization of deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets as of January 31, 2005 have been fully offset by a valuation allowance. We do not expect to record any tax benefit for future operating losses that may be sustained in fiscal 2005.
      A portion of the valuation allowance at January 31, 2005 related to stock option deductions that are not currently realizable and will be credited to paid-in capital if and when realized. The remaining portion of the valuation allowance, when realized, will first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries and then income tax expense. There can be no assurance that deferred tax assets subject to the valuation allowance will be realized.
      Utilization of our net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations set forth by the Internal Revenue Code Section 382 and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization.
Results of Operations for Fiscal Years Ended April 30, 2004 and 2003
      The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

	Fiscal Years Ended April 30,

	2004	2003	2002

Revenues:
Optical subsystems and components	86.2%	82.2%	76.3%
Network test and monitoring systems	13.8	17.8	23.7
Total revenues	100.0	100.0	100.0
Cost of revenues	77.4	78.4	92.8
Amortization of acquired developed technology	10.3	13.2	18.4

Gross profit (loss)	12.3	8.4	(11.2)

Operating expenses:
Research and development	33.5	36.2	36.9
Sales and marketing	10.8	12.2	14.6
General and administrative	9.0	9.1	13.2
Amortization of (benefit from) deferred stock compensation	(0.1)	(1.0)	8.1
Acquired in-process research and development	3.3	—	1.8
Amortization of goodwill and other purchased intangibles	0.3	0.5	87.7
Impairment of goodwill and intangibles assets	—	6.4	—
Restructuring costs	0.2	5.6	—
Other acquisition costs	0.1	0.1	2.1

Total operating expenses	57.3	69.0	164.4

Loss from operations	(45.0)	(60.6)	(175.6)
Interest income (expense), net	(13.8)	(4.0)	0.0
Other income (expense), net	(2.3)	(30.9)	0.9

Loss before income taxes and cumulative effect of an accounting change	(61.1)	(95.5)	(174.7)
Provision (benefit) for income taxes	0.2	0.1	(26.2)

Loss before cumulative effect of an accounting change	(61.3)	(95.6)	(148.5)
Cumulative effect of an accounting change		(276.7)	—

Net loss	(61.3)%	(372.3)%	(148.5)%

Comparison of Fiscal Years Ended April 30, 2004 and 2003
      Revenues. Revenues increased $19.1 million, or 11.5%, to $185.6 million in fiscal 2004 compared to $166.5 million in fiscal 2003. This increase reflected a $23.2 million, or 16.9%, increase in sales of optical subsystems and components, to $160.0 million in fiscal 2004 compared to $136.8 million in fiscal 2003, partially offset by a $4.0 million, or 13.6%, decrease in sales of network test and monitoring systems, to $25.6 million in fiscal 2004 compared to $29.6 million in fiscal 2003. Sales of optical subsystems and components and network test and monitoring systems represented 86.2% and 13.8%, respectively, of total revenues in fiscal 2004, compared to 82.2% and 17.8%, respectively, in fiscal 2003. The increase in revenues from the sale of optical subsystems and components in fiscal 2004 was primarily the result of an increase in volume of units sold to new and existing customers, as well as contributions of $6.7 million from sales by our Advanced Optical Components division, the former Honeywell VCSEL Optical Products business unit, that we acquired on March 2, 2004 from Honeywell International Inc., partially offset by a decrease in average selling prices. The decrease in revenues from the sale of network test and monitoring systems was due to decreased demand for new test equipment used in the development of Fibre Channel SANs operating at 2 Gbps and a continued reduction in global IT spending which affected the demand for equipment used in monitoring Gigabit Ethernet networks.
      Sales to Cisco Systems represented 22.2%, or $41.3 million, and 10.4%, or $17.2 million, of our total revenues during fiscal 2004 and fiscal 2003, respectively.
      Gross Profit. Gross profit increased $8.8 million, or 62.8%, to $22.8 million in fiscal 2004 compared to $14.0 million in fiscal 2003. Gross profit as a percentage of total revenue was 12.3% in 2004 compared to 8.4% in 2003. The increase in gross profit was primarily the result of a decline in our charge for excess and obsolete inventory, which was $22.3 million in 2004 compared to $24.3 million in 2003, which was offset by sales of previously written off inventory, with associated costs of zero, of $17.9 million in fiscal 2004 and $15.1 million in fiscal 2003. Gross profit also improved due to reductions in material costs, and an increase in unit sales which spread our fixed overhead costs over a higher production volume. Additionally, amortization of acquired developed technology, a component of cost of revenues, decreased $2.7 million, or 12.5% in 2004 to $19.2 million compared to $22.0 million in 2003 as a result of a $10.1 million impairment charge for acquired developed technology that was recorded in 2003 related to a discontinued product line at our Demeter subsidiary.
      Research and Development Expenses. Research and development expenses increased $1.9 million, or 3.1%, to $62.2 million in fiscal 2004 compared to $60.3 million in fiscal 2003. The increase was primarily due to the full-year effect of the operations of our Genoa Corporation subsidiary, acquired on April 3, 2003, offset by a 10% decline in personnel. Research and development expenses as a percent of revenues decreased to 33.5% in fiscal 2004 compared to 36.2% in fiscal 2003 as a result of increased revenues.
      Sales and Marketing Expenses. Sales and marketing expenses decreased $169,000, or 0.8%, to $20.1 million in fiscal 2004 compared to $20.2 million in fiscal 2003. Sales and marketing expenses as a percent of revenues decreased to 10.8% in fiscal 2004 compared to 12.2% in fiscal 2003.
      General and Administrative Expenses. General and administrative expenses increased $1.5 million, or 9.9%, to $16.7 million in fiscal 2004 compared to $15.2 million in fiscal 2003. The increase was primarily due to a $996,000 increase in bad debt expense and a $529,000 increase in legal expenses compared to those in fiscal 2003 as a result of increased efforts to obtain patents for and license our technology. The increase in bad debt expense was primarily due to the application of our existing reserve policy, which we periodically evaluate based on our actual experience, against a larger accounts receivable balance at the end of fiscal 2004. General and administrative expenses as a percent of revenues decreased to 9.0% in fiscal 2004 compared to 9.1% in fiscal 2003.
      Amortization of (Benefit from) Deferred Stock Compensation. Amortization of deferred stock compensation costs decreased by $1.6 million, or 93.9%, to a credit of $105,000 in fiscal 2004 compared to a credit of $1.7 million in fiscal 2003. This decrease was related to the termination of employees with deferred compensation associated with their stock options and the effects of the graded vested method of amortization which accelerates the amortization of deferred compensation.
      Acquired In-process Research and Development. In-process research and development, or IPR&D, expenses of $6.2 million recorded in fiscal 2004 related to the acquisition of the VCSEL Optical Products business unit from Honeywell in March 2004. There was no IPR&D expense in fiscal 2003 related to the acquisition of Genoa.
      Amortization of Goodwill and Other Purchased Intangibles. Amortization of goodwill and other purchased intangibles decreased $186,000 or 24.5%, to $572,000 in fiscal 2004 compared to $758,000 in fiscal 2003.
      Impairment of Goodwill and Intangible Assets. No impairment of goodwill or intangible assets was recorded during fiscal 2004. In fiscal 2003, we discontinued a product line at our Demeter subsidiary resulting in an impairment of acquired developed technology totaling $10.1 million and a goodwill impairment of $485,000 related to our Transwave acquisition.
      Restructuring Costs. Restructuring costs decreased $9.0 million, or 95.9%, to $382,000 in fiscal 2004 compared to $9.4 million in fiscal 2003. During fiscal 2003, we recorded charges of $1.2 million for severance costs associated with a reduction in our U.S.-based workforce, $3.1 million to consolidate our facilities and operations located in Hayward, California into our facilities in Sunnyvale, California, and $5.2 million to close our El Monte, California, facilities. These restructuring activities were completed during fiscal 2004.
      Other Acquisition Costs. Other acquisition costs increased $24,000, or 12.1%, to $222,000 in fiscal 2004 compared to $198,000 in fiscal 2003.
      Interest Income. Interest income decreased $1.5 million, or 31.9%, to $3.2 million in fiscal 2004 compared to $4.7 million in fiscal 2003. The decrease in interest income was primarily the result of decreasing investment balances during fiscal 2004.
      Interest Expense. Interest expense increased $17.5 million, or 153.5%, to $28.9 million in fiscal 2004 compared to $11.4 million in fiscal 2003. The increase in interest expense was primarily due to the conversion and repurchase of $24.8 million in principal amount of convertible notes due 2008. In connection with the conversion, we recorded non-cash interest expense of $10.8 million representing the fair value of the incremental shares issued to induce the exchange and $5.8 million representing the remaining unamortized discount for the beneficial conversion feature. Additionally, we issued an additional $150 million of convertible debt in October 2003. Of the total interest expense, $10.2 million and $4.8 million was related to the amortization of the beneficial conversion feature of these notes in fiscal 2004 and 2003, respectively.
      Other Income (Expense), Net. Other income (expense), net, decreased $47.0 million, or 91.6%, to an expense of $4.3 million in fiscal 2004 compared to an expense of $51.3 million in fiscal 2003. In fiscal 2003, we incurred costs of $36.8 million associated with the sale of assets of our Sensors Unlimited subsidiary, which was primarily due to the write off of certain intangible assets associated with the original acquisition of Sensors Unlimited for which we had no plans to utilize and had abandoned, as well as the payment of contingent consideration related to the original acquisition of Sensors Unlimited. In fiscal 2003, we also recorded an impairment charge of $12.0 million on our minority equity investments in two companies. During fiscal 2003, these two companies raised additional funds in financings in which we declined to participate. As a result of the financings, our investments in the two companies was diluted to an immaterial interest and we determined that an impairment event had occurred and wrote off these investments in full.
      Provision for Income Taxes. We recorded an income tax provision of $334,000 in fiscal 2004 compared to $229,000 in fiscal 2003. The tax provision consists of state and foreign taxes. Due to the uncertainty regarding the timing and extent of our future profitability, we have recorded a valuation allowance to offset potential income tax benefits associated with our operating losses., As a result, we had no income tax benefit in fiscal 2004 or 2003. Based on a number of factors, we believe there is substantial uncertainty regarding the valuation of our deferred tax assets. These factors include our past operating results, the competitive nature of our market and the unpredictability of future operating results. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. In part, the valuation allowance at April 30, 2004 reduced net deferred tax assets by amounts related to stock option deductions that are not currently realizable. A portion of the valuation allowance will be credited to paid-in capital, if any, when it is realized. The remaining portion of the valuation allowance, when realized, will first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries and then income tax expense. There can be no assurance that deferred tax assets subject to the valuation allowance will be realized.
Comparison of Fiscal Years Ended April 30, 2003 and 2002
      Revenues. Revenues increased $19.2 million, or 13.0%, to $166.5 million in fiscal 2003 compared to $147.3 million in fiscal 2002. This increase reflected a $24.4 million, or 21.7% increase in sales of optical subsystems and components to $136.8 million in fiscal 2003 compared to $112.4 million in fiscal 2002, partially offset by a $5.3 million, or 15.2% decrease in sales of network test and monitoring systems to $29.6 million in fiscal 2003 compared to $34.9 million in fiscal 2002. Sales of optical subsystems and components and network test and monitoring systems represented 82.2% and 17.8%, respectively, of total revenues in fiscal 2003, compared to 76.3% and 23.7%, respectively, in fiscal 2002. The increase in revenues from the sale of optical subsystems and components in fiscal 2003 was the result of an increase in unit sales to new and existing customers, partially offset by a decrease in average selling prices. The decrease in revenues from the sale of network test and monitoring systems was due to decreased demand for new test equipment used in the development of Fibre Channel SANs operating at 2 Gbps and a reduction in IT spending in 2003 which affected the demand for equipment used in monitoring Gigabit Ethernet networks.
      Sales to customers representing at least 10% of total revenues during fiscal 2003 and fiscal 2002 were as follows:

	Fiscal Years				Fiscal Years
	Ended				Ended
	April 30,				April 30,

	2003		2002		2003	2002

	($ millions)				(Percent of
					revenue)
Cisco Systems		$17.2	$	*	10.4%	*
EMC	$	*		$17.5	*	11.9%
Emulex	$	*		$16.8	*	11.4%

*	Less than 10%
      Gross Profit. Gross profit increased $30.5 million to $14.0 million in fiscal 2003 compared to a loss of $16.5 million in fiscal 2002. Gross profit reflected a charge to cost of revenues for obsolete and excess inventory of $24.3 million (14.6% of revenues) in fiscal 2003 compared to a charge of $29.2 million (19.8% of revenues) in fiscal 2002. These charges occurred because, based on projected revenue trends during these periods, we acquired inventories and entered into purchase commitments in order to meet anticipated increases in demand for our products which did not materialize. These charges were partially offset in both years by the use of inventory that had been written off in prior periods totaling $15.1 million (9.1% of revenue) in fiscal 2003 compared to $2.7 million (1.8% of revenue) in fiscal 2002. Additionally, gross profit included charges of $22.0 million (13.2% of revenues) in fiscal 2003 compared to $27.1 million (18.4% of revenues) in fiscal 2002 for amortization of acquired developed technology related to four acquisitions completed during fiscal 2001, one acquisition completed in fiscal 2002, and two acquisitions completed in fiscal 2003. The remaining 1.9%, or $8.1 million, increase in gross profit was the result of the net incremental profit margin on higher revenues.
      Research and Development Expenses. Research and development expenses increased $5.9 million, or 10.9%, to $60.3 million in fiscal 2003 compared to $54.4 million in fiscal 2002. Of this increase, $2.8 million was due to the full-year effect of the operations of our German subsidiary, while $2.7 million was due to accelerated depreciation on equipment that was expected to be abandoned as a result of the planned closure in fiscal 2004 of the facilities occupied by our Demeter subsidiary. Research and development expenses as a percent of revenues decreased to 36.2% in fiscal 2003 compared to 36.9% in fiscal 2002.
      Sales and Marketing Expenses. Sales and marketing expenses decreased $1.2 million, or 5.7%, to $20.2 million in fiscal 2003 compared to $21.4 million in fiscal 2002. Most of this decrease was due to general cost containment measures in effect for fiscal 2003. Sales and marketing expenses as a percent of revenues decreased to 12.2% in fiscal 2003 compared to 14.6% in fiscal 2002.
      General and Administrative Expenses. General and administrative expenses decreased $4.2 million, or 21.7%, to $15.2 million in fiscal 2003 compared to $19.4 million in fiscal 2002. Most of this decrease was due to a reduction of $3.3 million in legal expenses compared to those incurred in fiscal 2002 as a result of the settlement of patent litigation during fiscal 2002, and lower bad debt expenses of $2.4 million in fiscal 2003, partially offset by increased insurance premiums of $900,000 and amortization of patents of $300,000. General and administrative expenses as a percent of revenues decreased to 9.1% in fiscal 2003 compared to 13.2% in fiscal 2002.
      Amortization of (Benefit from) Deferred Stock Compensation. Amortization of deferred stock compensation costs decreased by $13.7 million, or 114.2%, to a credit of $1.7 million in fiscal 2003 compared to a charge of $12.0 million in fiscal 2002. This decrease was related to the termination of employees with deferred compensation associated with their stock options and the effects of the graded vested method of amortization which accelerates the amortization of deferred compensation.
      Acquired In-process Research and Development. In-process research and development, or IPR&D, expenses of $2.7 million during fiscal 2002 related to the acquisition of Transwave during the year. There was no IPR&D expense in fiscal 2003 related to the acquisition of Genoa.
      Amortization of Goodwill and Other Purchased Intangibles. Amortization of goodwill and other purchased intangibles decreased to $758,000 in fiscal 2003 compared to $129.1 million in fiscal 2002 primarily as a result of our adoption of SFAS 142 effective May 1, 2002, after which date we ceased amortization of goodwill. Under SFAS 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but subject to annual impairment tests. As of the same date we reclassified acquired workforce and acquired customer base to goodwill. Amortization of goodwill, acquired workforce, and acquired customer base totaled $127.8 million in fiscal 2002. We amortized acquired other purchased intangibles in the amount of $758,000 and $1.3 million in fiscal 2003 and 2002, respectively.
      Impairment of Goodwill and Intangible Assets. On May 3, 2002, we recorded additional goodwill in the optical subsystems and components reporting unit of $485,000 as a result of the issuance of contingent merger consideration upon the achievement of certain milestones specified in the Transwave acquisition agreement. We recorded an impairment loss of $485,000 in the three months ended July 31, 2002 for this additional consideration since our transitional impairment charge, recorded in the first quarter of fiscal 2003 indicated it could not be supported. In November 2002, we discontinued a product line at our Demeter subsidiary resulting in an impairment of acquired developed technology totaling $10.1 million. There were no impairments during fiscal 2002.
      Restructuring Costs. During the quarter ended October 31, 2002, we recorded $1.2 million for severance costs associated with a reduction in our U.S.-based workforce. During the quarter ended January 31, 2003, we began the process of consolidating our facilities and operations located in Hayward, California into our facilities in Sunnyvale, California, in order to reduce future operating expenses. The estimated total cost of this consolidation is $3.1 million, primarily composed of future lease obligations and the write off of $1.4 million for leasehold improvements at the Hayward facility. In the quarter ended April 30, 2003, we initiated implementation of a plan to close our El Monte, California, facilities which was completed in fiscal 2004. As part of this plan, we transferred manufacturing operations conducted there to our Fremont, California facility that we acquired in the Genoa acquisition. In the quarter ended April 30, 2003, the cost of this consolidation was $5.2 million, comprised of a $4.0 million write-down of fixed assets, $700,000 for severance costs, and building clean up and other costs of $500,000.

      Other Acquisition Costs. Other acquisition costs decreased $2.9 million, or 93.7%, to $198,000 in fiscal 2003 compared to $3.1 million in fiscal 2002. In fiscal 2003 these costs primarily reflected the annual retention bonus paid in connection with one completed acquisition. The higher costs in fiscal 2002 were a result of write-offs related to two potential acquisitions that did not proceed and the full year impact of the payment of annual retention bonuses related to certain of the completed acquisitions.
      Interest Income. Interest income decreased $1.4 million, or 23.0%, to $4.7 million in fiscal 2003 compared to $6.1 million in fiscal 2002. The decrease in interest income was the result of increased cash usage and, to a lesser extent, lower interest rates.
      Interest Expense. Interest expense increased $5.2 million, or 83.8%, to $11.4 million in fiscal 2003 compared to $6.2 million in fiscal 2002. The increase in interest expense was due to the full year effect in fiscal 2003 of the issuance of $125 million of convertible debt in October 2001 and amortization of the discount of $38.3 million that was recorded related to the intrinsic value of the beneficial conversion feature on this debt. Of the total interest expense, $4.8 million and $2.5 million was related to the amortization of the beneficial conversion feature of those notes in fiscal 2003 and 2002, respectively.
      Other Income (Expense), Net. Other income (expense), net, decreased to an expense of $51.3 million in fiscal 2003 from income of $1.4 million in fiscal 2002. In fiscal 2003, we incurred costs of $36.8 million associated with the sale of assets of our Sensors Unlimited subsidiary and also recorded an impairment charge totaling $12.0 million on our minority equity investments in two companies. In fiscal 2002, other income included a net gain of $14.7 million associated with attaining certain post-closing development milestones related to the sale of a product line to ONI Systems, Inc., which was subsequently acquired by Ciena, offset by a loss of $13.9 million associated with the other than temporary decline in the value of Ciena stock received in the transaction.
      Provision for Income Taxes. We recorded an income tax provision of $229,000 for fiscal 2003 compared to an income tax benefit of $38.6 million for fiscal 2002. The fiscal 2003 tax provision consists of state and foreign taxes. We are not booking any tax benefit for fiscal 2003 losses. The tax benefit in fiscal 2002 primarily reflected that year’s net operating loss that was either available to be carried back to claim previously paid taxes or to offset deferred tax liabilities.
      Based on a number of factors, we believe there is substantial uncertainty regarding the valuation of our deferred tax assets. These factors include our past operating results, the competitive nature of our market and the unpredictability of future operating results. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. In part, the valuation allowance at April 30, 2003 reduced net deferred tax assets by amounts related to stock option deductions that are not currently realizable. A portion of the valuation allowance will be credited to paid-in capital, if any, when it is realized. The remaining portion of the valuation allowance, when realized, will first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries and then income tax expense. There can be no assurance that deferred tax assets subject to the valuation allowance will be realized.
Liquidity and Capital Resources

Nine Months Ended January 31, 2005
      At January 31, 2005, our cash, cash equivalents and short-term investments were $101.6 million compared to $143.4 million at April 30, 2004. Restricted securities, used to secure future interest payments on our convertible debt were $10.9 million at January 31, 2005 compared to $15.2 million at April 30, 2004. At January 31, 2005, total short and long-term debt was $250.1 million, compared to $233.7 million at April 30, 2004, reflecting the issuance of the convertible note associated with the acquisition of assets from Data Transit.
      Net cash used by operating activities totaled $22.8 million in the nine months ended January 31, 2005, compared to $26.5 million in the nine months ended January 31, 2004. The use of cash in operating activities in the nine months ended January 31, 2005 was primarily a result of operating losses of $76.3 million, and working capital uses of cash of $14.0 million, partially offset by $67.5 million of non-cash charges. The use of cash in operating activities in the nine months ended January 31, 2004 was primarily a result of operating losses of $89.3 million, and working capital uses of cash of $164,000, partially offset by $63.0 million of non-cash charges.
      Net cash used in investing activities totaled $20.1 million in the nine months ended January 31, 2005, compared to net cash provided by investing activities of $1.5 million in the nine months ended January 31, 2004. The use of cash for investing activities in the nine months ended January 31, 2005 consisted primarily of payments related to our purchase of the assets of Honeywell’s VCSEL Optical Products business unit of $5.7 million and payments related to our purchase of assets of Data Transit Corp. of $500,000. Net cash used also consisted of purchases of plant, property and equipment of $15.5 million. Cash provided by investing activities for the nine months ended January 31, 2004 consisted primarily of sales of short-term investments and loan repayments from a company in which we have a minority investment, offset by purchases of property, plant and equipment.
      Net cash used in financing activities totaled $1.3 million in the nine months ended January 31, 2005 and consisted primarily of $3.0 million of payments on other long-term liabilities offset by proceeds of $1.3 million from the exercise of employee stock options, net of repurchase of unvested shares, and by proceeds of $467,000 from payments received on stockholder notes receivable. Net cash provided by financing activities totaled $135.3 million in the nine months ended January 31, 2004, and consisted primarily of $130.9 million of proceeds from issuance of our subordinated convertible notes due 2010, $5.8 million of proceeds from the exercise of employee stock options, net of repurchase of unvested shares, and proceeds of $458,000 from payments received on stockholder notes receivable, offset by the extinguishment of $1.9 million of debt due under our subordinated convertible notes due 2008.

Fiscal Years Ended April 30, 2004 and 2003
      At April 30, 2004, cash, cash equivalents and short-term investments were $143.4 million compared to $119.4 million at April 30, 2003. Restricted securities, used to secure future interest payments on our convertible debt were $15.2 million at April 30, 2004 compared to $10.0 million at April 30, 2003. At April 30, 2004, total short and long term debt was $233.7 million, compared to $99.6 million at April 30, 2003.
      Net cash used by operating activities totaled $32.8 million in fiscal 2004, compared to $18.9 million in fiscal 2003 and $39.1 million in fiscal 2002. The use of cash in operating activities in fiscal 2004 was primarily a result of operating losses adjusted for non-cash related items. Working capital uses of cash primarily included cash inflows of $537,000 from accounts receivables attributable to accelerated collections, and $5.5 million from a draw-down of existing inventories, offset by cash outflows from other assets of $7.5 million, principally attributable to the timing of payments to and from contract manufacturers, and other accrued liabilities of $5.2 million, which consisted principally of minimum guaranteed royalty payments associated with technology acquired from New Focus.
      Net cash used in investing activities totaled $88.3 million in fiscal 2004, compared to $17.6 million in fiscal 2003. The use of cash for investing activities in fiscal 2004 consisted primarily of our purchase of the assets of Honeywell’s VCSEL Optical Products business unit and purchases of equipment to support increased production volume in our Malaysian manufacturing facility. The use of cash for investing activities in fiscal 2003 primarily consisted of purchases of plant, property and equipment totaling $18.8 million, offset in part by $5.6 million of proceeds from the sale of product lines. The use of cash for investing activities in fiscal 2002 primarily included $60.9 million for the purchase of equipment and leasehold improvements principally related to the start up of our manufacturing facility in Malaysia and our leased facility in Hayward, California, as well as upgrades to equipment and data systems at all of our facilities.
      Net cash provided by financing activities was $150.0 million in fiscal 2004 compared to $1.5 million in fiscal 2003 and $124.6 million in fiscal 2002. Cash provided by financing activities in fiscal 2004 primarily represented the net proceeds of $145.1 million from issuance of convertible debt, and proceeds of $6.1 million from the exercise of employee stock options, offset by repayments of $1.9 million on our convertible notes. Cash provided by financing activities in fiscal 2003 was primarily due to proceeds from the exercise of employee stock options. Cash provided by financing activities in fiscal 2002 was primarily due to net proceeds of $120.9 million from issuance of convertible debt and proceeds of $5.0 million from the exercise of employee stock options, offset by loan repayments of $1.6 million.
      We believe that our existing balances of cash, cash equivalents and short-term investments and cash flow expected to be generated from our future operations will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional financing to fund our operations in the future. The significant contraction in the capital markets, particularly in the technology sector, may make it difficult for us to raise additional capital if and when it is required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, or is not available on favorable terms, our business, financial condition and results of operation will be adversely affected.
Contractual Obligations and Commercial Commitments
      Future minimum payments under long-term debt and operating leases are as follows as of January 31, 2005 (in thousands):

	Payments Due by Period

		Less Than	1-3	4-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Long-term debt	$267,520	$2,000	$15,270	$100,250	$150,000
Operating leases	7,549	4,454	2,974	121	—

Total contractual cash obligations	$275,069	$6,454	$18,244	$100,371	$150,000

      Long-term debt consists of a convertible promissory note of $15.3 million due, if not sooner converted, on August 6, 2006, and two series of convertible subordinated notes in the aggregate principal amount of $100.25 million due October 15, 2008, and $150.0 million due October 15, 2010. The two series of notes are redeemable by the Company, in whole or in part, after October 15, 2004 and October 15, 2007, respectively. Holders of the notes due in 2010 have the right to require the Company to repurchase some or all of their notes on October 15, 2007. The Company may choose to pay the repurchase price in cash, shares of the Company’s common stock or a combination thereof. Long-term debt also includes a minimum commitment with respect to royalty payments of $2.0 million related to our acquisition of certain assets of New Focus (see Note 3).
      Operating leases consist of base rents for facilities we occupy at various locations.
      The following table summarizes our commercial commitments as of January 31, 2005 (in thousands):

	Amount of Commitment Expiration per Period

	Total Amount	Less Than	1-3	4-5	After
Commercial Commitments	Committed	1 Year	Years	Years	5 Years

Standby repurchase obligations	$6,223	$6,223	—	—	—

      Standby repurchase obligations consist of materials purchased and held by subcontractors on our behalf to fulfill the subcontractors’ purchase order obligations at their facilities. Total commercial commitments of $6.2 million has been expensed and recorded on the balance sheet as non-cancelable purchase obligations.
Off-Balance-Sheet Arrangements
      At January 31, 2005 and April 30, 2004, we did not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Effect of New Accounting Standards
      In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after December 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. On April 14, 2005, the Securities and Exchange Commission (or the “SEC”) adopted a rule amendment that delayed the compliance dates for FAS 123R such that we are now allowed to adopt the new standard no later than May 1, 2006. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method of compensation cost and the transition method to be used at date of adoption. The transition methods include retroactive and prospective adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We expect to adopt SFAS 123R under the prospective method. We are evaluating the requirements of SFAS 123R and have not yet determined the effect of adopting SFAS 123R or whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123, though we do expect that the adoption of SFAS 123R will result in significant stock-based compensation expense.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of APB No. 43, Chapter 4, or SFAS 151, which is the result of the FASB’s efforts to converge U.S. accounting standards for inventory with International Accounting Standards. SFAS 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of SFAS 151 to have a material impact on our results of operations.
Quantitative and Qualitative Disclosures About Market Risk
      Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. The primary objective of our investment activities is to preserve principal while maximizing yields without significantly increasing risk. We place our investments with high credit issuers in short-term securities with maturities ranging from overnight up to 36 months or have characteristics of such short-term investments. The average maturity of the portfolio will not exceed 18 months. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. We have no investments denominated in foreign country currencies and therefore our investments are not subject to foreign exchange risk.
      We invest in equity instruments of privately held companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method when our ownership interest is less than 20% and we do not have the ability to exercise significant influence. For entities in which we hold greater than a 20% ownership interest, or where we have the ability to exercise significant influence, we use the equity method. We recorded losses of $430,000 and $1,223,000 in the three and nine months ended January 31, 2005, respectively, and $454,000 and $928,000 in the three and nine months ended January 31, 2004 for investments accounted for under the equity method. We recorded losses of $1.3 million in fiscal 2004, $764,000 in fiscal 2003 and $309,000 in fiscal 2002 for investments accounted for under the equity method. For these non-quoted investments, our policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. We identify and record impairment losses when events and circumstances indicate that such assets are impaired. We recognized no impairment in the quarter ended January 31, 2005. We recognized impairment on these assets of $1.6 million in fiscal 2004 and $12.0 million in fiscal 2003, and recognized no impairment in fiscal 2002. If our investment in a privately-held company becomes marketable equity securities upon the company’s completion of an initial public offering or its acquisition by another company, our investment would be subject to significant fluctuations in fair market value due to the volatility of the stock market.
      The following table summarizes the expected maturity, average interest rate and fair market value of the short-term debt securities held by us and debt securities issued by us as of April 30, 2004 (in thousands):

	Fiscal Years Ended April 30,
					Fair
			2007 and		Market
	2005	2006	Thereafter	Total Cost	Value

Assets
Available for sale debt securities	$47,833	$15,780	$9,944	$73,557	$73,526
Average interest rate	4.19%	4.21%	3.98%
Restricted securities	$6,329	$3,658	$5,263	$15,250	$15,187
	2.03%	1.60%	2.34%

Liabilities
Long-term debt
Fixed rate	$—	$—	$100,250	$100,250	$98,746
Average interest rate	—	—	5.25%
Fixed rate	$—	$—	$150,000	$150,000	$131,437
Average interest rate	—	—	2.50%
      The following table summarizes the expected maturity, average interest rate and fair market value of the short-term debt securities held by us and debt securities issued by us as of April 30, 2003 (in thousands):

	Fiscal Years Ended April 30,
					Fair
			2006 and		Market
	2004	2005	Thereafter	Total Cost	Value

Assets
Available for sale debt securities	$41,422	$25,838	$8,007	$75,267	$75,827
Average interest rate	4.22%	5.14%	5.12%
Restricted securities	$6,737	$3,307	$—	$10,044	$9,753
	2.71%	3.10%	—
Loan receivable	$1,683	$1,683	$3,366	$6,732	$4,426
Average interest rate	7.50%	7.50%	7.50%

Liabilities
Long-term debt
Fixed rate	$—	$—	$125,000	$125,000	$67,813
Average interest rate	—	—	5.25%
      We also have subsidiaries in China, Malaysia, Europe and Singapore. Due to the relative volume of transactions through these subsidiaries, we do not believe that we have significant exposure to foreign currency exchange risks. We currently do not use derivative financial instruments to mitigate this exposure. We continue to review this issue and may consider hedging certain foreign exchange risks through the use of currency forwards or options in future years.

BUSINESS
Overview
      We are a leading provider of optical subsystems and components and network performance test and monitoring systems. These products enable high-speed data communications over local area networks, or LANs, storage area networks, or SANs, and metropolitan area networks, or MANs. Optical subsystems consist primarily of transceivers sold to manufacturers of storage and networking equipment for SAN, LAN and MAN applications. Optical subsystems also include multiplexers, demultiplexers and optical add/drop modules used in MAN applications. We are focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for data networking and storage equipment manufacturers. Our line of optical subsystems supports a wide range of network applications, transmission speeds, distances, physical mediums and configurations. Our line of optical components consists primarily of packaged lasers and photodetectors used in transceivers, primarily for LAN and SAN applications. We also provide network performance test and monitoring systems to original equipment manufacturers for testing and validating equipment designs and to operators of networking and storage data centers for testing, monitoring and troubleshooting the performance of their installed systems. We sell our products primarily to leading storage and networking equipment manufacturers such as Brocade, Cisco Systems, EMC, Emulex, Hewlett-Packard Company and Qlogic.
Industry Background
      The proliferation of electronic commerce, communications and broadband entertainment has resulted in the digitization and accumulation of enormous amounts of data. In addition much of this data has become increasingly mission-critical to business enterprises and other organizations that must ensure that it is accessible on a continuous and reliable basis by employees, suppliers and customers over a diverse geographic area. The need to quickly transmit, store and retrieve large blocks of data across networks in a cost-effective manner has resulted in large-scale equipment expenditures by enterprises and service providers to expand the capacity, or bandwidth, of their network and storage infrastructures using fiber optic transmission technology.
      Computer networks are frequently described in terms of the distance they span and by the hardware and software protocols used to transport and store data. These networks are generally classified as LANs, or SANs, or MANs, and WANs. The portion of a network nearest residential and business customers that connects a LAN or SAN to the public network is frequently referred to as the First Mile. The technologies used to build these networks are continuously changing but retain a common thread — the growing use of digital fiber optics and internet-based protocols to move data faster over greater distances.

Demand for Optical Subsystems in Gigabit Ethernet LANs
      Early LANs were implemented to connect a limited number of users within relatively close proximity. Most of these LANs used the Ethernet transmission protocol that was developed to allow users to share basic common services such as file servers and printers. Because these early LANs had relatively limited performance requirements, short connection distances and low transmission speeds, the equipment used in these LANs were generally connected by copper cabling.
      In response to continually increasing bandwidth and performance requirements the Gigabit Ethernet standard, which allows LANs to operate at 1 gigabit per second, or Gbps, was introduced in 1998. The use of low-cost optical transceivers has enabled the widespread deployment of Gigabit Ethernet LANs. Ethernet has become the de facto standard user interface for connecting to the public network with nearly 3 billion Ethernet ports deployed worldwide since Ethernet was introduced and 200 million ports shipped in 2004 alone. As a result, most residential and business subscriber traffic begins and ends over Ethernet. And while Ethernet was originally developed as a data-oriented protocol, it has evolved to support a wide range of services including digital voice and video as well as data.
      The growth in Gigabit Ethernet connectivity within the enterprise is fueling increased demand for equipment based on the next generation of Ethernet solutions, 10 Gigabit Ethernet, or 10GigE. Since the

10GigE standard was ratified in June 2002, a number of optical products have been introduced for this protocol. These devices include transceivers packaged in various physical form factors, such as Xenpak, XPAK and X2, all of which use a parallel data transmission method known as XAUI. Another solution, known as XFP, supports 10GigE directly through a high-speed serial interface in a smaller physical form factor. The XFP standard combines the advantages of smaller size and lower power requirements with the flexibility to handle data traffic transmitted on 10GigE LANs and Fibre Channel-based SANs as well as MANs and WANs using equipment supporting the Synchronous Optical Network (SONET) and Synchronous Digital Hierarchy (SDH) protocols.
      According to industry analyst CIR, demand for 10GigE solutions is expected to result in $570 million of revenue for network equipment manufacturers in 2005 and reach $3.3 billion by 2009. One of the factors driving this growth in demand is the fact that the 10GigE protocol was designed to be compatible with SONET. CIR noted that OC-192 router ports used in SONET networks are 50 times more expensive than the average 10GigE port. We believe that demand for optical subsystems based on 10GigE will initially be focused on upgrading data centers and corporate backbones where businesses and other organizations can consolidate their file servers into a smaller number of high-capacity servers, yielding significant cost savings in the process.

Demand for Optical Subsystems and Components Used in Fibre Channel SANs
      Like LAN technology, data storage technology has evolved rapidly over the past decade. Storage devices were initially connected directly to servers using a standard interface protocol known as the Small Computer Systems Interface, or SCSI. The SCSI protocol allows storage devices and servers to communicate at speeds of up to 160 megabytes per second, or Mbps, over a maximum transmission distance of 12 meters and supports a maximum of 16 devices on a shared single bus. Although these distances and speeds were sufficient for early storage applications, SCSI became a limiting technology for today’s storage applications, which require networking at high speeds over long distances in order to connect large numbers of simultaneous users.
      With the evolution of the Internet, the amount of data to be stored has increased to the point where the cost of managing and protecting this data has become the dominant cost of a typical information technology department. This in turn has created a demand for faster, more efficient interconnection of data storage systems with servers and LANs. Contributing to this demand are:

•	the need to connect increasing numbers of storage devices and servers to a growing number of users;

•	the need to interconnect servers and storage systems supplied by multiple vendors;

•	the need to provide switched access to multiple storage systems simultaneously;

•	the increasingly mission-critical nature of stored data and the need for rapid access to this data;

•	the expense and complexity associated with managing increasingly large amounts of data storage;

•	the increasing cost of downtime and the growing importance of disaster recovery capabilities;

•	the limitations of copper wiring in terms of speed versus distance;

•	the migration of smaller discrete SAN islands to single integrated SANs;

•	an increase in demand for higher bandwidth solutions as larger SANs serve a greater number of users across longer distances; and

•	an increase in the number of SANs deployed by small and medium sized businesses.
      In response to these needs, the Fibre Channel interconnect protocol, operating at 1 Gbps, was introduced in 1995 to address the speed, distance and connectivity limitations of SCSI while maintaining backward compatibility with the installed base of SCSI-based storage systems. Fibre Channel SANs consist of a dedicated network that interconnects file servers and their applications to storage resources through a switch or hub. The switch or hub routes the data between servers and storage devices and, to ensure continuous data availability, often is used to route data over multiple paths. Key to enabling the interconnection of equipment in a SAN is the use of fiber optic cable and cost-effective transceivers which combine a transmitter for converting an electrical signal into an optical signal and a receiver for performing the reverse function. SANs generally include multiple transceivers, or ports, along the path connecting a server to storage devices so that several signals may be processed at the same time.
      SANs allow sharing of resources thereby minimizing the required investment in storage infrastructure. According to a survey conducted by Macarthur Stroud International, a SAN can offer cost savings of 30% to 200% or more compared to direct attach storage, or DAS, systems. SANs also enable enhanced network applications such as storage backup, virtualization and better overall storage management achievable through centralized storage resources.
      The demand for higher-bandwidth solutions is being driven in part by the desire to offer synchronous data services to provide real time replication of data between different sites for disaster recovery applications. In order to send data over long distances for these applications, SANs can encapsulate the Fibre Channel protocol using Fibre Channel over IP, or FCIP, via the Internet Fibre Channel Protocol, or iFCP, or may use the Internet Small Computer Systems Interface, or iSCSI. FCIP can also be used across SONET, SDH, WDM and IP based networks.
      The original Fibre Channel specifications for transmitting data at 1 Gbps also included the capability for data transmission at 2, 4, 8 and 10 Gbps. Manufacturers of switches, HBAs (used in file servers), and storage systems for Fibre Channel SANs are currently deploying hardware and software solutions that transmit data at 2 Gbps, and have recently begun to deploy devices operating at 4 Gbps. We believe that the widespread deployment of optical transceivers operating 8 and 10 Gbps will not begin until 2007 or thereafter.

Demand for Optical Subsystems in Metropolitan Area Networks and the First Mile
      The need of residential and business users, who now have extensive gigabyte per second transmissions capacity in their buildings and local networks, to connect to the public network has resulted in new “choke” points in today’s network infrastructure: in the “First Mile” or “local loop” for network access and in MANs themselves, where islands of data are connected by a “copper straw” reducing transmission rates to megabits per second or slower over a combination of twisted pair wire, T-1 lines, frame relay and wireless links.
      Technologies used to supply multi-gigabit bandwidth in WANs, such as dense wavelength division multiplexing, or DWDM, solutions using up to 32 wavelengths, are proving to be too costly in most cases to deploy in MANs on any large scale. Coarse wavelength division multiplexing, or CWDM, which combines fewer wavelengths, can provide additional bandwidth on more economical terms. CWDM systems typically use only eight wavelengths, spaced 20 nanometers apart. While offering less capacity than DWDM systems, CWDM systems are also far less complex than DWDM systems that must be cooled and highly controlled, further adding to their cost. We believe that new technologies such as 10GigE used in conjunction with CWDM are likely to be the preferred solution in many MAN applications with DWDM solutions deployed on a limited basis where network congestion is particularly severe.
      In addition to lower transmission rates, the “copper straw” through which data must travel in a MAN often requires that the data be converted to formats based on an array of protocols including point-to-point (PPP), asynchronous transfer mode (ATM) or SONET/ SDH or a combination thereof before it arrives at its intended destination, and then reconverted once again to Ethernet format. The complexity of translating protocols adds to the cost of the networking infrastructure required to perform this translation as well as carrier operating expenses.
      The benefits of moving data in native Ethernet format are considerable. End-to-end Ethernet solutions enables users to reduce carrier operating expenses and the investment in network infrastructure. According to a report commissioned by the Metro Ethernet Forum, an all-Ethernet network can reduce carrier operating expenses by 49% and capital expenditures by 39% over a three-year period compared to SONET/ SDH-based solutions. These savings emanate from three sources:

•	engineering and operational support related to the configuration and maintenance of multiple protocols as well as fault isolation and diagnosis of network problems;

•	network inefficiencies resulting from the need to convert data into multiple formats which often results in usage of less than 20% of the available bandwidth; and

•	the ability to benefit from economies of scale as a result of using standard Ethernet interfaces.
      The provisioning of incremental Ethernet-based bandwidth can be remotely adjusted using software whereas SONET/ SDH-based solutions typically require additional equipment at the network operating center and additional operations to change the connection at the customer demarcation point. The commonality of an end-to-end solution also means suppliers can combine multiple network devices into a single network element.
      As a result of these developments, industry analyst Infometrics estimates that the carrier market for metro Ethernet equipment in the United States alone will exceed $7.6 billion by 2008, double the $3.8 million for 2004. As with all emerging technologies, these estimates are subject to a wide range of possible outcomes. Nevertheless, we believe that the adoption of next generation Ethernet-based solutions for MANs will stimulate the use of modular optical transceivers as the technology of choice as equipment designers develop next generation systems.

Demand for Optical Subsystems in Wide Area Networks
      WANs were originally designed to handle voice signals that required bandwidth to be reserved for each call for as long as it lasted despite periods of limited use. These networks were the first to utilize digital fiber optics due to the limitations of copper wire over long distances. The SONET and SDH communications protocols were created to transmit and receive data transported over these networks.
      Early equipment designs relied on the use of expensive discrete components which, in many cases, were integrated onto board assemblies by systems designers themselves. These discrete components included the use of a semiconductor source laser combined with a semiconductor modulator (for encoding data onto light signals) and, in some instances, optical amplifiers so that the light signals could be amplified without having to be converted to an electrical signal first before being retransmitted to their ultimate destination.
      Until the mid-1990s, most WAN networks relied on a single wavelength of light to carry the digital information to be transmitted between various points on the network. With the introduction of DWDM, multiple wavelengths of light spaced 1.6 nanometers, or nm, apart could be combined or multiplexed onto a single fiber, thus enhancing the capacity of these networks by up to 12,000% without the added cost associated with laying new fiber in the ground. Today wavelength spacing is even finer with spacing of 0.8 or even 0.4 nm resulting in systems with literally hundreds of wavelengths transmitted on a single optical fiber.
      The introduction of DWDM-based systems in 1997 resulted in enormous amounts of additional bandwidth. As a result, CIBC World Markets estimates that spending for all networking equipment fell on the order of 55% between 2000 and 2003 reflecting this excess capacity as well as a slowing economy. In response, many systems manufacturers sold their captive internal optical technologies to independent suppliers during the past several years in order to focus on their core competency of system design. It has also freed systems designers to pursue the adoption of more cost effective technologies in their new equipment designs including the use of modular optics originally designed for use in LANs and SANs but modified for the longer distance transmission requirements of MANs and WANs. We believe that, as these new systems are adopted and deployed, there will be an increased demand for modular optical subsystems and components for use in MAN and WAN applications.

Demand for High-Speed Data Communication Test and Monitoring Systems
      The demand for equipment to test and monitor the performance of high-speed data communications networks generally originates from two types of buyers: original equipment manufacturers who require extensive testing in the development of their products to ensure system performance and reliability; and operators of data centers who require their networks to be monitored on an ongoing basis to ensure maximum uptime and to optimize performance in order to minimize the investment in expensive upgrades.

      As new, highly complex transmission protocols such as Gigabit Ethernet, 10GigE, iSCSI and Fibre Channel are introduced, system testing becomes more difficult, requiring increasingly sophisticated and specialized test systems capable of capturing data at high speeds, filtering the data and identifying various types of intermittent errors and other network problems. In the past, many systems manufacturers designed their own test equipment each time they developed a new product. However, as the pace of technological change has accelerated, the performance requirements of data communications systems have increased and competition has afforded shorter market windows within which manufacturers can develop and introduce new products. Thus, system manufacturers have increasingly focused on the design and development of their own products and turned to specialized independent suppliers for state-of-the-art test equipment. As new high-speed protocols such as 10GigE, 4-Gigabit Fibre Channel, and iSCSI emerge, we believe the demand for new product designs by OEMs will continue to create demand for high performance, easy-to-use test systems from independent suppliers.
      At the same time, the proliferation of storage area networks has created the need for data center operators to conduct real-time end-to-end monitoring and analysis of the switches, file servers and storage systems used in building a SAN. Testing to ensure performance and uptime is made more difficult by the fact that data centers typically include devices and systems based on multiple protocols such as Ethernet, iSCSI, Fibre Channel, FCIP, and, more recently, the SAS and SADA protocols used in the disk drive industry. As more users are connected and become dependent on the information residing at these data centers, the cost of downtime becomes unacceptable which in turn has driven demand for testing and monitoring solutions that offer a single correlated view of network traffic and that alert data center operators even before network performance becomes an issue.
Business Strategy
      In order to maintain our position as a leading supplier of fiber optic subsystems and components and network performance test and monitoring systems, we are pursuing the following business strategies:
      Continue to Invest in Critical Technologies. Our years of engineering experience, our multi-disciplinary technical expertise and our participation in the development of industry standards have enabled us to become a leader in the design and development of fiber optic subsystems and network performance test systems. We have been at the forefront of a number of important breakthroughs in the development of innovative products for fiber optic applications including the first transceiver incorporating digital diagnostics (1995), the first CWDM GBIC transceiver (2001), the first DWDM GBIC transceiver (2002) and the first 4Gbps transceiver to ship in volume (2004). We have also been a pioneer in the use of the XFP small form factor for 10GigE applications, having shipped the first product under this protocol in 2002 and the first 40 km and 80 km versions in 2004. In network performance testing and monitoring, we introduced the first Fibre Channel analyzer (1997), the first IP storage (iSCSI) protocol analyzer (2001), the first blade-based analysis system for multi-protocol SANs (2003) and the first 4Gbps and 10Gbps Fibre Channel analyzers (2004). We intend to maintain our technological leadership through continual enhancement of our existing products and the development of new products as evolving technology permits higher speed transmission of data, with greater capacity, over longer distances. We are also focused on increased product integration to enhance the price/ performance capabilities of our products.
      Expand Our Broad Product Line of Optical Subsystems. We offer a broad line of optical subsystems which operate at varying protocols, speeds, fiber types, voltages, wavelengths and distances and are available in a variety of industry standard packaging configurations, or form factors. Our optical subsystems are designed to comply with key networking protocols such as Fibre Channel, Gigabit Ethernet, 10GigE and SONET and to plug directly into standard port configurations used in our customers’ products. The breadth of our optical subsystems product line is important to many of our customers who are seeking to consolidate their supply sources for a wide range of networking products for diverse applications, and we are focused on the expansion of our product line to add key products to meet our customers’ needs.
      Expand Our Broad Product Line of Network Performance Test and Monitoring Systems. We offer a broad line of test and monitoring systems to assist our customers in efficiently designing reliable, high-speed networking systems and testing and monitoring the performance of storage-based and Ethernet-based networks, and we are currently focusing our efforts on the development of products that previously address the emerging storage-based network market. We believe our test systems enable original equipment manufacturers to focus their attention on the development of new products, reduce overall development costs and accelerate time to market. Our monitoring solutions for these networks provide real time feedback to data center operators enabling them to detect network bottlenecks and other performance related hardware issues. In the past year, we completed several acquisitions that have enabled us to improve and expand our line of test and monitoring systems.
      Leverage Core Competencies Across Multiple, High-Growth Markets. We believe that fiber optic technology will remain the transmission technology of choice for multiple data communication markets, including Gigabit and 10-Gigabit Ethernet-based LANs and MANs, Fibre Channel-based SANs and SONET-based MANs and WANs. These markets are characterized by differentiated applications with unique design criteria such as product function, performance, cost, in-system monitoring, size limitations, physical medium and software. We intend to target opportunities where our core competencies in high-speed data transmission protocols can be leveraged into leadership positions as these technologies are extended across multiple data communications applications and into other markets and industries such as automotive and consumer electronics products.
      Strengthen and Expand Customer Relationships. Over the past 18 years, we have established valuable relationships and a loyal base of customers by providing high-quality products and superior service. Our service-oriented approach has allowed us to work closely with leading data and storage network system manufacturers, understand and address their current needs and anticipate their future requirements. We intend to leverage our relationships with our existing customers as they enter new, high-speed data communications markets.
      Acquire Critical Technologies. Since 2000, we have acquired a number of companies and certain businesses and assets of other companies in order to broaden our product offerings and provide new sources of revenue, production capabilities, and access to advanced technologies that we believe will enable us to reduce our product costs and develop innovative and more highly integrated product platforms while accelerating the timeframe required to develop such products. These acquisitions have enabled us to:

•	create an internal capability for manufacturing certain active optical components such as vertical cavity surface emitting lasers, or VCSELs, Fabry-Perot, or FP, lasers and distributed feedback, or DFP, lasers;

•	create an internal capability for manufacturing certain passive optical products such as isolators, filters, splitters, quarter wave plates, interleavers and polarization beam combiners; and

•	expand our product lines and know-how to address new markets such as the testing and monitoring of Gigabit Ethernet and SAN networks and optical subsystems and components for automotive and consumer electronics applications.
      We will continue to review opportunities to acquire businesses, product lines and technologies that may enable us to expand our product offerings, introduce new innovative products or reduce our product costs.
      Develop Low Cost Manufacturing Capabilities. We believe that new markets can be created by the introduction of new, low-cost, high value-added products. Lower product costs can be achieved through the introduction of new technologies, product design or market presence. Access to low-cost manufacturing resources are a key factor in the ability to offer a low-cost product solution. We acquired a manufacturing facility in Ipoh, Malaysia, in order to take advantage of low-cost off-shore labor while protecting access to our intellectual property and know-how. We continue to seek ways to lower our production costs through improved product design and improved manufacturing and testing processes.

Products
      In accordance with the guidelines established by the Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), we have determined that we operate in two segments: optical subsystems and components; and network test and monitoring systems. We provide a broad line of complementary products within each of these segments.

Optical Subsystems and Components
      Optical data networks require optical subsystems that convert electrical signals into optical signals and back into electrical signals at high speeds. Our optical subsystems are integrated into our customers’ systems and used for both short- and intermediate-distance fiber optic communications applications.
      Our family of optical subsystem products consists of transmitters, receivers and transceivers principally based on the Gigabit Ethernet, Fibre Channel and SONET protocols. A transmitter converts electrical signals into optical signals for transmission over fiber optics. Receivers incorporating photo detectors convert incoming optical signals into electric signals. A transceiver combines both transmitter and receiver functions in a single device. Our optical subsystem products perform these functions with high reliability and data integrity and support a wide range of protocols, transmission speeds, fiber types, wavelengths, transmission distances, physical configurations and software enhancements.
      Our high-speed fiber optic subsystems are engineered to deliver value-added functionality and intelligence. Most of our optical subsystem products include a microprocessor with proprietary embedded software that allows customers to monitor transmitted and received optical power, temperature, drive current and other link parameters of each port on their systems in real time. In addition, our intelligent optical subsystems are used by many enterprise networking and storage system manufacturers to enhance the ability of their systems to diagnose and correct abnormalities in fiber optic networks.
      For SAN applications which rely on the Fibre Channel standard, we currently provide optical subsystems for transmission applications at 1, 2 and 4 Gbps and have demonstrated products operating at 8 Gbps. We currently provide optical subscriptions for data networking applications based on the Gigabit Ethernet standard which transmit signals at 1 Gbps. As a result of the acquisition of Infineon’s transceiver product lines, we now offer such products based on the XAUI interface as well as the XFP form factor. For SONET-based MANs, we supply optical subsystems which are capable of transmitting at 2.5 Gbps, and we have recently expanded that product line to include products that operate at less than 1 Gbps.
      We have introduced a full line of optical subsystems for MANs using CWDM technologies designed to deliver dramatic cost savings to optical networking manufacturers, compared to solutions based on the use of DWDM technologies. Our CWDM subsystems include every major optical transport component needed to support a MAN, including transceivers, optical add/drop multiplexers, or OADMs, for adding and dropping wavelengths in a network without the need to convert to an electrical signal and multiplexers/demultiplexers for SONET, Gigabit Ethernet and Fibre Channel protocols. Where the need for additional bandwidth exists, we have introduced optical subsystems which incorporate DWDM technologies that allow these CWDM subsystem products to scale incrementally in terms of the amount of bandwidth handled, thus providing additional cost savings to network operators, whose customers are in the early stages of deploying new IP-based systems.
      As a result of several acquisitions, we have gained access to leading-edge technology for the manufacture of a number of active and passive optical components including VCSELs, FP lasers, DFB lasers, PIN detectors, fused fiber couplers, isolators, filters, polarization beam combiners, interleavers and linear semiconductor optical amplifiers. Most of these optical components are used internally in the manufacture of our optical subsystems. We currently sell VCSELs and limited quantities of other components in the so-called “merchant market” to other subsystems manufacturers.

Network Performance Test and Monitoring Systems
      Our test and monitoring systems allow engineers, service technicians and network managers to generate and capture data at high speeds, filter the data and identify various types of intermittent errors and other network problems for SANs, LANs, wireless networks, voice-over-internet protocol applications and newly emerging technologies including 10GigE, iSCSI, FCIP, SAS and SATA.
      Our products for testing and monitoring solutions include our new Xgig product platform for Fibre Channel and Gigabit Ethernet SANs (iSCSI and FCIP), probes which tap and analyze network traffic, and other specialized equipment for testing SANs and LANs at high speeds or for network functionality and reliability.
      The Xgig is the industry’s first “blade based” approach to testing and monitoring data networks and allows multiple protocols to be tested within the same hardware platform. Separate blades exist for the following capabilities:

•	traffic analysis (analyzers) at 1,2,4 and 10 Gbps that capture data traffic into a large memory buffer so that the data can be analyzed by developers to detect problems on a Fibre Channel network;

•	jammers that inject errors into data networks to simulate how the network responds and recovers from such problems; and

•	bit-error rate testers, or BERTs, that debug and test switches and disk array products.
      Our line of probes are typically sold to operators of data centers for monitoring their installed networks on a 24 × 7 basis. They include the following:

•	our THG product line and Surveyor software for monitoring Gigabit Ethernet networks;

•	Netwisdom which provides a comprehensive view of SAN performance including routers, switches and file servers which are typically used in a SAN network; and

•	PATHLINE SAN management software, which we acquired in May 2005 with our acquisition of InterSAN, features of which we plan to incorporate into our Xgig product platform.
      We also offer other specialized test equipment including generators for generating Fibre Channel traffic to stress SAN networks which are typically used in conjunction with an analyzer.
Customers
      To date, our revenues have been principally derived from sales of optical subsystems and components to original equipment manufacturers. Sales to these customers accounted for 86% of our total revenues in both fiscal 2005 and 2004 and 82% in 2003 and 76% in 2002, with the remainder of revenues in each year representing sales of network performance test and monitoring systems. Sales of products for LAN and SAN applications represented 59%, 60% and 55% of our total optical subsystems revenues in fiscal 2005, 2004 and 2003, respectively. Sales of our test and monitoring systems are made to original equipment manufacturers for testing and validating equipment designs and to operators of data centers for testing, monitoring and troubleshooting the performance of their Ethernet and storage-based networks. Approximately 23% of our test and monitoring revenues in 2005 were derived from sales for monitoring applications, and most of the remainder consisted of sales to equipment manufacturers. Sales to our top three customers represented approximately 40% of our total revenues in fiscal 2005, 39% in fiscal 2004 and 28% in fiscal 2003. Sales to Cisco Systems accounted for 28%, 22% and 10% of our total revenues in fiscal 2005, 2004 and 2003, respectively. No other customer accounted for 10% of revenues in any of these years.

Technology
      The development of high quality fiber optic subsystems and components and network performance test and monitoring systems for high-speed data communications requires multidisciplinary expertise in the following technology areas:
      High Frequency Semiconductor Design. Our fiber optic subsystems development efforts are supported by an engineering team that specializes in analog/ digital integrated circuit design. This group works in both silicon, or Si, and gallium arsenide, or GaAs, semiconductor technologies where circuit element frequencies are very fast and can be as high as 60 gigahertz, or GHz. We have designed proprietary circuits including laser drivers, receiver pre-and post-amplifiers and controller circuits for handling digital diagnostics at 1, 2, 4 and 10 Gbps. These advanced semiconductor devices provide significant cost advantages and will be critical in the development of future products capable of even faster data rates.
      Optical Subsystem Design. We established ourselves as a low-cost design leader beginning with our initial Gbps optical subsystems in 1992. From that base we have developed single-mode laser alignment approaches and low-cost, all-metal packaging techniques for improved EMI performance and environmental tolerance. We develop our own component and packaging designs and integrate these designs with proprietary manufacturing processes that allow our products to be manufactured in high volume.
      Complex Logic Design. Our network test and monitoring equipment designs are based on field programmable gate arrays, or FPGAs. Our network products are being used to operate with clock frequencies of up to 125 megahertz, or MHz, and logic densities up to 1 million gates per chip. Our test systems use FPGAs that are programmed by the host PC and therefore can be configured differently for different tests. All of our logic design is done in the very high density logic, or VHDL, hardware description language which will enable migration to application specific integrated circuits, or ASICs, as volumes warrant. We develop VHDL code in a modular fashion for reuse in logic design which comprises a critical portion of our intellectual property. This re-usable technology base of logic design is available for use in both our test system and optical subsystem product lines and allows us to reduce the time to market for our new and enhanced products.
      Software Technology. We devote substantial engineering resources to the development of software technology for use in all of our product lines. We have developed software to control our test systems, analyze data collected by our test systems, and monitor, maintain, test and calibrate our optical subsystems. A majority of our software technology and expertise is focused on the use of object-oriented development techniques to develop software subsystems that can be reused across multiple product lines. We have created substantial intellectual property in the area of data analysis software for our Fibre Channel test equipment. This technology allows us to rapidly sort, filter and analyze large amounts of data using a proprietary database format. This database format is both, hardware platform-independent and protocol-independent. This independence allows all of the software tools developed for our existing test products to be utilized in all of our new test products that collect data traces. Because the database format is also protocol-independent, new protocols can be added quickly and easily. Another important component of our intellectual property is our graphical user interface, or GUI, design. Many years of customer experience with our test products have enabled us to define a simple yet effective method to display complex protocols in clear and concise GUIs for intuitive use by engineers.
      System Design. The design of all of our products requires a combination of sophisticated technical competencies — optical engineering, high-speed digital and analog design, ASIC design and software engineering. We have built an organization of people with skills in all of these areas. It is the integration of these technical competencies that enables us to produce products that meet the needs of our customers. Our combination of these technical competencies has enabled us to design and manufacture optical subsystems with built-in optical test multiplexing and network monitoring, as well as test systems that integrate optical and protocol testing with user interface software.
      Manufacturing System Design. The design skills gained in our test systems group are also used in the manufacture of our optical subsystems. We utilize our high-speed FPGA design blocks and concepts and GUI software elements to provide specialized manufacturing test systems for our internal use. These test systems are optimized for test capacity and broad test coverage. We use automated, software-controlled testing to enhance the field reliability of all Finisar products. All of our products are subjected to temperature testing of powered systems as well as full functional tests.
      Wafer Fabrication. The ability to manufacture our own optical components can provide significant cost savings while the ability to create unique component designs, enhances our competitive position in terms of performance, time-to-market and intellectual property. We design and manufacture a number of active components that are used in our optical subsystems. The acquisition of Genoa Corporation in April 2003 provided us with a state-of-the-art foundry for making PIN receivers and FP and DFB lasers used in our longer distance transceivers which comprised approximately 40% of our optical subsystem revenues in fiscal 2005. This foundry currently supplies our internal demand for PIN receivers and FP lasers. Our internally fabricated DFB lasers are still in the process of being qualified. Our acquisition of Honeywell’s VCSEL Optical Products business unit in March 2004 provided us with wafer fabrication capability for designing and making VCSEL components used in all of our short distance transceivers for LAN and SAN applications. These applications represented 59% of our optical subsystem revenues in fiscal 2005.
Competition
      Several of our competitors in the optical subsystems and components market have recently been acquired or announced plans to be acquired. These announcements reflect an ongoing realignment of industry capacity with market demand in order to restore the financial health of the optics industry. Despite this trend, the market for optical subsystems and components for use in LANs, SANs and MANs as well as the market for testing and monitoring systems remains highly competitive. We believe the principal competitive factors in these markets are:

•	product performance, features, functionality and reliability;

•	price/performance characteristics;

•	timeliness of new product introductions;

•	breadth of product line;

•	adoption of emerging industry standards;

•	service and support;

•	size and scope of distribution network;

•	brand name;

•	access to customers; and

•	size of installed customer base.
      We believe we compete favorably with our competitors with respect to most of the foregoing factors based, in part, upon having one of the broadest product lines in the industry, a sizeable installed base and a low-cost manufacturing facility in Ipoh, Malaysia. We believe that the addition of our new Xgig product line for testing and monitoring multiple network protocols within the same hardware platform combined with unique software solutions for monitoring and troubleshooting SANs, has strengthened our competitive position within the network test and monitoring market. However, we cannot assure you that we will be able to compete successfully against either current or future competitors.
Sales, Marketing and Technical Support
      We sell our products in North America through our direct sales force and a network of independent manufacturers’ representatives. For sales of our optical subsystems and components, we utilize a direct sales force augmented by two domestic distributors, 16 domestic manufacturers’ representatives, two international manufacturers’ representatives and 30 international resellers. For sales of our performance network test and monitoring systems, we utilize a direct sales force augmented by 10 domestic manufacturers’ representatives and 31 international resellers. Our direct sales force maintains close contact with our customers and provides technical support to our manufacturers’ representatives. In our international markets, our direct sales force works with local resellers who assist us in providing support and maintenance to the territories they cover.
      Our marketing efforts are focused on increasing awareness of our product offerings for optical subsystems and network test and monitoring systems and our brand name. Key components of our marketing efforts include:

•	continuing our active participation in industry associations and standards committees to promote and further enhance Gigabit Ethernet and Fibre Channel technologies, promote standardization in the LAN, SAN and MAN markets, and increase our visibility as industry experts;

•	leveraging major trade show events and LAN, SAN, and MAN conferences to promote our broad product lines; and

•	advertising our products for network test and monitoring solutions for storage and networking data centers in industry publications and other electronic media.
      In addition, our marketing group provides marketing support services for our executive staff, our direct sales force and our manufacturers’ representatives and resellers. Through our marketing activities, we provide technical and strategic sales support to our direct sales personnel and resellers, including in-depth product presentations, technical manuals, sales tools, pricing, marketing communications, marketing research, trademark administration and other support functions.
      A high level of continuing service and support is critical to our objective of developing long-term customer relationships. We emphasize customer service and technical support in order to provide our customers and their end users with the knowledge and resources necessary to successfully utilize our product line. Our customer service organization utilizes a technical team of field and factory applications engineers, technical marketing personnel and, when required, product design engineers. We provide extensive customer support throughout the qualification and sale process. In addition, we also provide many resources through our World Wide Web site, including product documentation and technical information. We intend to continue to provide our customers with comprehensive product support and believe it is critical to remaining competitive.
Backlog
      A substantial portion of our revenues are derived from sales to OEMs pursuant to individual purchase orders with short lead times. Commitments under these purchase orders remain subject to negotiation with respect to quantities and delivery schedules and are generally cancelable without significant penalties. In addition, manufacturing capacity and availability of key components may impact the timing and amount of revenue ultimately recognized under such sale arrangements. Accordingly, we do not believe that the backlog of undelivered product under these purchase orders are a meaningful indicator of our future financial performance.
Manufacturing
      We manufacture most of our optical subsystems at our production facility in Ipoh, Malaysia. This facility consists of 640,000 square feet, of which 240,000 square feet is suitable for cleanroom operations. The acquisition of this facility in May 2001 has allowed us to transfer most of our manufacturing processes from contract manufacturers to a lower-cost manufacturing facility and to maintain greater control over our intellectual property. We expect to continue to use contract manufacturers for a portion of our manufacturing needs. During fiscal 2005, we transferred a portion of our new product introduction operations from our facility in Sunnyvale, California to our Ipoh, Malaysia facility. We continue to conduct a portion of our new product introduction at our Sunnyvale facility where we also conduct most of our supply chain management, quality assurance and documentation control operations. We conduct wafer fabrication operations at our facilities in Fremont, California. The operations of our Advanced Optical Components, or AOC, Division, which we acquired from Honeywell International Inc. in March 2004, including wafer fabrication, are currently conducted at a facility in Richardson, Texas that we lease from Honeywell. In the fourth quarter of fiscal 2005, we leased a facility in Allen, Texas, and we are preparing to transfer the operations of the AOC Division to this facility in the second half of fiscal 2006.
      We design and develop a number of the key components of our products, including photodetectors, lasers, ASICs, printed circuit boards and software. In addition, our manufacturing team works closely with our engineers to manage the supply chain. To assure the quality and reliability of our products, we conduct product testing and burn-in at our facilities in conjunction with inspection and the use of testing and statistical process controls. In addition, most of our optical subsystems have an intelligent interface that allows us to monitor product quality during the manufacturing process. Our facilities in Sunnyvale, Fremont, Richardson and Malaysia are qualified under ISO 9001-9002.
      Although we use standard parts and components for our products where possible, we currently purchase several key components from single or limited sources. Our principal single source components purchased from external suppliers include ASICs and DFB lasers. In addition, all of the short wavelength VCSEL lasers used in our LAN and SAN products are currently produced by our AOC Division at our facility in Richardson, Texas. Generally, purchase commitments with our single or limited source suppliers are on a purchase order basis. We generally try to maintain a buffer inventory of key components. However, any interruption or delay in the supply of any of these components, or the inability to procure these components from alternate sources at acceptable prices and within a reasonable time, would substantially harm our business. In addition, qualifying additional suppliers can be time-consuming and expensive and may increase the likelihood of errors.
      We use a rolling 12-month forecast of anticipated product orders to determine our material requirements. Lead times for materials and components we order vary significantly, and depend on factors such as the demand for such components in relation to each supplier’s manufacturing capacity, internal manufacturing capacity, contract terms and demand for a component at a given time.
Research and Development
      In fiscal 2005, fiscal 2004 and fiscal 2003, our research and development expenses were $62.7 million, $62.2 million and $60.3 million, respectively. We believe that our future success depends on our ability to continue to enhance our existing products and to develop new products that maintain technological competitiveness. We focus our product development activities on addressing the evolving needs of our customers within the LAN, SAN and MAN markets, although we also are seeking to leverage our core competencies by developing products for other markets, including the automotive and consumer electronics industries. We work closely with our original equipment manufacturers and system integrators to monitor changes in the marketplace. We design our products around current industry standards and will continue to support emerging standards that are consistent with our product strategy. Our research and development groups are aligned with our various product lines, and we also have specific groups devoted to ASIC design and test, subsystem design and test equipment hardware and software design. Our product development operations include the active involvement of our manufacturing engineers who examine each product for its manufacturability, predicted reliability, expected lifetime and manufacturing costs.
      We believe that our research and development efforts are key to our ability to maintain technical competitiveness and to deliver innovative products that address the needs of the market. However, there can be no assurance that our product development efforts will result in commercially successful products, or that our products will not be rendered obsolete by changing technology or new product announcements by other companies.
Intellectual Property
      Our success and ability to compete is dependent in part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We currently own 333 issued U.S. patents and 790 patent applications with additional foreign counterparts. We cannot assure you that any patents will issue as a result of pending patent applications or that our issued patents will be upheld. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite our efforts to protect our proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.
      The networking industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We have previously been involved in a series of patent infringement lawsuits. From time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any such claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In addition, our agreements with our customers typically require us to indemnify our customers from any expense or liability resulting from claimed infringement of third party intellectual property rights. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be significantly harmed.
Pending Litigation
      A securities class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York, purportedly on behalf of all persons who purchased our common stock from November 17, 1999 through December 6, 2000. The complaint named as defendants Finisar, Jerry S. Rawls, our President and Chief Executive Officer, Frank H. Levinson, our Chairman of the Board and Chief Technical Officer, Stephen K. Workman, our Senior Vice President and Chief Financial Officer, and an investment banking firm that served as an underwriter for our initial public offering in November 1999 and a secondary offering in April 2000. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(b) of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offerings failed to disclose, among other things, that (i) the underwriter had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriter allocated to those investors material portions of the shares of our stock sold in the offerings and (ii) the underwriter had entered into agreements with customers whereby the underwriter agreed to allocate shares of our stock sold in the offerings to those customers in exchange for which the customers agreed to purchase additional shares of our stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, which were consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. On February 19, 2003, the Court denied our motion to dismiss the complaint. In July 2004, we and the individual defendants accepted a settlement proposal made to all of the issuer defendants. Under the terms of the settlement, the plaintiffs will dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, we would be responsible to pay our pro rata portion of the shortfall, up to the amount of the self-insured retention under our insurance policy, which may be up to $2 million. The timing and amount of payments that we could be required to make under the proposed settlement will depend on several factors, principally the timing and amount of any payment that the insurers may be required to make pursuant to the $1 billion guaranty. The settlement is subject to approval of the Court, which cannot be assured. If the settlement is not approved by the Court, we intend to defend the lawsuit vigorously. However, the litigation is in the preliminary stage, and we cannot predict its outcome. The litigation process is inherently uncertain. If litigation proceeds and its outcome is adverse to us and if we are required to pay significant monetary damages, our business would be significantly harmed.
Facilities
      Our principal facilities are located in California, Texas, Malaysia and China.
      We lease a 75,000 square foot building in Sunnyvale, California for our corporate headquarters under a lease that expires in July 2006. We also lease a 92,000 square foot facility in Sunnyvale consisting of three buildings under a lease that expires in February 2020. We conduct research and development, sales and marketing, general and administrative, and limited manufacturing operations at our Sunnyvale facilities. We plan to move some of these operations to our Fremont facility (described below) and consolidate the remaining Sunnyvale operations into the 92,000 square foot facility in the second half of fiscal 2006.
      We own a 640,000 square foot manufacturing facility in Ipoh, Malaysia, where we conduct our principal manufacturing operations. The land upon which the facility is located is subject to a long term lease.
      We lease facilities, totaling approximately 44,000 square feet, in Fremont, California under leases that expire in February 2006. We conduct wafer fabrication operations at this facility. We are currently negotiating an extension of this lease.
      We lease approximately 54,300 square feet in Hayward, California. This lease expires in January 2006 and the facility is currently vacant.
      We lease approximately 57,000 square feet of general office and manufacturing space in Shanghai, China to house the operations of our subsidiary, Transwave Fiber (Shanghai), Inc. This lease expires in September 2005, and we are currently negotiating an extension of this lease.
      We lease approximately 16,000 square feet of general office space in Austin, Texas, to house the operations of our Medusa Technologies Division. This lease expires in July 2008.
      In connection with our acquisition of Honeywell’s VCSEL Optical Products business unit, we entered into a lease with Honeywell for a manufacturing facility in Richardson, Texas, totaling approximately 50,000 square feet, where the operations of our AOC Division are currently being conducted. This lease expires in November 2006. In February 2005, we leased a 160,000 square foot facility in Allen, Texas, and we are preparing to transfer the operations of the AOC Division to this facility in the second half of fiscal 2006. Approximately 35,000 square feet of this facility is currently subleased.
Employees
      As of April 30 2005, we employed approximately 2,580 full-time employees 636 of whom were located in the United States and 1,944 of whom were located at the Company’s production facilities in Ipoh, Malaysia, Shanghai, China and in Singapore where we conduct research and development acitivities. We also from time to time employ part-time employees and hire contractors. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our employee relations are good.

MANAGEMENT
Executive Officers and Directors
      Our executive officers and directors, and their ages as of June 1, 2005, are as follows:

Name	Position(s)	Age

Jerry S. Rawls	President, Chief Executive Officer and Director	60
Frank H. Levinson	Chairman of the Board and Chief Technical Officer	52
David Buse	Senior Vice President, Sales and Marketing	54
Kevin Cornell	Senior Vice President & General Manager, Network Tools Division	53
Anders Olsson	Senior Vice President, Engineering	52
Stephen K. Workman	Senior Vice President, Chief Financial Officer & Secretary	54
Joseph A. Young	Senior Vice President, Operations	47
Michael Child	Director	50
Roger Ferguson	Director	62
David Fries	Director	60
Larry Mitchell	Director	62
      Jerry S. Rawls has served as a member of our board of directors since March 1989 and as our Chief Executive Officer since August 1999. Mr. Rawls has also served as our President since April 2003 and previously held that title from April 1989 to September 2002. From September 1968 to February 1989, Mr. Rawls was employed by Raychem Corporation, a materials science and engineering company, where he held various management positions including Division General Manager of the Aerospace Products Division and Interconnection Systems Division. Mr. Rawls holds a B.S. in Mechanical Engineering from Texas Tech University and an M.S. in Industrial Administration from Purdue University.
      Frank H. Levinson founded Finisar in April 1987 and has served as a member of our board of directors since February 1988 and as our Chairman of the Board and Chief Technical Officer since August 1999. Dr. Levinson also served as our Chief Executive Officer from February 1988 to August 1999. From September 1980 to December 1983, Dr. Levinson was a member of Technical Staff at AT&T Bell Laboratories. From January 1984 to July 1984, he was a Member of Technical Staff at Bellcore, a provider of services and products to the communications industry. From April 1985 to December 1985, Dr. Levinson was the principal optical scientist at Raychem Corporation, and from January 1986 to February 1988, he was Optical Department Manager at Raynet, Inc., a fiber optic systems company. Dr. Levinson serves as a director of Fabrinet, Inc., a privately held contract manufacturing company. Dr. Levinson holds a B.S. in Mathematics/ Physics from Butler University and an M.S. and Ph.D. in Astronomy from the University of Virginia.
      David Buse joined Finisar in December 2003 as our Senior Vice President, Sales and Marketing. From May 2002 to September 2003, Mr. Buse was employed as Vice President of Worldwide Sales and Marketing of Silicon Bandwidth, an interconnect technology company. Prior thereto, he spent over 20 years at Raychem/ Tyco in various positions, most recently serving as Americas National Sales Manager. Mr. Buse holds a B.S. in Engineering Management from the United States Air Force Academy and an M.B.A. from UCLA.
      Kevin Cornell has served as our Senior Vice President and General Manager, Network Tools Division since July 2003. Before joining Finisar in January 2003, Mr. Cornell was employed by Borland Software Corporation, a software developer, as Vice President and General Manager for the Americas region from January 1999 to October 2002. From January 1997 to April 1999, he served as Country Manager for the Full Time Software (Qualix Group) Company, a software developer. Mr. Cornell holds a B.S. in Business from Ryerson University of Toronto, Canada.

      Anders Olsson joined Finisar in January 2004 as our Senior Vice President, Engineering. From April 2003 to December 2003, Dr. Olsson was President and Chief Executive Officer of Photon-X Inc., a optical sensing company. From April 2000 to April 2003, Dr. Olsson was the Chief Operating Officer and Chief Technical Officer of CENiX Inc, a high-speed integrated subsystems company for data-com and telecom markets. Before co-founding CENiX, Dr. Olsson held a number of positions at Bell Laboratories, Lucent Network Systems, and Lucent Microelectronics; the first in basic research and the last as Optoelectronics General Manager and Vice President. Dr. Olsson holds an M.S. in Engineering from Chalmers University of Technology of Gothenburg, Sweden, and a Ph.D. in Electrical Engineering from Cornell University.
      Stephen K. Workman has served as our Senior Vice President, Finance and Chief Financial Officer since March 1999 and as our Secretary since August 1999. From November 1989 to March 1999, Mr. Workman served as Chief Financial Officer at Ortel Corporation. Mr. Workman holds a B.S. in Engineering Science and an M.S. in Industrial Administration from Purdue University.
      Joseph A. Young has served as our Senior Vice President, Operations since October 2004. Prior to joining the Company, Mr. Young served as Director of Enterprise Products, Optical Platform Division of Intel Corporation from May 2001 to October 2004. Mr. Young served as Vice President of Operations of LightLogic, Inc. from September 2000 to May 2001, when it was acquired by Intel, and as Vice President of Operations of Lexar Media, Inc. from December 1999 to September 2000. Mr. Young was employed from March 1983 to December 1999 by Tyco/ Raychem, where he served in various positions, including his last position as Director of Worldwide Operations for the OEM Electronics Division of Raychem Corporation.
      Michael C. Child has been a member of our board of directors since November 1998. Mr. Child has been employed by TA Associates, Inc., a venture capital investment firm, since July 1982 where he currently serves as a Managing Director. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business.
      Roger C. Ferguson has been a member of our board of directors since August 1999. From June 1999 to December 2001, Mr. Ferguson served as Chief Executive Officer of Semio Corp., an early stage software company. Mr. Ferguson has served as a principal in VenCraft, LLC, a venture capital partnership, since July 1997. From August 1993 to July 1997, Mr. Ferguson was Chief Executive Officer of DataTools, Inc., a database software company. From 1987 to 1993, Mr. Ferguson served as Chief Operating Officer for Network General Inc., a network analysis company. Mr. Ferguson also serves as the Chairman of the Board of Directors of Semio Corp. Mr. Ferguson holds a B.A. in Psychology from Dartmouth College and an M.B.A. from the Amos Tuck School at Dartmouth.
      David Fries was elected as a member of our board of directors in June 2005. Mr. Fries has been employed by VantagePoint Venture Partners, a venture capital investment firm, where he currently serves as a Managing Director and Co-Head of the Semiconductor and Components Practice. Mr. Fries has been a senior-level venture capitalist for more than 20 years. Prior to joining VantagePoint, he was the Chief Executive Officer of Productivity Solutions, Inc., a Florida-based developer of automated checkout technologies for food and discount retailers. For seven years prior to that, he was a general partner of Canaan Partners, a venture capital firm. Mr. Fries began his career at General Electric Company, where he served 17 years in numerous executive roles in engineering, manufacturing, senior management and finance. He directed GE Venture Capital’s California operation, which later became Canaan Partners. Mr. Fries received a B.S. from Florida Atlantic University and a PhD in Physical Chemistry from Case Western Reserve University. See also “Related Party Transactions” regarding the agreement between us and VantagePoint Venture Partners regarding the appointment of a representative of VantagePoint Venture Partners to our board of directors.
      Larry D. Mitchell has been a member of our board of directors since October 1999. Mr. Mitchell has been retired since October 1997. From October 1994 to October 1997, he served as a site General Manager in Roseville, California for Hewlett-Packard. Mr. Mitchell also serves on the Board of Directors of Placer Sierra Bancshares and its wholly-owned subsidiary, Placer Sierra Bank. Mr. Mitchell holds a B.A. in Engineering Science from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

      Our President, Secretary and Chief Financial Officer are elected by the Board of Directors, all other executive officers are elected by the Board of Directors or appointed by the President, and all officers serve at the discretion of the Board of Directors. Each of our officers and directors, other than nonemployee directors, devotes his full time to the affairs of Finisar.
Composition of the Board of Directors
      Our Board of Directors is currently fixed at six directors. Our certificate of incorporation provides that the terms of office of the members of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2006, Class II, whose term will expire at the annual meeting of stockholders to be held in 2007 and Class III, whose term will expire at the annual meeting of stockholders to be held in 2005. The Class I directors are Messrs. Ferguson and Mitchell, the Class II directors are Messrs. Fries and Levinson, and the Class III directors are Messrs. Child and Rawls. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our nonemployee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.
Independence of Directors
      Our board has determined that, except for Mr. Rawls, our President and Chief Executive Officer, and Mr. Levinson, our Chairman and Chief Technical Officer, each of the current members of our board of directors is “independent” in accordance with the applicable listing standards of Nasdaq as currently in effect.
Meetings of the Board of Directors
      During the fiscal year ended April 30, 2005, our board of directors held 23 meetings. During that period, the Audit Committee of the board held 23 meetings, the Compensation Committee of the board held two meetings, and the Nominating and Corporate Governance Committee of the board held three meetings. No director attended fewer than 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.
Corporate Governance and Board Committees
      Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code”) that outlines the principles of legal and ethical business conduct under which Finisar does business. The Code, which is applicable to all directors, employees and officers of the Company, is available at http://investor.finisar.com/corpgov.cfm. Any substantive amendment or waiver of the Code may be made only by the board of directors upon a recommendation of the Audit Committee, and will be disclosed on our website. In addition, disclosure of any waiver of the Code for directors and executive officers will also be made by the filing of a Form 8-K with the SEC.
      The board has also adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each charter is available on the Company’s website at http://investor.finisar.com/corpgov.cfm.
      The members of the Audit Committee are Messrs. Child, Ferguson and Mitchell. The functions of the Audit Committee include overseeing the quality of our financial reports and other financial information and our compliance with legal and regulatory requirements; appointing and evaluating our independent auditors, including reviewing their independence, qualifications and performance and reviewing and approving the terms of their engagement for audit services and non-audit services; and establishing and observing complaint procedures regarding accounting, internal auditing controls and auditing matters. Our board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of Nasdaq and the SEC for audit committee membership. The board has also determined that all members of the Audit Committee possess the level of financial literacy required by applicable Nasdaq and SEC rules and that at least one member of the Audit Committee, Mr. Ferguson, is qualified as an “audit committee financial expert” as defined by the SEC. For additional information about the Audit Committee, see “Report of the Audit Committee” below.
      The members of the Compensation Committee during fiscal 2005 were Messrs. Child, Ferguson and Mitchell. Mr. Fries was appointed to the Compensation Committee in June 2005. The Compensation Committee reviews and approves the compensation and benefits of our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. Each of the members of the Compensation Committee is independent for purposes of the Nasdaq rules. For additional information about the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation” and “Executive Compensation and Related Matters” below.
      The Nominating and Corporate Governance Committee was established in June 2004. The members of the Nominating and Corporate Governance Committee during fiscal 2005 were Messrs. Child, Ferguson and Mitchell. Mr. Fries was appointed to the Committee in June 2005. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the Nasdaq rules. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the board of directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the board of directors and oversees the regular evaluation of our directors and management.
Director Nominations
      Nominations of candidates for election as directors may be made by the board of directors or by stockholders. The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the board of directors of nominees for election as directors.
      When considering the nomination of directors for election at an annual meeting, the Nominating and Corporate Governance Committee reviews the needs of the board of directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. When reviewing potential nominees, including incumbents, the Nominating and Corporate Governance Committee considers the perceived needs of the board of directors, the candidate’s relevant background, experience and skills and expected contributions to the board of directors. The Nominating and Corporate Governance Committee also seeks appropriate input from the Chief Executive Officer in assessing the needs of the board of directors for relevant background, experience and skills of its members.
      The Nominating and Corporate Governance Committee’s goal is to assemble a board of directors that brings to Finisar a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to Finisar’s global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all board and committee responsibilities that will be expected of them. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and applicable committees. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Corporate Governance Committee believes that it is preferable that a majority of the board of directors meet the definition of “independent director” set forth in Nasdaq and SEC rules. The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of the Company’s management, including the Chief Executive Officer, to serve on the board of directors.
      The Nominating and Corporate Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Corporate Governance Committee believes that the board of directors requires additional candidates for nomination, the Nominating and Corporate

Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.
      The Nominating and Corporate Governance Committee will also consider candidates for directors recommenced by a stockholder, provided that any such recommendation is sent in writing to the board of directors, c/o Corporate Secretary, 1308 Moffett Park Drive, Sunnyvale, California 94089-1113; Fax: (408) 745-6097; Email address: corporate.secretary@finisar.com, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.
      The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
      In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our bylaws have been met. Under our bylaws, written notice of such nomination, including certain information and representations specified in the bylaws, must be delivered to our principal executive offices, addressed to the Corporate Secretary, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of the stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be received not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.
Communications by Stockholders with Directors
      Stockholders may communicate with the board of directors, or any individual director, by transmitting correspondence by mail, facsimile or email, addressed as follows: Board of Directors or individual director, c/o Corporate Secretary, 1308 Moffett Park Drive, Sunnyvale, California 94089-1113; Fax: (408) 745-6097; Email Address: corporate.secretary@finisar.com. The Corporate Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the board of directors or to the identified director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.
Director Attendance at Annual Meetings
      We will make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend the Company’s annual meeting of stockholders. Four directors attended the Company’s annual meeting of stockholders held on May 6, 2005.
Compensation of Directors
      Non-employee directors receive an annual retainer of $17,500, $1,500 for attendance in person at each meeting of the board of directors or committee meeting (with meetings of the board of directors and all committees held within any 24 hour period considered to be a single meeting) and $500 for attendance at such meetings via telephone. In addition, members of the Audit Committee receive an annual retainer of $5,000, and the Chairman of the Audit Committee receives $2,500 for annual service in such capacity. Non-employee directors are also eligible to receive stock options. We reimburse directors for their reasonable expenses incurred in attending meetings of the board of directors.
Compensation of Executive Officers

Summary Compensation Information
      The following table sets forth information concerning the compensation of our Chief Executive Officer and our four other most highly compensated executive officers, as of April 30, 2004, during the fiscal years ended April 30, 2004, 2003 and 2002.
Summary Compensation Table

							Long Term
							Compensation
		Annual Compensation					Awards

					Other Annual		Securities		All Other
Name and Principal Position	Year	Salary	Bonus		Compensation		Underlying Options		Compensation

Jerry S. Rawls	2004	$202,500	—		$6,075		200,000	(1)
President and Chief	2003	218,077	—		5,340		1,000,000	(1)	—
Executive Officer	2002	225,000	—		4,805		—		—
Fariba Danesh(2)	2004	301,346			7,534		750,000	(1)
Senior Vice President	2003	20,827	100,000	(3		) 274	750,000	(1)	—
and Chief Operating	2002	—	—		—		—		—
Officer
Kevin Cornell(4)	2004	217,854	—		500
Senior Vice President	2003	40,312	44,727	(3)	—		400,000	(1)	—
and General Manager —	2002	—	—		—		—		—
Network Tools Division
Frank H. Levinson(5)	2004	202,500	—		8,253		200,000	(1)
Chief Technical Officer	2003	72,349	—		13,253		1,000,000	(1)
	2002	22,551	—		608		—
Stephen K. Workman	2004	185,385			2,031		440,000	(1)
Senior Vice President,	2003	193,846	—		1,685		—		—
Finance, Chief Financial	2002	200,000	—		1,846		—		—
Officer and Secretary

(1)	Option vests at the rate of 20% per year over a period of five years.

(2)	Ms. Danesh became Senior Vice President and Chief Operating Officer in April 2003. Ms. Danesh resigned from Finisar in September 2004.

(3)	Signing bonus.

(4)	Mr. Cornell became Senior Vice President and General Manager, Network Tools Division, in July 2003.

(5)	Mr. Levinson voluntarily agreed to forego the payment of salary during portions of fiscal 2002 and 2003.

Stock Options Granted in Fiscal 2004
      The following table sets forth information regarding grants of stock options to the executive officers named in the Summary Compensation Table above during the fiscal year ended April 30, 2004. All of these options were granted under our 1999 Stock Option Plan. The percentage of total options set forth below is based on an aggregate of 25,028,803 options granted during the fiscal year. All options were granted at the fair market value of our common stock, as determined by the board of directors on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of the future common stock price.
Options Granted in Fiscal Year Ended April 30, 2004

	Individual Grants

		% of Total				Potential Realizable Value
	Number of	Options			Deemed	at Assumed Annual Rates
	Securities	Granted to			Value per	of Stock Price Appreciation
	Underlying	Employees	Exercise		Share at	for Option Term
	Options	in Fiscal	Price	Expiration	Date of
Name	Granted(1)	Year	($/Share)	Date	Grant	5%	10%

Jerry S. Rawls	200,000	0.81	$1.95	08/27/13	$1.95	$245,268	$621,559
Fariba Danesh	100,000	0.41	1.95	08/27/13	1.95	122,634	310,779
	650,000	2.64	2.18	09/05/13	2.18	891,143	3,258,333
Kevin Cornell	—	—	—	—	—	—	—
Frank H. Levinson	200,000	0.81	1.95	08/27/13	1.95	245,268	621,559
Stephen K. Workman	265,000	1.48	1.80	06/19/13	1.80	413,183	1,047,088
	75,000	0.30	1.95	08/27/13	1.95	91,975	233,084

(1)	These options vest at the rate of 20% per year over a period of five years.

Option Exercises and Fiscal 2004 Year-End Values
      The following table provides the specified information concerning exercises of options to purchase our common stock during the fiscal year ended April 30, 2004, and unexercised options held as of April 30, 2004, by the executive officers named in the Summary Compensation Table above.
Aggregate Option Exercises in Fiscal 2004 and Values at April 30, 2004

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the Money Options at
	Shares		Options at Fiscal Year End		Fiscal Year End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)

Jerry S. Rawls	—	—	200,000	1,000,000	$8,000	$32,000
Fariba Danesh	—	—	280,000	1,220,000	151,500	606,000
Kevin Cornell	—	—	80,000	320,000	74,400	297,000
Frank H. Levinson	—	—	200,000	1,000,000	8,000	32,000
Stephen K. Workman	—	—	119,000	321,000	0	0

(1)	Based on a fair market value of $1.77, the closing price of our common stock on April 30, 2004, as reported by the Nasdaq National Market.

(2)	Stock options granted under the 1999 Stock Option Plan prior to our initial public offering of common stock in November 1999 are generally immediately exercisable at the date of grant, but shares received upon exercise of unvested options are subject to repurchase by us. Options granted after the date of our initial public offering under the 1999 Plan are generally not immediately exercisable at the date of grant and vest at the rate of 20% per year over a period of five years.
Employment Contracts and Termination of Employment and Change-In-Control Arrangements
      Jerry S. Rawls, Frank H. Levinson, David Buse, Kevin Cornell, Fariba Danesh, Anders Olsson and Stephen K. Workman are eligible to participate in the Finisar Executive Retention and Severance Plan. This plan provides that in the event of a qualifying termination each of the participating executives will be entitled to receive (i) a lump sum payment equal to two years’ base salary (excluding bonus) and (ii) medical, dental and insurance coverage for two years, or reimbursement of premiums for COBRA continuation coverage during such period. A qualifying termination is defined as an involuntary termination other than for cause or a voluntary termination for good reason upon or within 18 months following a change in control, as such terms are defined in the executive severance plan. In addition, the plan provides that the vesting of stock options held by eligible officers will be accelerated as follows: (i) one year of accelerated vesting upon a change of control, if the options are assumed by a successor corporation, (ii) 100% accelerated vesting if the options are not assumed by a successor corporation, and (iii) 100% accelerated vesting upon a qualifying termination.
      Additionally, pursuant to the 1999 Stock Option Plan, upon a change in control, as defined therein, the vesting of options not assumed or substituted by the surviving corporation will accelerate and the options will become immediately exercisable and vested in full.
Indemnification of Directors and Executive Officers and Limitation of Liability
      As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation which provide that our directors shall not be personally liable for monetary damages to Finisar or its stockholders for a breach of fiduciary duty as a director, except liability for:

•	a breach of the director’s duty of loyalty to Finisar or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	an act related to our unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law; or

•	transactions from which the director derived an improper personal benefit.
      These limitations of liability do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
      As permitted by the Delaware General Corporation Law, our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the bylaws are not exclusive.
      We intend to enter into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.
      Our Chief Executive Officer, Chairman of the Board and Chief Technical Officer and Senior Vice President, Finance and Chief Financial Officer have been named as defendants in the securities class action lawsuit described under the caption “Risk Factors — We are subject to pending legal proceedings” in this prospectus. These officers are likely to assert a claim for indemnification in connection with that litigation. Other than the securities class action litigation, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us is sought. In addition, we are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.
      We intend to maintain directors’ and officers’ liability insurance.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
      The Compensation Committee for fiscal 2004 was composed of Michael C. Child and Roger C. Ferguson. The Compensation Committee for fiscal 2005 was composed of Messrs. Child and Ferguson and Larry D. Mitchell. David Fries was appointed to the Compensation Committee in June 2005. No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
Compensation Philosophy
      The goals of our compensation policy are to attract, retain and reward executive officers who contribute to our overall success by offering compensation that is competitive in the networking industry, to motivate executives to achieve our business objectives and to align the interests of officers with the long-term interests of stockholders. We currently use salary, bonuses and stock options to meet these goals.
Forms of Compensation
      We provide our executive officers with a compensation package consisting of base salary, incentive bonuses and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry.
      Base Salary. Salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the networking industry for individuals of similar education and background to the executive officers being recruited. We also give consideration to the individual’s experience, reputation in his or her industry and expected contributions to Finisar. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee’s determination that the individual’s level of contribution to Finisar has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels.
      Bonuses. It is our policy that a substantial component of each officer’s potential annual compensation take the form of a performance-based bonus. Bonus payments to officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on our financial performance and the achievement of the officer’s individual performance objectives. The Chief Executive Officer’s bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer, based on the same factors.
      Long-Term Incentives. Longer term incentives are provided through stock options, which reward executives and other employees through the growth in value of our stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders. Grants of stock options to executive officers are based upon each officer’s relative position, responsibilities, historical and expected contributions to Finisar, and the officer’s existing stock ownership and previous option grants, with primary weight given to the executive officers’ relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join Finisar may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of our common stock on the date of grant and will provide value to the executive officers only when the price of our common stock increases over the exercise price.
      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to stock options granted under the 1999 Stock Option Plan generally qualifies for an exemption from these restrictions imposed by Section 162(m). In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.
2004 Compensation
      Compensation for our Chief Executive Officer and other executive officers for fiscal 2004 was set according to the established compensation policy described above. At the end of fiscal 2004, we determined that no performance bonuses would be paid to our executive officers; however, we approved the reversal of a 10% salary reduction for the Chief Executive Officer and certain other executive officers that had been in effect since 2002, such reversal to be effective as of May 1, 2004.

COMPENSATION COMMITTEE

Michael C. Child
Roger C. Ferguson
Larry D. Mitchell
EQUITY COMPENSATION PLAN INFORMATION
      We currently maintain three compensation plans that provide for the issuance of our common stock to officers, directors, other employees or consultants. These consist of the 1999 Stock Option Plan and the Purchase Plan, which have been approved by our stockholders, and the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), which has not been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2004:

Number of Shares
Remaining Available for
	Number of Shares to		Future Issuance Under
	be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Shares Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category(1)	(a)	(b)	(c)

Equity compensation plans approved by stockholders	41,057,605	$2.55	5,694,869	(2)
Equity compensation plan not approved by stockholders	3,354,876	$3.90	2,199,770

(1)	The information presented in this table excludes options assumed by Finisar in connection with acquisitions of other companies. As of April 30, 2004, 124,660 shares of our common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $2.11 per share.

(2)	Includes 750,086 shares that are reserved for issuance under the Purchase Plan.
1999 Stock Option Plan
      As of June 1, 2005, a total of 74,590,812 shares of our common stock have been authorized for issuance under the 1999 stock option plan. The number of shares authorized for issuance will be increased on May 1 of each year during the term of the plan by 5% of the number shares of common stock issued and outstanding on the immediately preceding April 30. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option are repurchased by us at their original exercise price, the expired or repurchased shares are returned to the 1999 stock option plan and again become available for grant. The 1999 stock option plan is administered by the Board of Directors or a committee of the Board. The plan allows grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees, including officers and employee directors. In addition, it allows grants of nonstatutory options to employees, non-employee directors and consultants. The plan expires in April 2009, but may be terminated sooner by the Board of Directors.
      The exercise price of incentive stock options granted under the 1999 stock option plan must not be less than the fair market value of a share of the common stock on the date of grant. In the case of nonstatutory stock options, the exercise price must not be less than 85% of the fair market value of a share of the common stock on the date of grant. With respect to an incentive stock option granted to any optionee who owns stock representing more than 10% of the voting power of all classes of Finisar’s outstanding capital stock, the exercise price of the option must be equal to at least 110% of the fair market value of a share of the common stock on the date of grant, and the term of the option may not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value (determined as of the date of option grant) of the common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The Board of Directors has the discretion to determine vesting schedules and exercise requirements, if any, of all options granted under the plan. However, the plan provides that in connection with a change in control, if the acquiring corporation fails to assume the plan’s outstanding options or replace them with substantially equivalent new options, all options will become immediately exercisable in full. In addition, the plan allows the Board of Directors to provide in any option agreement full acceleration of the exercisability of these options if, within 12 months following a change in control, the optionee is terminated without cause or resigns for “good reason,” which includes:

•	the assignment of any duties, or limitation of responsibilities, that are substantially inconsistent with the optionee’s status prior to the change of control,

•	the relocation of an optionee’s principal work place more than fifty miles from his work place prior to the change of control or the imposition of substantially more demanding travel requirements, or

•	any material reduction in base compensation, bonus or benefits.
2001 Nonstatutory Stock Option Plan
      As of June 1, 2005, a total of 5,850,000 shares of our common stock were reserved for issuance under the 2001 Plan. The 2001 Plan was adopted by our board on February 16, 2001 and provides for the granting of nonstatutory stock options to employees and consultants with an exercise price per share not less than 85% of the fair market value of our common stock on the date of grant. However, no person is eligible to be granted an option under the 2001 Plan whose eligibility would require approval of the 2001 Plan by our stockholders. Options granted under the 2001 Plan generally have a ten-year term and vest at the rate of 20% of the shares on the first anniversary of the date of grant and 20% of the shares each additional year thereafter until fully vested. Some of the options that have been granted under the 2001 Plan are subject to full acceleration of vesting in the event of a change in control of Finisar.
Option Exchange Program
      On November 8, 2002, we announced that our board of directors had approved a voluntary stock option exchange program for eligible option holders. Under the program, eligible holders of Finisar’s options who elected to participate had the opportunity to tender for cancellation outstanding options in exchange for new options to be granted on a future date that is at least six months and one day after the date of cancellation. Members of our board of directors were not eligible to participate in the program. The option exchange program terminated on December 17, 2002. As of that date, holders of options to purchase an aggregate of 11,816,890 shares of common stock tendered their options for cancellation.

      On June 19, 2003, new options to purchase an aggregate of 11,144,690 shares of common stock were granted at an exercise price of $1.80 per share, the closing price for our common stock on that date. Each new option preserves the vesting schedule and the vesting commencement date of the option it replaced.
1999 Employee Stock Purchase Plan
      As of June 1, 2005, a total of 14,750,000 shares of common stock were reserved for issuance under the 1999 employee stock purchase plan. On the first day of May in each subsequent calendar year, beginning with calendar year 2006 and continuing through the 2010 calendar year, the share reserve will automatically increase by 1,000,000 shares of our common stock. The shares issuable under the 1999 employee stock purchase plan may be made available from authorized but unissued shares of our common stock or from shares of common stock repurchased by us, including shares repurchased on the open market. The reserved shares will also be used to fund stock purchases under the International Plan, and any shares issued under the parallel international employee stock purchase will reduce, on a share-for-share basis, the number of shares available for subsequent issuance under the 1999 employee stock purchase plan.
      The employee stock purchase plan permits eligible employees to purchase our common stock through payroll deductions, which may not exceed 20% of the employee’s total compensation. Stock may be purchased under the plan at a price equal to 85% of the fair market value of our common stock on either the first or the last day of the offering period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of a participant’s employment with Finisar. Participants may not purchase shares of common stock having a value, measured at the beginning of the offering period, greater than $25,000 in any calendar year or more than a number of shares in any offering period determined by dividing $25,000 (or $12,500 with respect to a six-month offering period) by the fair market value of a share of Finisar common stock determined at the beginning of the offering period.
401(k) Plan
      Our 401(k) retirement and deferred savings plan covers all eligible employees and is intended to qualify as a tax-qualified plan under the Internal Revenue Code. Employees are eligible to participate in the plan on the first day of the month immediately following twelve months of service with Finisar. The plan provides that each participant may contribute up to 20% of his or her pre-tax gross compensation up to a statutory limit, which is $14,000 in calendar year 2005. All amounts contributed by participants and earnings on participant contributions are fully vested at all times. Finisar may contribute an amount equal to one-half of the first 6% of each participant’s contribution. Finisar’s contributions vest one-sixth per year over six years.
RELATED PARTY TRANSACTIONS
      In March 1999, we granted Mr. Workman an option to purchase an aggregate of 200,000 shares of common stock, with an exercise price of $1.31 per share. Mr. Workman exercised this option in full in April 1999. The exercise price was paid by Mr. Workman by delivery to us of a promissory note in the principal amount of $252,000 bearing interest at the rate of 6% per annum, which was collateralized by shares of our common stock owned by Mr. Workman. This promissory note was paid in full in May 2004.
      Frank H. Levinson, our Chairman of the Board and Chief Technical Officer, is a member of the board of directors of Fabrinet, Inc. In June 2000, we entered into a volume supply agreement with Fabrinet under which Fabrinet serves as a contract manufacturer for us. In addition, Fabrinet purchases certain products from us. During the fiscal year ended April 30, 2004, we made payments of approximately $42.4 million to Fabrinet and Fabrinet made payments of approximately $2.1 million to us.
      In connection with the acquisition by VantagePoint Venture Partners of the 34 million shares of our common stock held by Infineon Technologies AG that we had previously issued to Infineon in connection with our acquisition of Infineon’s optical transceiver product lines, we entered into an agreement with VantagePoint under which we agreed to use our reasonable best efforts to elect a nominee of VantagePoint to our board of directors, provided that the nominee was reasonably acceptable to the board’s Nominating and Corporate Governance Committee as well as our full board of directors. Mr. Fries’ election to the board of directors is the result of that agreement. We also agreed to file a registration statement to provide for the resale of the shares held by VantagePoint and certain distributees of VantagePoint.
PRINCIPAL STOCKHOLDERS
      The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 1, 2005 by:

•	each stockholder who is known by us to beneficially own more than 5% of our common stock;

•	each of our executive officers listed on the Summary Compensation Table under “Compensation of Executive Officers;”

•	each of our directors; and

•	all of our executive officers and directors as a group:

	Shares of Common Stock
	Beneficially Owned(1)

Name of Beneficial Owner(1)	Number	Percentage

VantagePoint Venture Partners(2)	34,000,000	12.66%
Frank H. Levinson(3)	28,831,319	10.70%
FMR Corp.(4)	22,488,192	8.37%
Pioneer Global Asset Management S.p.A(5)	22,455,884	8.36%
Jerry S. Rawls(6)	6,428,604	2.39%
Stephen K. Workman(7)	872,082	*
Fariba Danesh(8)	0	*
Kevin Cornell(9)	200,000	*
Larry D. Mitchell(10)	144,500	*
Roger C. Ferguson(11)	122,000	*
Michael C. Child(12)	69,836	*
David Fries(13)	0	*
All executive officers and directors as a group (11 persons)(14)	36,948,341	13.63%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is: c/o Finisar Corporation, 1308 Moffett Park Drive, Sunnyvale, CA 94089. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following June 1, 2005 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Accordingly, percent ownership is based on 268,624,213 shares of common stock outstanding as of June 1, 2005 plus any shares issuable pursuant to options held by the person or group in question which may be exercised within 60 days following June 1, 2005. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

(2)	Based on information contained in a Schedule 13G dated April 15, 2005, filed with the Securities and Exchange Commission. An aggregate of 34,000,000 shares of common stock were acquired by

VantagePoint Venture Partners III (Q), L.P. (“VP III (Q) LP”), VantagePoint Venture Partners III, L.P. (“VP III LP”), VantagePoint Venture Partners IV (Q), L.P. (“VP IV (Q) LP”), VantagePoint Venture Partners IV Principals Fund, L.P. (“VP Fund LP”) and VantagePoint Venture Partners IV, L.P. (“VP Partners LP”) (collectively, the “Funds”) on April 15, 2005. James D. Marver and Alan E. Salzman are managing members of VantagePoint Venture Associates III, L.L.C. (“VP III LLC”) and VantagePoint Venture Associates IV, L.L.C. (“VP IV LLC”). VP III LLC is the general partner of VP III (Q) LP and VP III LP. VP IV LLC is the general partner of VP IV (Q) LP, VP Fund LP and VP Partners LP. Each of James D. Marver and Alan E. Salzman control VP III LLC and VP IV LLC and may be deemed to be the beneficial owner of, and shares the power to vote and power to dispose of, the 34,000,000 shares of common stock held by the Funds.

(3)	Based on information contained in a Schedule 13G/ A dated February 23, 2005, filed with the Securities and Exchange Commission. Includes 21,626,319 shares held by the Frank H. Levinson Revocable Living Trust and 6,485,000 shares held by Seti Trading Co., Inc., (“Seti”), a company owned 50% by the Frank H. Levinson Revocable Living Trust and 50% by the Wynette M. LaBrosse Trust, for which Mr. Levinson’s ex-wife serves as sole trustee. Includes 720,000 shares issuable upon exercise of options exercisable within 60 days following June 1, 2005. Mr. Levinson is the sole trustee of the Frank H. Levinson Revocable Living Trust and exercises sole voting and dispositive power over the shares held by the trust. Mr. Levinson and Wynnette M. LaBrosse are the sole directors of Seti and, consequently, the affirmative vote or consent of each of Mr. Levinson and Ms. LaBrosse is required for any sale or other disposition of the shares held by Seti. However, pursuant to a shareholders’ agreement, each of Mr. Levinson and Ms. LaBrosse maintain the right to direct Seti to vote 50% of the shares held by Seti in accordance with written instructions from Mr. Levinson or Ms. LaBrosse. Accordingly, each of Mr. Levinson and Ms. LaBrosse share dispositive power with respect to all 6,485,000 shares held by Seti and sole voting power with respect to 3,242,500 shares held by Seti. Ms. LaBrosse is the sole trustee of the Wynnette M. LaBrosse Trust and exercises sole voting and dispositive power over 6,211,860 shares held by the trust. Mr. Levinson and Ms. LaBrosse disclaim the existence of a group under Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, with respect to the shares held by Seti.

(4)	Based on information contained in a Schedule 13G dated February 14, 2005, filed with the Securities and Exchange Commission. Includes 21,629,792 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”) as a result of acting as investment adviser to various investment companies and 858,400 shares beneficially owned by Fidelity Management Trust Company as a result of serving as investment manager of its institutional account(s). The number of shares of Finisar common stock owned by the investment companies at December 31, 2004 included 1,213,268 shares of common stock resulting from the assumed conversion of $6,703,000 principal amount of Finisar’s 5.25% Convertible Subordinated Notes Due 2008. Fidelity and Fidelity Management Trust Company are both wholly-owned subsidiaries of FMR Corp. Fidelity is registered under Section 203 of the Investment Advisers Act of 1940 as an investment advisor to various investment companies. Fidelity Management Trust Company is a bank as defined in Section 3(a)(6) of the Securities Exchange Act and serves as investment manager of institutional account(s). Edward C. Johnson 3rd, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 21,629,792 shares owned by the funds. Neither FMR Corp. nor Mr. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees. Mr. Johnson 3rd and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over and sole power to vote or to direct the voting of 858,400 shares owned by the institutional accounts reported above. Members of the Edward C. Johnson 3rd family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3rd owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3rd is the Chairman and Ms. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The address of FMR Corp., Fidelity, Fidelity Management Trust Company, Edward C. Johnson 3rd and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Based on information contained in a Schedule 13G dated February 10, 2005, filed with the Securities and Exchange Commission.

(6)	Includes 2,832,401 shares held by The Rawls Family, L.P. Mr. Rawls is the president of the Rawls Management Corporation, the general partner of The Rawls Family, L.P. Includes 720,000 shares issuable upon exercise of options exercisable within 60 days following June 1, 2005.

(7)	Includes 320,000 shares issuable upon exercise of options exercisable within 60 days following June 1, 2005.

(8)	Ms. Danesh resigned from Finisar in September 2004.

(9)	Includes 200,000 shares issuable upon exercise of options exercisable within 60 days following June 1, 2005.

(10)	Includes 112,000 shares issuable upon exercise of options exercisable within 60 days following June 1, 2005.

(11)	Includes 22,000 shares issuable upon exercise of options exercisable within 60 days following June 1, 2005.

(12)	Includes 22,000 shares issuable upon exercise of options exercisable within 60 days following June 1, 2005.

(13)	Does not include shares held by the Funds described in note (2) above managed by VantagePoint Venture Partners, of which Mr. Fries is a Managing Director. Mr. Fries disclaims beneficial ownership of all shares held by the Funds, except to the extent of his pecuniary interest in the Funds.

(14)	Includes 2,376,000 shares issuable upon exercise of options exercisable within 60 days following June 1, 2005.

SELLING STOCKHOLDER
      All of the shares of common stock registered for sale under this prospectus will be owned by Data Transit Corp., a Delaware corporation, upon their issuance. Data Transit Corp. is the holder of a $16,270,000 8% convertible installment note, which was issued to it by us in connection with our acquisition of substantially all of its assets. As used in this prospectus, selling stockholder includes pledgees or donees who may later hold the selling stockholder’s interest.
      The terms of the convertible installment note provide for automatic conversion of the outstanding principal and interest every three weeks following the date of this prospectus, subject to the satisfaction of certain conditions. The conversion price is the average closing price for the three days preceding the date of conversion. The amount of principal and interest to be converted on each conversion date is based on the average trading volume of shares of our common stock over the prior 14 days. Conversions will be applied first to accrued and unpaid interest and then to principal.
      Since the number of shares to be issued is based upon the market price of our common stock, we are unable to determine the exact number of shares that may be issued pursuant to the convertible installment note.
      Pursuant to the terms of the acquisition, we agreed to register for resale the shares of common stock issuable upon conversion of the convertible installment note. This prospectus covers the resale by Data Transit Corp. of an estimated 19,496,177 shares of common stock that it will receive upon conversion of the convertible installment note based on the market price of our common stock on May 11, 2005. Except in very limited circumstances, at no time will Data Transit Corp. own more than 4.99% of our outstanding shares of common stock.
      The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock offered hereby.
      The following table sets forth the number of shares we would be required to issue to the selling stockholder upon conversion of the convertible installment note as of June 13, 2005, assuming a conversion price of $1.085. The selling stockholder has not had a material relationship with us within the past three years other than as a result of the ownership of our shares or other securities acquired by it in connection with the sale of substantially all of its assets to us in August 2004.

	Beneficially		Offered		Owned After
Selling Stockholder	Owned(1)(2)		Hereby(1)(2)		the Offering

Data Transit Corp.	19,496,177	(3)	19,496,177	(3)	0	(4)

(1)	The number of shares has been computed by taking the original maximum principal amount of the convertible installment note plus an estimated amount of interest, multiplied by 120% (to take into account possible share fluctuations) and divided by the estimated conversion price computed as of the date of this prospectus.

(2)	This Registration Statement shall also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(3)	Estimated based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq National Market on June 13, 2005.

(4)	Assumes that all shares registered hereunder are sold pursuant to this prospectus and that Data Transit Corp. does not acquire any additional shares of common stock.

PLAN OF DISTRIBUTION
      The selling stockholder is offering its shares of common stock for its account and not for our account. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholder; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock.
      The selling stockholder and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder were to be deemed an underwriter, such selling stockholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
      The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

•	in the over-the-counter market; or

•	otherwise than on such exchanges or services or in the over-the-counter market.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
      The selling stockholder and any other persons participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other such persons. In addition, Regulation M under the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
      The selling stockholder may sell some or all of the common stock in transactions where its broker-dealer may act solely as agent and/or may acquire common stock as principal. The selling stockholder’s broker-dealers acting as agents may receive commissions from the selling stockholder (and, purchaser or purchasers). Such commissions may be at negotiated rates where permissible and may be in excess of the customary commission prescribed by such governing rules. In the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with the resales may pay to or receive commissions from the purchaser of the common stock.
      Any brokers, dealers and agents who participate in any sale of the common stock may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.
      The selling stockholder is not required to sell any or all of the common stock offered pursuant to this prospectus. The selling stockholder may instead transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
      We agreed with the selling stockholder to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

•	the date the common stock will be eligible for resale under Rule 144(k) of the Securities Act of 1933; or

•	the date all of the common stock offered pursuant to this prospectus has been sold.
      We intend to de-register any of the shares not sold by the selling stockholder at the end of such period.
      To the extent required, the specific shares of common stock sold and the remaining number of shares of common stock to be sold with respect to a particular offering will be described in a prospectus supplement. Upon being notified by the selling stockholder that a donee or pledgee who holds the selling stockholder’s interest intends to sell more than 500 shares, we will file a prospectus supplement.
      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than attorneys’ fees or commissions, fees and discounts of brokers, dealers and agents.

DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 750,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.
      The following is a summary of some of the terms of our common stock, preferred stock, charter, bylaws and stockholder rights plan and certain provisions of Delaware Law. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of our charter, bylaws, stockholder rights plan and Delaware law. Please see those documents and Delaware law for further information.
Common Stock
      As of June 1, 2005, there were 268,624,213 shares of our common stock outstanding. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available therefor. See “Dividend Policy.” In the event of a liquidation, dissolution or winding up of Finisar, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock issued upon conversion of the notes will be, fully paid and non-assessable.
Preferred Stock
      Our Board of Directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series. In addition, the Board of Directors may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Finisar or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock or otherwise adversely affect the rights of holders of our common stock. At present, we have no plans to issue any shares of preferred stock.
Prior Registration Rights

Holders of 2 1/2% Convertible Subordinated Notes due 2010
      Pursuant to a registration rights agreement dated as of October 15, 2003 between Finisar and the initial purchasers of our 2 1/2% Convertible Subordinated Notes, we filed, at our expense, with the Commission a shelf registration statement on Form S-3 covering resales by holders of all notes and the common stock issuable upon conversion of the notes. The registration statement became effective in February 2004. We are required to use our best efforts to keep the registration statement effective until the earlier of (A) the date that is two years after the last date of original issuance of any of the notes or (October 15, 2005); (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or (C) the sale pursuant to the shelf registration statement of all securities registered thereunder.
      We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. If:

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registrations statement to be effective or usable; or

•	the prospectus has been suspended as described in the proceeding paragraph longer than the period permitted by such paragraph;
each, a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

•	an additional 0.5% of the principal amount from and after the 91st day following such registration default.
      In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

I-TECH CORP.
      Under an acquisition agreement with I-TECH CORP., we agreed to file with the Commission, at our expense, a shelf registration statement on Form S-3 covering the resale of shares of our common stock issued upon conversion of convertible promissory notes having an aggregate principal amount of approximately $12.1 million which were issued to the sole shareholder of I-TECH CORP. in the acquisition. We are required to use our reasonable efforts to keep the registration statement effective until two months after the date on which the convertible promissory notes have been fully converted into shares of our common stock. We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to material undisclosed information or events concerning us.

VantagePoint Venture Partners
      Under an agreement with Infineon, we filed with the Commission, at our expense, a shelf registration statement on Form S-3 covering the resale of 34,000,000 shares of our common stock issued in connection with the acquisition of certain assets related to the transceiver and transponder business of Infineon’s fiber optics business unit. In April 2005, Infineon sold the 34 million shares of common stock to certain funds managed by VantagePoint Venture Partners (collectively, VantagePoint) in a private transaction and assigned its registration rights to VantagePoint. We agreed to keep the registration statement effective until the earlier of:

•	Such time as all of the shares have been sold by VantagePoint; or

•	such time as VantagePoint is permitted to sell all of the shares held by it without registration pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force permitting the sale of restricted securities without limitation on the amount of securities sold or the manner of sale).
      We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to material undisclosed information or events concerning us, provided that such delay does not exceed three (3) months and may not be exercised more than once in any 12-month period.

Data Transit Corp.
      Under an acquisition agreement with Data Transit Corp., we agreed to file with the Commission, at our expense, a shelf registration statement on Form S-3 covering the resale of shares of our common stock issued upon conversion of a convertible installment note issued to Data Transit Corp. in the acquisition. We are required to use our reasonable efforts to keep the registration statement effective until such time as all of the shares issuable upon conversion of the note have been sold. We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to material undisclosed information or events concerning us. Additional information relating to the Data Transit Corp. transaction can be found under the heading “Selling Stockholder.”

CyOptics, Inc.
      Under a stock purchase agreement with CyOptics, Inc. (“CyOptics”), we agreed to file with the Commission, at our expense, a shelf registration statement on Form S-3 covering the resale of shares of our common stock issued or issuable upon conversion of a convertible promissory note having an aggregate principal amount of $3.75 million, which was issued to CyOptics in connection with our purchase of 24,298,580 shares of CyOptics Series F Preferred Stock. We intend to use our reasonable efforts to keep the registration statement effective for a period of up to forty-five (45) days, or a shorter period until CyOptics has sold all shares issuable to it upon conversion of the promissory note. We will suspend the use of the prospectus that is a part of the shelf registration statement under certain circumstances relating to material undisclosed information or events concerning us.
Antitakeover Provisions

Delaware Law
      Finisar is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for a period of three years, unless:

•	prior to the time that a stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that a stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
      Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

Certificate of Incorporation and Bylaw Provisions
      Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Finisar. These provisions could cause the value of the notes and the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Finisar.
      Our certificate of incorporation provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, because the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.

Stockholder Rights Plan
      In September 2002, our Board of Directors adopted a stockholder rights plan under which our stockholders received one share purchase right for each share of our common stock held by them. The rights are not currently exercisable or tradable separately from our common stock and are currently evidenced by the common stock certificates. The rights expire on September 24, 2012 unless earlier redeemed or exchanged by us. Subject to exceptions, the rights will separate from our common stock and become exercisable when a person or group (other than certain exempt persons) acquires, or announces its intention to commence a tender or exchange offer upon completion of which such person or group would acquire, 20% or more of our common stock without prior Board approval. Should such an event occur, then, unless the rights are redeemed or exchanged or have expired, Finisar stockholders, other than the acquirer, will be entitled to purchase shares of our common stock at a 50% discount from its then-Current Market Price (as defined) or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
LEGAL MATTERS
      The validity of the common stock offered hereby will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, East Palo Alto, California. As of the date of this prospectus, attorneys of DLA Piper Rudnick Gray Cary US LLP beneficially own an aggregate of 20,900 shares of our common stock.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at April 30, 2004 and 2003, and for each of the three years in the period ended April 30, 2004, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-1, including the exhibits and schedules thereto, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.
      We file periodic and current reports, proxy statements, and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement will also be available to you on the SEC’s Web site. The address of this site is http://www.sec.gov.

FINISAR CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS INDEX

FINISAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2005	2004

	(Unaudited)
	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$25,753	$69,872
Short-term investments	75,815	73,526
Restricted investments	3,734	6,329
Accounts receivable, trade (net)	33,466	28,481
Accounts receivable, other	9,517	11,314
Inventories	36,296	34,717
Prepaid expenses	7,464	4,736
Deferred income taxes	28	2,045

Total current assets	192,073	231,020
Property, plant, equipment and improvements, net	82,848	107,736
Restricted investments, long-term	7,204	8,921
Purchased intangibles, net	36,066	47,961
Goodwill	67,232	60,620
Minority investments	24,004	24,227
Other assets	15,403	14,220

Total assets	$424,830	$494,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,557	$29,460
Accrued compensation	4,935	4,376
Other accrued liabilities	14,614	14,464
Non-cancelable purchase obligations	6,223	7,038
Income tax payable	52	790
Current portion of other long-term liabilities	2,000	2,000

Total current liabilities	47,381	58,128
Long-term liabilities:
Convertible notes, net of unamortized portion of beneficial conversion feature of $17,558 and $20,757 at January 31, 2005 and April 30, 2004, respectively	247,962	229,493
Other long-term liabilities	125	2,194
Deferred income taxes	28	2,045

Total long-term liabilities	248,115	233,732
Commitments and contingent liabilities
Stockholders’ equity:
Common stock, $0.001 par value, 224,765,778 shares issued and outstanding at January 31, 2005 and 222,531,335 shares issued and outstanding at April 30, 2004	224	222
Additional paid-in capital	1,262,324	1,259,759
Notes receivable from stockholders	—	(481)
Deferred stock compensation	(20)	(162)
Accumulated other comprehensive income	281	710
Accumulated deficit	(1,133,475)	(1,057,203)

Total stockholders’ equity	129,334	202,845

Total liabilities and stockholders’ equity	$424,830	$494,705

See accompanying notes

FINISAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2005	2004	2005	2004

	(Unaudited, in		(Unaudited, in
	thousands, except per		thousands, except per
	share data)		share data)
Revenues	$73,082	$46,416	$205,964	$128,623
Cost of revenues	51,018	32,778	146,221	101,281
Impairment of acquired developed technology	—	—	3,656	—
Amortization of acquired developed technology	5,376	4,656	17,027	13,968

Gross profit	16,688	8,982	39,060	13,374

Operating expenses:
Research and development	14,535	12,849	47,653	47,459
Sales and marketing	7,179	4,905	21,900	13,762
General and administrative	5,476	4,517	15,153	12,826
Amortization of deferred stock compensation	21	115	142	(238)
Acquired in-process research and development	—	—	318	—
Amortization of purchased intangibles	170	143	483	429
Restructuring costs	—	(1,199)	—	1,173
Impairment of assets	18,798	—	18,798	—
Other acquisition costs	—	45	—	239

Total operating expenses	46,179	21,375	104,447	75,650

Loss from operations	(29,491)	(12,393)	(65,387)	(62,276)
Interest income	561	804	1,713	2,329
Interest expense	(3,872)	(3,339)	(10,787)	(25,398)
Other expense, net	(158)	(572)	(1,754)	(3,707)

Loss before income taxes	(32,960)	(15,500)	(76,215)	(89,052)
Provision for income taxes	—	43	57	289

Net loss	$(32,960)	$(15,543)	$(76,272)	$(89,341)

Loss per share — basic and diluted	$(0.15)	$(0.07)	$(0.34)	$(0.42)

Shares used in loss per share calculation — basic and diluted	224,170	219,900	223,491	214,235

See accompanying notes.

FINISAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	January 31,

	2005	2004

	(Unaudited, in thousands)
Operating Activities:
Net loss	$(76,272)	$(89,341)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,407	24,257
Amortization of deferred stock compensation	142	(238)
Acquired in-process research and development	318	—
Amortization of purchased intangibles	483	429
Amortization of acquired developed technology	17,027	13,968
Amortization of beneficial conversion feature	3,199	9,126
Loss on conversion of convertible notes	—	10,763
Loss on sale of equipment	1,174	—
Pro-rata share of losses in a minority investment (equity method)	1,223	928
Amortization of premium (discount) on restricted securities	(197)	(220)
Other than temporary decline in market value of marketable securities	—	528
Loss on retirement of assets	286	122
Impairment of minority investment	—	1,631
Impairment of goodwill and intangible assets	3,656	—
Impairment of assets	18,798	—
Gain on debt extinguishment	—	(86)
Non-employee option expense	16	962
Other non-cash charges	—	847

Total non-cash adjustment in operating activities	67,532	63,017
Changes in operating assets and liabilities:
Accounts receivable	(4,647)	(6,045)
Inventories	(1,450)	9,741
Other assets	(4,442)	(3,053)
Accounts payable	(10,066)	(1,455)
Accrued compensation	559	(951)
Other accrued liabilities	6,007	1,599

Total change in operating assets and liabilities	(14,039)	(164)

Net cash used in operating activities	(22,779)	(26,488)

Investing activities:
Purchases of property, plant, equipment and improvements	(15,483)	(7,673)
Sale of property, plant, equipment and improvements	743	—
Sale/(purchase) of short-term investments	(3,300)	7,478
Maturity of restricted securities	5,156	—
Purchase of minority investments	(1,000)	1,684
Acquisition of product line assets	(6,168)	—

Net cash (used in)/provided by investing activities	(20,052)	1,489

Financing activities:
Payment received on stockholder note receivable	467	458
Payments on other long-term liabilities	(3,046)	—
Proceeds from convertible debt offering net of issuance costs	—	130,903
Repurchase of convertible notes	—	(1,860)
Proceeds from exercise of stock options and stock purchase plan net of repurchase of unvested shares	1,291	5,774

Net cash (used in)/provided by financing activities	(1,288)	135,275

Net (decrease)/increase in cash and cash equivalents	(44,119)	110,276
Cash and cash equivalents at beginning of period	69,872	40,918

Cash and cash equivalents at end of period	$25,753	$151,194

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,538	$2,762

Cash paid for taxes	$174	$269

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock upon conversion of convertible notes	$—	$33,513

See accompanying notes.

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.	Summary of Significant Accounting Policies

Description of Business
      Finisar Corporation was incorporated in the state of California on April 17, 1987. In November 1999, Finisar Corporation reincorporated in the state of Delaware. Finisar Corporation designs, manufactures, and markets optical subsystems and components and network test and monitoring systems for high-speed data communications. Optical subsystems consist primarily of transceivers sold to manufacturers of storage and networking equipment for storage area networks (SAN), local area networks (LAN) and metropolitan access networks (MAN) applications. Optical subsystems also include multiplexers, demultiplexers and optical add/drop modules used in MAN applications. Optical components consist primarily of packaged lasers and photodetectors which are incorporated in transceivers, primarily for LAN and SAN applications.

Interim Financial Information and Basis of Presentation
      The accompanying unaudited condensed consolidated financial statements as of January 31, 2005, and for the three and nine month periods ended January 31, 2005 and 2004, have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission, and include the accounts of Finisar Corporation and its wholly-owned subsidiaries (collectively, “Finisar” or the “Company”). Intercompany accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company’s financial position at January 31, 2005 and its operating results and cash flows for the nine-month periods ended January 31, 2005 and 2004. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes for the fiscal year ended April 30, 2004.
      The balance sheet at April 30, 2004 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

Fiscal Periods
      The Company maintains its financial records on the basis of a fiscal year ending on April 30, with fiscal quarters ending on the Sunday closest to the end of the period (thirteen-week periods). For ease of reference, all references to period end dates have been presented as though the period ended on the last day of the calendar month. The first three quarters of fiscal 2005 ended on August 1, 2004, October 31, 2004 and January 30, 2005, respectively. The first three quarters of fiscal 2004 ended on July 27, 2003, October 26, 2003 and January 25, 2004, respectively.

Use of Estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Revenue Recognition
      The Company’s revenue transactions consist predominately of sales of products to customers. The Company follows SEC Staff Accounting Bulletin (SAB) No. 104 Revenue Recognition. Specifically, the

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, generally upon shipment, the price is fixed or determinable and collectability is reasonably assured. For those arrangements with multiple elements, or in related arrangements with the same customer, the Company invoices and charges for each separate element based on the list price for such element.
      At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with sales, recorded as a component of cost of revenues. The Company’s customers and distributors generally do not have return rights.
      However, the Company has established an allowance for estimated customer returns, based on historical experience, which is netted against revenue.

Segment Reporting
      Statement of Financial Accounting Standards (SFAS) No. 131 Disclosures about Segments of an Enterprise and Related Information establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it operates in two segments consisting of optical subsystems and components and network test and monitoring systems.

Concentrations of Credit Risk
      Financial instruments which potentially subject Finisar to concentrations of credit risk include cash, cash equivalents, short-term and restricted investments and accounts receivable. Finisar places its cash, cash equivalents and short-term and restricted investments with high-credit quality financial institutions. Such investments are generally in excess of FDIC insurance limits. Concentrations of credit risk, with respect to accounts receivable, exist to the extent of amounts presented in the financial statements. Generally, Finisar does not require collateral or other security to support customer receivables. Finisar performs periodic credit evaluations of its customers and maintains an allowance for potential credit losses based on historical experience and other information available to management. Losses to date have been within management’s expectations. At January 31, 2005, one optical subsystems and components customer represented 21.4% of total accounts receivable. At April 30, 2004, one optical subsystems and components customer represented 12.2% of total accounts receivable.

Current Vulnerabilities Due to Certain Concentrations
      Finisar sells products primarily to customers located in North America. During the three and nine months ended January 31, 2005, sales to one optical subsystems and components customer represented 35.8% and 30.4% of total revenues, respectively. During the three and nine months ended January 31, 2004, sales to one optical subsystems and components customer represented 26.3% and 22.1% of total revenues, respectively. No other customer represented more than 10% of sales in any of these periods.

Foreign Currency Translation
      The functional currency of our foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. Revenues and expenses are translated using average exchange rates prevailing during the year. Any translation adjustments

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
resulting from this process are shown separately as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses are included in the determination of net loss.

Research and Development
      Research and development expenditures are charged to operations as incurred.

Advertising Costs
      Advertising costs are expensed as incurred. Advertising is used infrequently in marketing the Company’s products. Advertising costs were $135,000 and $514,000 in the three and nine months ended January 31, 2005, respectively. Advertising costs were $24,000 and $106,000 in the three and nine months ended January 31, 2004, respectively.

Shipping and Handling Costs
      The Company records costs related to shipping and handling in cost of sales for all periods presented.

Cash and Cash Equivalents
      Finisar’s cash equivalents consist of money market funds and highly liquid short-term investments with qualified financial institutions. Finisar considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Investments

Short-Term
      Short-term investments consist of interest bearing securities with maturities of greater than 90 days from the date of purchase and an equity security. Pursuant to SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities, the Company has classified its short-term investments as available-for-sale. Available-for-sale securities are stated at market value, which approximates fair value, and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. A decline in the market value of the security below cost, that is deemed other than temporary, is charged to earnings, resulting in the establishment of a new cost basis for the security.

Restricted Investments
      Restricted investments consist of interest bearing securities with maturities of greater than three months from the date of purchase and investments held in escrow under the terms of the Company’s convertible subordinated notes. In accordance with SFAS 115, the Company has classified its restricted investments as held-to-maturity. Held-to-maturity securities are stated at amortized cost.

Other
      The Company uses the cost method of accounting for investments in companies that do not have a readily determinable fair value in which it holds an interest of less than 20% and over which it does not have the ability to exercise significant influence. For entities in which the Company holds an interest of greater than 20% or in which the Company does have the ability to exercise significant influence, the Company uses the equity method. In determining if and when a decline in the market value of these investments below their carrying value is other-than-temporary, the Company evaluates the market conditions, offering prices, trends

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
of earnings and cash flows, price multiples, prospects for liquidity and other key measures of performance. The Company’s policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders. The Company’s minority investments in private companies are generally made in exchange for preferred stock with a liquidation preference that is intended to help protect the underlying value of its investment.

Fair Value of Financial Instruments
      The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation and other accrued liabilities, approximate fair value because of their short maturities. As of January 31, 2005 and April 30, 2004, the fair value of the Company’s convertible subordinated debt was approximately $232.6 million and $230.2 million, respectively.

Inventories
      Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.
      The Company permanently writes down the cost of inventory that the Company specifically identifies and considers obsolete or excessive to fulfill future sales estimates. The Company defines obsolete inventory as inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using management’s best estimate of future demand at the time, based upon information then available to the Company. The Company uses a twelve-month historical usage model to compute excess inventory and, in addition to the historical usage model, the Company also considers: (1) forecast demand, (2) parts and subassemblies that can be used in alternative finished products, (3) parts and subassemblies that are likely to be engineered out of the Company’s products, and (4) known design changes which would reduce the Company’s ability to use the inventory as planned.

Property, Equipment and Improvements
      Property, equipment and improvements are stated at cost, net of accumulated depreciation and amortization. Property, plant, equipment and improvements are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three years to seven years except for buildings, which are depreciated over 40 years. Land is carried at acquisition cost and not depreciated. Leased land is depreciated over the life of the lease.

Goodwill and Other Intangible Assets
      Goodwill and other intangible assets result from acquisitions accounted for under the purchase method. Amortization of intangibles has been provided on a straight-line basis over periods ranging from one to nine years. The amortization of goodwill ceased with the adoption of SFAS No. 142 beginning in the first quarter of fiscal 2003.

Accounting for the Impairment of Long-Lived Assets
      The Company periodically evaluates whether changes have occurred to long-lived assets that would require revision of the remaining estimated useful life of the property, improvements and assigned intangible assets or render them not recoverable. If such circumstances arise, the Company uses an estimate of the

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows.

Stock-Based Compensation
      Finisar accounts for employee stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25 Accounting for Stock Issued to Employees and complies with the disclosure provisions of SFAS No. 123 Accounting for Stock-Based Compensation and SFAS No. 148 Accounting for Stock-based Compensation — Transition and Disclosure. The Company accounts for stock issued to non-employees in accordance with provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Investments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.
      The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock benefits, including shares issued under the Company’s stock option plans and Employee Stock Purchase Plan (collectively “options”). For purposes of these pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods and the amortization of deferred compensation has been added back. Pro forma information follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2005	2004	2005	2004

Net loss-as reported	$(32,960)	$(15,543)	$(76,272)	$(89,341)
Add: Stock-based employee compensation included in net loss	21	115	142	(238)
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(5,248)	(7,021)	(16,085)	(24,746)

Net loss-pro forma	$(38,187)	$(22,449)	$(92,215)	$(114,325)

Basic and diluted net loss per share-as reported	$(0.15)	$(0.07)	$(0.34)	$(0.42)

Basic and diluted net loss per share-pro forma	$(0.17)	$(0.10)	$(0.41)	$(0.53)

      The fair value of the Company’s stock option grants prior to the Company’s initial public offering was estimated at the date of grant using the minimum value option valuation model. The fair value of the Company’s stock options grants subsequent to the initial public offering was determined using the Black-Scholes valuation model based on the actual stock closing price on the day previous to the date of grant. These option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because Finisar’s stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
      The fair value of these options at the date of grant was estimated using the following weighted-average assumptions for the three months ended January 31, 2005. For stock options grants the Company used a risk-free interest rate of 3.69%, a volatility factor of 1.144, a weighted-average expected life of the option of 3.84 and a dividend yield of 0%. For the employee stock purchase plan the Company used: risk-free interest rate of 2.85%, a dividend yield of 0%, a volatility factor of 0.99, and a weighted-average expected life of the option of 0.46 years.
      The fair value of these options at the date of grant was estimated using the following weighted-average assumptions for the three and nine month periods ended January 31, 2004. For stock options grants we used: risk-free interest rates of 2.14% for both periods; a volatility factor of 0.79 and 0.89, respectively; a weighted-average expected life of the option of 3.60 for both periods; and a dividend yield of 0% for both periods. For our employee stock purchase plan the Company used: risk-free interest rates of 2.14% and 1.35%, respectively; a volatility factor of 0.79 and 1.13, respectively; a weighted-average expected life of the option of 0.75 and 0.58, respectively; and a dividend yield of 0% for both periods.

Net Loss Per Share
      Basic and diluted net loss per share is presented in accordance with SFAS No. 128 Earnings Per Share for all periods presented. Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share has been computed using the weighted-average number of shares of common stock and dilutive potential common shares from options and warrants (under the treasury stock method), convertible redeemable preferred stock (on an if-converted basis) and convertible notes (on an as-if-converted basis) outstanding during the period.

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
      The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2005	2004	2005	2004

Numerator:
Net loss	$(32,960)	$(15,543)	$(76,272)	$(89,341)
Denominator for basic net loss per share:
Weighted-average shares outstanding-total	224,170	220,952	223,576	215,513
Weighted-average shares outstanding-subject to repurchase	—	(733)	(85)	(958)
Weighted-average shares outstanding-performance stock	—	(319)	—	(320)

Weighted-average shares outstanding-basic and diluted	224,170	219,900	223,491	214,235

Basic and diluted net loss per share	$(0.15)	$(0.07)	$(0.34)	$(0.42)

Common stock equivalents related to potentially dilutive securities excluded from computation above because they are anti-dilutive:
Employee stock options	8,760	17,479	5,480	11,249
Stock subject to repurchase	—	733	85	958
Convertible debt	58,647	58,647	58,647	35,351
Warrants assumed in acquisition	942	977	942	1,018
Performance stock	—	—	—	1

Potentially dilutive securities	68,349	77,836	65,154	48,577

      Excluded from the above listing of potentially dilutive securities are the shares of common stock to be issued upon conversion of the convertible promissory note issued during the three months ended October 31, 2004 as consideration for the purchase of assets of Data Transit Corp. Due to the uncertainty surrounding the timing of conversion, and the fact that conversion price is not fixed, the Company is unable at this time to accurately estimate the number of shares of common stock that will be issued upon conversion of the convertible promissory note.

Comprehensive Income
      SFAS No. 130 Reporting Comprehensive Income establishes rules for reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities and foreign currency translation adjustments to be included in comprehensive income.

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
      The components of comprehensive loss for the three and nine months ended January 31, 2005 and 2004 are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2005	2004	2005	2004

Net loss	$(32,960)	$(15,543)	$(76,272)	$(89,341)
Foreign currency translation adjustment	(124)	25	(65)	156
Change in unrealized gain (loss) on securities, net of reclassification adjustments for realized gain (loss)	(272)	(31)	(364)	115

Comprehensive loss	$(33,356)	$(15,549)	$(76,701)	$(89,070)

      The components of accumulated other comprehensive income, net of taxes, were as follows (in thousands):

	January 31,	April 30,
	2005	2004

Net unrealized losses on available-for-sale securities	$(395)	$(31)
Cumulative translation adjustment	676	741

Accumulated other comprehensive income	281	710

Effect of New Accounting Standards
      In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), which replaces SFAS 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after December 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. On April 14, 2005, the Securities and Exchange Commission (or the “SEC”) adopted a rule amendment that delayed the compliance dates for FAS 123R such that we are now allowed to adopt the new standard no later than May 1, 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method of compensation cost and the transition method to be used at date of adoption. The transition methods include retroactive and prospective adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company expects to adopt SFAS 123R under the prospective method. The Company is evaluating the requirements of SFAS 123R and has not yet determined the effect of adopting SFAS 123R or whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123, though the Company does expect that the adoption of SFAS 123R will result in significant additional stock-based compensation expense.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of APB No. 43, Chapter 4 (“SFAS 151”), which is the result of the FASB’s efforts to converge U.S. accounting standards for inventory with International Accounting Standards. SFAS 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption of SFAS 151 to have a material impact on its results of operations.

2.	Acquisition of Assets of Data Transit Corp.
      On August 6, 2004, the Company completed the purchase of substantially all of the assets of Data Transit Corp. in exchange for a cash payment of $500,000 and the issuance of a convertible promissory note in the original principal amount of $16,270,000. Transaction costs totalled $682,000. The original principal amount of the convertible promissory note is adjustable downward by up to $3,188,375 should the acquired business fail to achieve certain business integration milestones. The principal balance of the note bears interest at 8% per annum and is due and payable, if not sooner converted, on the second anniversary of its issuance. Generally, the terms of the convertible promissory note provide for automatic conversion of the outstanding principal and interest into shares of the Company’s common stock on a biweekly basis, commencing on the later of the effectiveness of a registration statement covering the resale of the shares or one year after the closing date. The conversion price is the average closing bid price of the stock for the three days preceding the date of conversion. The amount of principal and interest to be converted on each conversion date is based on the average trading volume of the Company’s common stock over the preceding 14 days. The Company agreed to file a registration statement with the Securities and Exchange Commission to cover the resale of the shares of common stock issuable upon conversion of the convertible promissory note. In reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 (the “Securities Act”), the issuance of the convertible promissory note and the shares of the Company’s common stock issuable upon conversion of the convertible promissory note were not registered under the Securities Act.
      The following is a summary of the initial purchase price allocation for this asset acquisition including $682,000 of transaction costs (in thousands):

Acquired Intangible Assets

Net		In-Process
Tangible	Developed	Research &
Assets	Technology	Development	Tradename	Goodwill	Total

$1,708	$8,514	$318	$758	$6,154	$17,452
      The amounts allocated to in-process research and development (“IPRD”) were determined through established valuation techniques in the high-technology industry and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. Research and development costs to bring the products from the acquired assets to technological feasibility are not expected to have a material impact on the Company’s future results of operations or cash flows. Goodwill represents the excess of purchase consideration over the fair value of the assets, including identifiable intangible assets, net of the fair value of liabilities assumed. Intangible assets related to the acquisition, excluding goodwill, are amortized to expense on a straight-line basis over their estimated useful lives ranging from one to nine years.

3.	Loans Related to Acquisition of Assets from New Focus, Inc.
      In partial consideration for the purchase of certain assets of New Focus, Inc. for a total value of $12.1 million in May 2002, the Company delivered to New Focus a non-interest bearing convertible promissory note in the principal amount of $6.75 million. On August 9, 2002, the note was converted into 4,027,446 shares of common stock. Payments of $1.4 million in August 2003, and $2.0 million in September 2004, were made to pay down minimum commitments to New Focus under a royalty arrangement entered into in connection with the acquisition. The remaining minimum commitment with respect to royalty

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
payments totaling $2.0 million will be paid in August 2005. Because such payments are not fixed in time, they were not discounted as otherwise required under APB Opinion No. 21.

4.	Inventories
      Inventories consist of the following (in thousands):

	January 31,	April 30,
	2005	2004

Raw materials	$12,827	$20,072
Work-in-process	11,710	8,512
Finished goods	11,759	6,133

	$36,296	$34,717

      During the three and nine months ended January 31, 2005, the Company recorded charges of $2.2 million and $10.0 million, respectively, for excess and obsolete inventory and sold inventory that was written-off in previous periods with an approximate cost of $2.7 million and $7.5 million, respectively. As a result, cost of revenue associated with the sale of this inventory was zero.
      During the three and nine months ended January 31, 2004, the Company recorded charges of $2.2 million and $18.8 million, respectively, for excess and obsolete inventory and sold inventory that was written-off in previous periods with an approximate cost of $5.6 million and $13.5 million, respectively. As a result, cost of revenue associated with the sale of this inventory was zero.

5.	Property, Plant, Equipment and Improvements
      Property, plant, equipment and improvements consist of the following (in thousands):

	January 31,	April 30,
	2005	2004

Land	$9,747	$18,788
Buildings	10,157	21,271
Computer equipment	30,583	27,712
Office equipment, furniture and fixtures	3,249	3,542
Machinery and equipment	102,157	94,002
Leasehold improvements	7,624	6,858

	163,517	172,173
Accumulated depreciation and amortization	(80,669)	(64,437)

Property, plant, equipment and improvements, net	$82,848	$107,736

6.	Impairment of Assets
      During the quarter ended January 31, 2005, the Company recorded an impairment charge of $18.8 million to write down the carrying value of one of its corporate office facilities located in Sunnyvale, California upon entering into a sale-leaseback agreement. The property was written down to its appraised value, which was based on the work of an independent appraiser in conjunction with the sale-leaseback agreement. Due to retention by the Company of an option to acquire the leased properties at fair value at the end of the fifth year of the lease, the sale-leaseback transaction will be accounted for in the Company’s fourth quarter ending

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
April 30, 2005 as a financing transaction under which the sale will not be recorded until the option expires or is otherwise terminated.

7.	Income Taxes
      The Company recorded a provision for income taxes of $0 and $57,000 for the quarter and nine months, respectively, ended January 31, 2005 compared to $43,000 and $289,000 for the quarter and nine months, respectively, ended January 31, 2004. The provision in fiscal 2005 resulted from current year state minimum tax payments and foreign income taxes netted against the return of certain state payments made in fiscal 2004 in excess of the fiscal 2004 final state tax liability. The provision for income taxes in fiscal 2004 primarily consisted of state minimum taxes.
      Realization of deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets as of January 31, 2005 have been fully offset by a valuation allowance. The Company does not expect to record any tax benefit for future operating losses that may be sustained in fiscal 2005.
      A portion of the valuation allowance at January 31, 2005 related to stock option deductions that are not currently realizable and will be credited to paid-in capital if and when realized. The remaining portion of the valuation allowance, when realized, will first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries and then income tax expense. There can be no assurance that deferred tax assets subject to the valuation allowance will be realized.
      Utilization of the Company’s net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations set forth by Internal Revenue Code Section 382 and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization.

8.	Deferred Stock Compensation
      In connection with the grant of certain stock options to employees, Finisar recorded deferred stock compensation prior to the Company’s initial public offering, representing the difference between the deemed value of the Company’s common stock for accounting purposes and the option exercise price of these options at the date of grant. During fiscal 2001 and fiscal 2002, the Company recorded additional deferred compensation related to the assumption of stock options associated with companies acquired during those years. Deferred stock compensation is presented as a reduction of stockholders’ equity, with graded amortization recorded over the five-year vesting period. The amortization expense relates to options awarded to employees in all operating expense categories. The following table summarizes the amount of deferred stock compensation expense which Finisar has recorded and the amortization it has recorded and expects to record in future periods in connection with grants of certain stock options to employees during fiscal 1999 and 2000 and assumptions of stock options associated with companies acquired during fiscal 2001 and 2002. Amounts to

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
be recorded in future periods could decrease if options for which accrued but unvested compensation have been recorded are forfeited (in thousands):

	Deferred Stock
	Compensation	Amortization
	Generated	Expense

Fiscal year ended April 30, 1999	$2,403	$427
Fiscal year ended April 30, 2000	12,959	5,530
Fiscal year ended April 30, 2001	21,217	13,543
Fiscal year ended April 30, 2002	1,065	11,963
Fiscal year ended April 30, 2003	(6,855)	(1,719)
Fiscal year ended April 30, 2004	(988)	(105)
Fiscal year ending April 30, 2005	—	162

Total	$29,801	$29,801

9.	Purchased Intangible Assets Including Goodwill
      During fiscal 2004, the Company recorded additional goodwill in the optical subsystems and components reporting unit in the amount of $147,000 as a result of payments made upon the achievement of certain milestones specified in the acquisition agreement under which the Company acquired Transwave Fiber, Inc. (“Transwave”), and $40.6 million in conjunction with the acquisition of the Honeywell VCSEL Optical Products business unit.
      During the first quarter of fiscal 2005, the Company recorded additional goodwill in the optical subsystems and components reporting unit in the amount of $256,000 as a result of payments made upon the achievement of certain milestones specified in the Transwave acquisition agreement. The Company also recorded an additional $7,000 in conjunction with the acquisition of the Honeywell VCSEL Optical Products business unit.
      During the second quarter of fiscal 2005, as a result of the acquisition of assets from Data Transit Corp., the Company recorded goodwill in the network test and monitoring systems reporting unit in the amount of $6.2 million as well as additional purchased technology and trade name assets in the amount of $8.5 million and $758,000, respectively. The Company also recorded an additional $32,000 of goodwill in conjunction with the acquisition of the Honeywell VCSEL Optical Products business unit.
      During the third quarter of fiscal 2005, the Company recorded additional goodwill in the network test and monitoring systems reporting unit in the amount of $163,000 in conjunction with the acquisition of Data Transit Corp.
      The following table reflects the changes in the carrying amount of goodwill by reporting unit (in thousands):

	Optical	Network Test
	Subsystems	and
	and	Monitoring	Consolidated
	Components	Systems	Total

Balance at April 30, 2004	$44,620	$16,000	$60,620
Addition related to acquisitions	39	6,317	6,356
Addition related to achievement of milestones	256	—	256

Balance at January 31, 2005	$44,915	$22,317	$67,232

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
      The following table reflects intangible assets subject to amortization as of January 31, 2005 and April 30, 2004 (in thousands):

	January 31, 2005

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount

Purchased technology	$112,900	$(78,164)	$34,736
Trade name	3,625	(2,295)	1,330

Totals	$116,525	$(80,459)	$36,066

	April 30, 2004

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount

Purchased technology	$104,387	$(57,481)	$46,906
Trade name	2,867	(1,812)	1,055

Totals	$107,254	$(59,293)	$47,961

      During the second quarter of fiscal 2005, the Company determined that the remaining intangible assets related to certain purchased passive optical technology, related to the Company’s acquisition of certain assets of New Focus, Inc., had a fair value of zero. Accordingly, an impairment charge of $3.7 million was recorded against the remaining net book value of these assets.
      Estimated remaining amortization expense for each of the next five fiscal years ending April 30, is as follows (dollars in thousands):

Year	Amount

Remaining 2005	$5,413
2006	16,939
2007	4,511
2008	3,648
2009 and beyond	5,555

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

10.	Available-For-Sale Investments
      The following is a summary of the Company’s available-for-sale investments as of January 31, 2005 and April 30, 2004 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Investment Type	Cost	Gain	Loss	Value

As of January 31, 2005
Debt:
Corporate	$41,385	$2	$(188)	$40,200
Government agency	37,322	8	(217)	37,113
Municipal	970	2	(2)	969

Total	$79,677	$12	$(407)	$79,282

Reported as:
Cash equivalents	$3,468	$—	$(1)	$3,467
Short-term investments	76,209	12	(406)	75,815

	$79,677	$12	$(407)	$79,282

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Investment Type	Cost	Gain	Loss	Value

As of April 30, 2004
Debt:
Corporate	$84,822	$123	$(71)	$84,874
Government agency	35,199	36	(120)	35,115
Municipal	1,854	5	(4)	1,855

Total	$121,875	$164	$(195)	$121,844

Reported as:
Cash equivalents	$48,318	$—	$—	$48,318
Short-term investments	73,557	164	(195)	73,526

	$121,875	$164	$(195)	$121,844

      The gross realized gains (losses) for the three and nine months ended January 31, 2005 were ($13,000) and $15,000, respectively. The gross realized gains (losses)for the three and nine months ended January 31, 2004 were ($23,000) and $410,000, respectively. The gross realized gains (losses) were immaterial for each of these periods. Realized gains and losses were calculated based on the specific identification method.

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Restricted Securities
      The Company has purchased and pledged to a collateral agent, as security for the exclusive benefit of the holders of the Company’s 2 1/2% convertible subordinated notes, U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first eight scheduled interest payments due on each series of notes. These restricted securities are classified as held to maturity and are held on the Company’s consolidated balance sheet at amortized cost. The following table summarizes the Company’s restricted securities as of January 31, 2005 and April 30, 2004 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Investment Type	Cost	Gain	Loss	Value

As of January 31, 2005
Government agency	$10,938	$—	$(133)	$10,805
Classified as:
Short term — less than 1 year	$3,734	$—	$(18)	$3,716
Long term — 1 to 3 years	7,204	—	(115)	7,089

Total	$10,938	$—	$(133)	$10,805

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Investment Type	Cost	Gain	Loss	Value

As of April 30, 2004
Government agency	$15,250	$22	$(85)	$15,187
Classified as:
Short term — less than 1 year	$6,329	$22	$(4)	$6,347
Long term — 1 to 3 years	8,921	—	(81)	8,840

Total	$15,250	$22	$(85)	$15,187

Cost Method Investments
      Included in minority investments at January 31, 2005 and April 30, 2004 are cost method investments of $17.5 million and $16.5 million, respectively. Minority investments at April 30, 2004 represents the carrying value of the Company’s minority investments in four privately held companies accounted for under the cost method. During the quarter ended October 31, 2004, the Company made an investment of $1.0 million in a privately held company accounted for under the cost method.

Equity Method Investments
      Included in minority investments at January 31, 2005 and April 30, 2004 are $6.5 million and $7.7 million, respectively, representing the carrying value of the Company’s minority investment in one private company, Quintessence Photonics, accounted for under the equity method. During the three and nine months ended January 31, 2005, the Company recorded expenses of $430,000 and $1,223,000, respectively, representing our share of the loss of the investee, which was classified as other income/(expense), net. During the three and nine months ended January 31, 2004, the Company recorded expenses of $454,000 and $928,000, respectively.

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

11.	Segments and Geographic Information
      The Company designs, develops, manufactures and markets optical subsystems, components and test and monitoring systems for high-speed data communications. The Company views its business as having two principal operating segments, consisting of optical subsystems and components and network test and monitoring systems. Optical subsystems consist primarily of transceivers sold to manufacturers of storage and networking equipment for storage area networks (SAN), local area networks (LAN), and metropolitan access networks (MAN) applications. Optical subsystems also include multiplexers, demultiplexers and optical add/drop modules used in MAN applications. Optical components consist primarily of packaged lasers and photodetectors which are incorporated in transceivers, primarily for LAN and SAN applications. Network test and monitoring systems include products designed to test the reliability and performance of equipment for a variety of protocols including Fibre Channel, Gigabit Ethernet, 10 Gigabit Ethernet, iSCSI, SAS, and SATA. These test and monitoring systems are sold to both manufacturers and end-users of the equipment.
      The Company’s operating segments report to the President and Chief Executive Officer. Where appropriate, the Company charges specific costs to these segments where they can be identified and allocates certain manufacturing costs, research and development, sales and marketing and general and administrative costs to these operating segments, primarily on the basis of manpower levels or a percentage of sales. The Company does not allocate income taxes, non-operating income, acquisition related costs, stock compensation, interest income and interest expense to its operating segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales.
      Information about reportable segment revenues and income are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2005	2004	2005	2004

Revenues:
Optical subsystems and components	$63,417	$40,741	$177,079	$111,361
Network test and monitoring systems	9,665	5,675	28,885	17,262

Total revenues	$73,082	$46,416	$205,964	$128,623

Depreciation and amortization expense:
Optical subsystems and components	$6,554	$5,931	$20,715	$24,049
Network test and monitoring systems	270	78	692	208
Operating loss:
Optical subsystems and components	(4,199)	(7,261)	(22,569)	(43,121)
Network test and monitoring systems	(927)	(1,372)	(2,394)	(2,693)

Operating loss before unallocated amounts	(5,126)	(8,633)	(24,963)	(45,814)

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2005	2004	2005	2004

Unallocated amounts:
Amortization of acquired developed technology	(5,376)	(4,656)	(17,027)	(13,968)
Amortization of deferred stock compensation	(21)	(115)	(142)	238
Amortization of other intangibles	(170)	(143)	(483)	(429)
Impairment of asset held for sale	(18,798)	—	(18,798)	—
Impairment of acquired developed technology	—	—	(3,656)	—
Non-employee option expense	—	—	—	(891)
Restructuring costs	—	1,199	—	(1,173)
Other acquisition costs	—	(45)	—	(239)
Interest income (expense), net	(3,311)	(2,535)	(9,074)	(23,069)
Acquired In-Process R&D	—	—	(318)	—
Other non-operating income (expense), net	(158)	(572)	(1,754)	(3,707)

Loss before income tax and cumulative effect of accounting change to adopt FAS 142	$(32,960)	$(15,500)	$(76,215)	$(89,052)
      The following is a summary of total assets by segment (in thousands):

	January 31,	April 30,
	2005	2004

Optical subsystems and components	$255,333	$302,128
Network test and monitoring systems	58,740	50,261
Other	110,757	142,316

	$424,830	$494,705

      Short-term, restricted and minority investments are the primary components of other assets in the above table.
      The following is a summary of operations within geographic areas based on the location of the entity purchasing the Company’s products (in thousands):

	Three Months Ended		Nine Months Ended
	January 31,		January 31,

	2005	2004	2005	2004

Revenues from sales to unaffiliated customers:
United States	$61,902	$34,846	$150,229	$97,706
Rest of the world	11,180	11,570	55,735	30,917

	$73,082	$46,416	$205,964	$128,623

      Revenues generated in the U.S. are all from sales to customers located in the United States.

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
      The following is a summary of long-lived assets within geographic areas based on the location of the assets (in thousands):

	January 31,	April 30,
	2005	2004

Long-lived assets
United States	$206,522	$230,225
Malaysia	23,898	21,668
Rest of the world	2,337	2,871

	$232,757	$254,764

      The following is a summary of capital expenditures by reportable segment (in thousands):

	Nine Months Ended
	January 31,

	2005	2004

Optical subsystems and components	$14,877	$7,420
Network test and monitoring systems	$606	$253

12.	Warranty
      The Company offers a one-year limited warranty for all of its products. The specific terms and conditions of these warranties vary depending upon the product sold. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs based on revenue recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.
      Changes in the Company’s warranty liability during the following period were as follows (in thousands):

Nine Months Ended
January 31,
2005

Beginning balance	$984
Additions during the period based on products sold	1,027
Settlements	(166)
Changes in liability for pre-existing warranties including expirations	(358)

Ending balance	$1,487

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

13.	Restructuring
      As of January 31, 2005, $392,000 of committed facilities payments, net of anticipated sublease income, remains accrued and is expected to be fully utilized by fiscal 2006. This amount relates to restructuring activities in fiscal 2003 and remains in other accrued liabilities for payment in future periods as follows (in thousands):

	Hayward	Demeter	Germany	Total	Hayward	Demeter	Germany	Total	Hayward	Demeter	Germany	Total

Fiscal year 2003 actions
Total charges	$3,056	$4,492	—	$7,548	$1,174	$656	—	$1,830	$4,230	$5,148	—	$9,378
Reversal of charge	—	(1,199)	—	(1,199)	—	—	—	—	—	(1,199)	—	(1,199)
Cash payments	(1,146)	(1,087)	—	(2,233)	(1,174)	(656)	—	(1,830)	(2,320)	(1,743)	—	(4,063)
Non-cash charges	(1,351)	(2,373)	—	(3,724)	—	—	—	—	(1,351)	(2,373)	—	(3,724)
Balance from fiscal year 2003 actions to

April 30, 2004	559	(167)	—	392	—	—	—	—	559	(167)	—	392

Fiscal year 2004 actions
Total charges	$—	$546	$849	$1,395	$—	$701	$276	$977	$—	$1,247	$1,125	$2,372
Reversal of charge	—	(791)	—	(791)	—	—	—	—	—	(791)	—	(791)
Cash payments	(167)	412	(849)	(604)	—	(701)	(276)	(977)	(167)	(289)	(1,125)	(1,581)
Balance from fiscal year 2004 actions to

April 30, 2005	(167)	167	—	—	—	—	—	—	(167)	167	—	—

Total accrual balance at January 31, 2005	$392	$—	$—	$392	$—	$—	$—	$—	$392	$—	$—	$392

14.	Pending Litigation
      A securities class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York, purportedly on behalf of all persons who purchased the Company’s common stock from November 17, 1999 through December 6, 2000. The complaint named as defendants Finisar, Jerry S. Rawls, the Company’s President and Chief Executive Officer, Frank H. Levinson, the Company’s Chairman of the Board and Chief Technical Officer, Stephen K. Workman, the Company’s Senior Vice President and Chief Financial Officer, and an investment banking firm that served as an underwriter for the Company’s initial public offering in November 1999 and a secondary offering in April 2000. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(b) of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offerings failed to disclose, among other things, that (i) the underwriter had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriter allocated to those investors material portions of the shares of the Company’s stock sold in the offerings and (ii) the underwriter had entered into agreements with customers whereby the underwriter agreed to allocate shares of the Company’s stock sold in the offerings to those customers in exchange for which the customers agreed to purchase additional shares of the Company’s stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, which were consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. On February 19, 2003, the Court denied the Company’s motion to dismiss the complaint. In July 2004, the Company and the individual defendants accepted a settlement proposal made to all of the issuer defendants. Under the terms of the

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
settlement, the plaintiffs will dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, the Company would be responsible to pay its pro rata portion of the shortfall, up to the amount of the self-insured retention under its insurance policy, which may be up to $2 million. The timing and amount of payments that the Company could be required to make under the proposed settlement will depend on several factors, principally the timing and amount of any payment by the insurers pursuant to the $1 billion guaranty. The settlement is subject to approval of the Court, which cannot be assured. If the settlement is not approved by the Court, the Company intends to defend the lawsuit vigorously. However, the litigation is in the preliminary stage, and the Company cannot predict its outcome. The litigation process is inherently uncertain. If litigation proceeds and its outcome is adverse to the Company and if the Company is required to pay significant monetary damages, the Company’s business would be significantly harmed.

15.	Guarantees and Indemnifications
      In November 2002, the FASB issued Interpretation No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee. As permitted under Delaware law and in accordance with the Company’s Bylaws, the Company indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The Company may terminate the indemnification agreements with its officers and directors upon 90 days written notice, but termination will not affect claims for indemnification relating to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited; however, the Company has a director and officer insurance policy that may enable it to recover a portion of any future amounts paid.
      The Company enters into indemnification obligations under its agreements with other companies in its ordinary course of business, including agreements with customers, business partners, and insurers. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or the use of the Company’s products. These indemnification provisions generally survive termination of the underlying agreement. In some cases, the maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited.
      The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of January 31, 2005. To date, the Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements.

16.	Sales of Accounts Receivable
      On October 29, 2004, the Company entered into an agreement with Silicon Valley Bank to sell certain trade receivables. In these non-recourse sales, the Company removes the sold receivables from its books and records no liability related to the sale, as the Company has assessed that the sales should be accounted for as “true sales” in accordance with SFAS No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. During the three and nine months ended January 31, 2005, the Company sold

FINISAR CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)
approximately $4.7 million and $8.7 million, respectively, of its trade receivables to Silicon Valley Bank under the terms of this agreement.

17.	Subsequent Events
      On February 4, 2005, the Company completed a sale-leaseback transaction on one of its corporate office facilities located in Sunnyvale, California. As a result of this transaction, the Company raised $12.0 million in cash. Due to retention by the Company of an option to acquire the leased properties at fair value at the end of the fifth year of the lease, the sale-leaseback transaction will be accounted for in the Company’s fourth quarter ending April 30, 2005 as a financing transaction under which the sale will not be recorded until the option expires or is otherwise terminated.
      On April 29, 2004, the Company entered into an agreement with Infineon Technologies AG to acquire Infineon’s fiber optics business unit. On October 11, 2004, the Company entered into an amended purchase agreement under which the terms of the acquisition were modified. On January 25, 2005, the Company and Infineon terminated the amended purchase agreement and entered into a new agreement under which the Company acquired certain assets of Infineon’s fiber optics business unit associated with the design, development and manufacture of optical transceiver and transponder products in exchange for 34 million shares of the Company’s common stock. The closing of the acquisition took place on January 31, 2005, the first day of our fourth fiscal quarter. The transaction involved the acquisition of product lines, equipment and intellectual property related to Infineon’s optical transceiver and transponder products. The Company did not acquire any employees or assume any liabilities as part of the acquisition, except for obligations under customer contracts. The 34 million shares of the Company’s common stock issued to Infineon were valued at approximately $59.5 million at the closing and represent approximately 13% of the outstanding shares of the Company’s common stock.
      The acquisition was accounted for as a purchase and, accordingly, the results of operations of the acquired assets (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired will be included in the Company’s consolidated financial statements beginning in the fourth quarter of fiscal 2005 ending April 30, 2005.
      On March 2, 2005, the Company entered into an agreement to acquire InterSAN, Inc. InterSAN is a privately held company located in Scotts Valley, California. Under the terms of the agreement, InterSAN will merge with a wholly-owned subsidiary of Finisar and the holders of InterSAN’s securities will be entitled to receive shares of Finisar common stock having a value of approximately $9.5 million, subject to adjustment as provided in the Agreement. The transaction, which is expected to close in the quarter ending July 31, 2005, will be accounted for as a purchase and is intended to qualify as a tax-free reorganization. Ten percent (10%) of the shares of the Company’s common stock that would otherwise be distributed to the holders of InterSAN’s securities will be deposited into an escrow account for twelve (12) months following the closing to satisfy certain indemnification obligations of the InterSAN stockholders.

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders Finisar Corporation:
      We have audited the accompanying consolidated balance sheets of Finisar Corporation as of April 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended April 30, 2004. Our audits included the financial statement schedule listed in the Index at Item 16(b). These financial statements are the responsibility of Finisar Corporation’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Finisar Corporation at April 30, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in fiscal 2003.

/s/ ERNST & YOUNG LLP
Palo Alto, California
June 3, 2004

FINISAR CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30,

	2004	2003

	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$69,872	$40,918
Short-term investments	73,526	78,520
Restricted investments, short-term	6,329	6,737
Accounts receivable, net of allowance for doubtful accounts of $1,669 and $1,487 at April 30, 2004 and 2003	28,481	23,390
Accounts receivable, other	11,314	5,362
Inventories	34,717	36,470
Prepaid expenses	4,736	2,341
Deferred income taxes	2,045	3,324

Total current assets	231,020	197,062
Property, plant and improvements, net	107,736	112,125
Restricted investments, long-term	8,921	3,307
Purchased intangible assets, net	47,961	52,910
Goodwill, net	60,620	19,838
Minority investments	24,227	28,844
Other assets	14,220	9,520

Total assets	$494,705	$423,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	29,460	22,872
Accrued compensation	4,376	4,449
Non-cancelable purchase obligations	7,038	9,380
Other accrued liabilities	14,464	8,474
Income tax payable	790	536
Current portion of long-term liabilities	2,000	1,384

Total current liabilities	58,128	47,095
Long-term liabilities:
Convertible notes, net of beneficial conversion feature of $20,757 and $30,977 at April 30, 2004 and 2003	229,493	94,023
Other long-term liabilities	2,194	4,184
Deferred income taxes	2,045	3,324

Total long-term liabilities	233,732	101,531
Commitments and contingent liabilities:
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding at April 30, 2004 and 2003	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized, 222,531,335 shares issued and outstanding at April 30, 2004 and 207,295,693 shares issued and outstanding at April 30, 2003	222	207
Additional paid-in capital	1,259,759	1,219,424
Notes receivable from stockholders	(481)	(1,077)
Deferred stock compensation	(162)	(1,045)
Accumulated other comprehensive income	710	841
Accumulated deficit	(1,057,203)	(943,370)

Total stockholders’ equity	202,845	274,980

Total liabilities and stockholders’ equity	$494,705	$423,606

See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended April 30,

	2004	2003	2002

	(In thousands, except per share data)
Revenues	$185,618	$166,482	$147,265
Cost of revenues	143,585	130,501	136,626
Amortization of acquired developed technology	19,239	21,983	27,119

Gross profit (loss)	22,794	13,998	(16,480)

Operating expenses:
Research and development	62,193	60,295	54,372
Sales and marketing	20,063	20,232	21,448
General and administrative	16,738	15,201	19,419
Amortization of (benefit from) deferred stock compensation	(105)	(1,719)	11,963
Acquired in-process research and development	6,180	—	2,696
Amortization of goodwill and other purchased intangibles	572	758	129,099
Impairment of goodwill and intangible assets	—	10,586	—
Restructuring costs	382	9,378	—
Other acquisition costs	222	198	3,119

Total operating expenses	106,245	114,929	242,116

Loss from operations	(83,451)	(100,931)	(258,596)
Interest income	3,171	4,689	6,127
Interest expense	(28,872)	(11,388)	(6,195)
Other income (expense), net	(4,347)	(51,314)	1,360

Loss before income taxes and cumulative effect of an accounting change	(113,499)	(158,944)	(257,304)
Provision (benefit) for income taxes	334	229	(38,566)

Loss before cumulative effect of an accounting change	(113,833)	(159,173)	(218,738)
Cumulative effect of an accounting change to adopt SFAS 142	—	(460,580)	—

Net loss	$(113,833)	$(619,753)	$(218,738)

Net loss per share basic and diluted:
Before cumulative effect of an accounting change	$(0.53)	$(0.82)	$(1.21)
Cumulative effect of an accounting change to adopt SFAS 142	$—	$(2.35)	$—

Net loss	$(0.53)	$(3.17)	$(1.21)

Shares used in computing net loss per share:
Basic and diluted	216,117	195,666	181,136
Pro forma amounts assuming the change in accounting principle was applied retroactively (unaudited):
Net loss	$(113,833)	$(619,753)	$(90,957)
Net loss per share, basic and diluted	$(0.53)	$(3.17)	$(0.50)
Shares used in computing pro forma net loss per share:
Basic and diluted	216,117	195,666	181,136
See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

								Accumulated
	Series A							Other
	Preferred Stock		Common Stock		Additional	Notes	Deferred	Comprehensive		Total
					Paid-In	Receivable from	Stock	Income	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stockholders	Compensation	(Loss)	Deficit	Equity

	(In thousands, except share data)
Balance at April 30, 2001	1,120,984	$1	179,163,306	$179	$1,064,294	$(2,045)	$(17,079)	$1,380	$(104,879)	$941,851
Issuance of Series A preferred stock and assumption of options upon acquisition of subsidiaries	580,172	1	—	—	50,138	—	—	—	—	50,139
Deferred stock compensation from acquisitions	—	—	—	—	—	—	(2,350)	—	—	(2,350)
Issuance of common stock for completion of milestones on acquisition of subsidiaries	—	—	7,175,895	7	52,852	—	—	—	—	52,859
Conversion of Series A preferred stock issued upon acquisition of subsidiary to Common on a 3-for-1 basis	(1,701,156)	(2)	5,103,468	5	(3)	—	—	—	—	—
Exercise of warrants, stock options, net of repurchase of unvested shares	—	—	731,787	1	1,021	—	—	—	—	1,022
Issuance of common stock through employee stock purchase plan	—	—	377,790	—	4,018	—	—	—	—	4,018
Reversal of deferred stock compensation due to employee terminations	—	—	—	—	(1,285)	—	1,285	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	11,963	—	—	11,963
Payments received on stockholder notes receivable	—	—	—	—	—	557	—	—	—	557
Beneficial conversion feature on convertible debt offering	—	—	—	—	38,270	—	—	—	—	38,270
Unrealized gain on short-term investments	—	—	—	—	—	—	—	(589)	—	(589)
Net loss	—	—	—	—	—	—	—	—	(218,738)	(218,738)

Comprehensive loss										(219,327)

Balance at April 30, 2002	—	$—	192,552,246	$192	$1,209,305	$(1,488)	$(6,181)	$791	$(323,617)	$879,002

See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
	Series A							Other
	Preferred Stock		Common Stock		Additional	Notes	Deferred	Comprehensive		Total
					Paid-In	Receivable from	Stock	Income	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stockholders	Compensation	(Loss)	Deficit	Equity

	(In thousands, except share data)
Balance at April 30, 2002	—	$—	192,552,246	$192	$1,209,305	$(1,488)	$(6,181)	$791	$(323,617)	$879,002
Issuance of common stock and warrants upon acquisition of Genoa	—	—	6,753,247	7	6,391	—	—	—	—	6,398
Issuance of common stock upon conversion of note issued on acquisition of certain assets	—	—	4,027,446	4	6,746	—	—	—	—	6,750
Compensation expense related to options vesting acceleration	—	—	—	—	233	—	—	—	—	233
Issuance of common stock for completion of milestones related to acquisition of Transwave	—	—	87,095	—	485	—	—	—	—	485
Issuance of common stock for completion of milestones related to acquisition of Sensors Unlimited	—	—	3,160,335	3	1,634	—	—	—	—	1,637
Exercise of warrants, stock options, net of repurchase of unvested shares	—	—	(175,712)	—	(247)	237	—	—	—	(10)
Issuance of common stock through employee stock purchase plan	—	—	891,036	1	1,732	—	—	—	—	1,733
Reversal of deferred stock compensation due to employee terminations	—	—	—	—	(6,855)	—	6,855	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	(1,719)	—	—	(1,719)
Payments received on stockholder notes receivable	—	—	—	—	—	174	—	—	—	174
Unrealized loss on short-term investments	—	—	—	—	—	—	—	(500)	—	(500)
Foreign currency translation adjustment	—	—	—	—	—	—	—	550	—	550
Net loss	—	—	—	—	—	—	—	—	(619,753)	(619,753)

Comprehensive loss										(619,703)

Balance at April 30, 2003	—	$—	207,295,693	$207	$1,219,424	$(1,077)	$(1,045)	$841	$(943,370)	$274,980

See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY — (Continued)

								Accumulated
	Series A							Other
	Preferred Stock		Common Stock		Additional	Notes	Deferred	Comprehensive		Total
					Paid-In	Receivable from	Stock	Income	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stockholders	Compensation	(Loss)	Deficit	Equity

	(In thousands, except share data)
Balance at April 30, 2003	—	$—	207,295,693	$207	$1,219,424	$(1,077)	$(1,045)	$841	$(943,370)	$274,980
Compensation expense related to option modification	—	—	—	—	93	—	—	—	—	93
Compensation expense Related to non- employee option grants	—	—	—	—	891	—	—	—	—	891
Issuance of common stock for completion of milestones related to acquisition of Transwave	—	—	116,040	—	147	—	—	—	—	147
Exercise of warrants, stock options, net of repurchase of unvested shares	—	—	3,396,422	3	4,712	—	—	—	—	4,715
Issuance of common stock through employee stock purchase plan	—	—	1,251,492	1	1,424	—	—	—	—	1,425
Issuance of common stock for conversion of convertible notes	—	—	9,926,339	10	32,819	—		—	—	32,829
Issuance of common stock for fees associated with the purchase of assets	—	—	545,349	1	1,237	—		—	—	1,238
Reversal of deferred stock compensation due to employee terminations	—	—	—	—	(988)	—	988	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	(105)	—	—	(105)
Payments received on stockholder notes receivable	—	—	—	—	—	596	—	—	—	596
Unrealized loss on short-term investments	—	—	—	—	—	—	—	(322)	—	(322)
Foreign currency translation adjustment	—	—	—	—	—	—	—	191	—	191
Net loss	—	—	—	—	—	—	—	—	(113,833)	(113,833)

Comprehensive loss										(113,964)

Balance at April 30, 2004	—	$—	222,531,335	$222	$1,259,759	$(481)	$(162)	$710	$(1,057,203)	$202,845

See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended April 30,

	2004	2003	2002

	(In thousands)
Operating activities
Net loss	$(113,833)	$(619,753)	$(218,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30,516	24,013	15,499
Compensation expense related to modification of existing options	93	233	—
Compensation expense related to non-employee option grants	891	—	—
Amortization of deferred stock compensation	(105)	(1,719)	11,963
Acquired in-process research and development	6,180	—	2,696
Amortization of beneficial conversion feature of convertible notes	10,220	4,784	2,509
Amortization of goodwill and other purchased intangibles	572	758	129,099
Amortization of acquired developed technology	19,239	21,983	27,119
Amortization of discount on restricted securities	(313)	(543)	—
Loss on debt conversion	10,763	—	—
Gain on extinguishment of debt	(86)	—	—
Loss on retirement of assets	257	—	—
Loss (gain) on sale of product lines	—	37,372	(14,627)
Other-than-temporary decline in fair value of investments	528	—	13,875
Share of losses of equity accounted investee	1,302	764	309
Impairment of minority investments	1,631	12,000	—
Non-cash portion of restructuring charges	—	3,722	—
Impairment of goodwill and intangible assets	—	10,586	—
Cumulative effect of an accounting change to adopt SFAS 142	—	460,580	—
Changes in operating assets and liabilities:
Accounts receivable	537	4,620	8,089
Inventories	5,493	21,619	2,919
Other assets	(7,454)	3,507	207
Income tax receivable	—	7,504	(2,709)
Deferred income taxes	—	—	(30,257)
Accounts payable	6,042	(11,044)	19,413
Accrued compensation	(73)	(3,044)	(300)
Other accrued liabilities	(5,159)	3,133	(6,201)

Net cash used in operating activities	(32,759)	(18,925)	(39,135)

Investing activities
Purchases of property, equipment and improvements	(13,488)	(18,826)	(60,908)
Purchases of short-term investments	(57,669)	(98,203)	(67,306)
Sale/maturity of short-term investments	62,442	87,391	88,530
Purchases of restricted securities	(14,411)	—	(18,855)
Maturity of restricted securities	8,437	6,562	3,282
Acquisition of subsidiaries, net of cash assumed	—	23	(1,539)
Acquisition of product line assets	(75,270)	(243)	—
Proceeds from sale of product line	—	5,560	18,750
Purchases of, and loan to, minority investments, net of loan repayments	1,684	153	(13,630)

Net cash used in investing activities	(88,275)	(17,583)	(51,676)

FINISAR CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Fiscal Years Ended April 30,

	2004		2003	2002

	(In thousands)
Financing activities
Payments on capital lease obligations		—	(361)	(458)
Short-term borrowings		—	—	161
Repayments of borrowings under bank note		—	—	(1,628)
Repayments of borrowings under convertible notes		(1,860)	—	—
Payment received on stockholder notes receivable		596	174	557
Proceeds from exercise of stock options and stock purchase plan, net of repurchase of unvested shares		6,140	1,724	5,040
Proceeds from issuance of convertible debt, net of issue costs		145,112	—	120,882

Net cash provided by financing activities		149,988	1,537	124,554

Net increase (decrease) in cash and cash equivalents		28,954	(34,971)	33,743
Cash and cash equivalents at beginning of year		40,918	75,889	42,146

Cash and cash equivalents at end of year		$69,872	$40,918	$75,889
Supplemental disclosure of cash flow information
Cash paid for interest		$7,731	$6,578	$3,391
Cash paid for taxes		$334	$159	$126
Supplemental schedule of non-cash investing and financing activities
Deferred stock compensation from acquisitions		$—	$—	$2,350

Issuance of promissory notes on acquisition of product line	$		$6,750	$—

Issuance of common stock upon conversion of promissory note	$		$6,750	$—

Issuance of common stock and warrants and assumption of options in connection with acquisitions		$147	$6,883	$52,859

Issuance of Series A preferred stock and assumption of options in acquisitions		$—	$—	$50,138

Issuance of common stock for fees associated with the purchase of assets		$1,237	$—	$—

Intrinsic value of beneficial conversion feature on convertible debt		$—	$—	$38,270

See accompanying notes.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business
      Finisar Corporation was incorporated in the state of California on April 17, 1987. In November 1999, Finisar Corporation reincorporated in the state of Delaware. Finisar Corporation designs, manufactures, and markets fiber optic subsystems and components and network test and monitoring systems for high-speed data communications.

Basis of Presentation
      These consolidated financial statements include the accounts of Finisar Corporation and its wholly-owned subsidiaries (collectively “Finisar” or the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Periods
      In fiscal 2000, the Company began to maintain its financial records on the basis of a fiscal year ending on April 30, with fiscal quarters ending on the Sunday closest to the end of the period (thirteen-week periods). For ease of reference, all references to period end dates have been presented as though the period ended on the last day of the calendar month. The first three quarters of fiscal 2004 ended on July 27, 2003, October 26, 2003 and January 25, 2004, respectively. The first three quarters of fiscal 2003 ended on July 28, 2002, October 27, 2002 and January 26, 2003, respectively. The first three quarters of fiscal 2002 ended on July 29, 2001, October 28, 2001 and January 27, 2002, respectively.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Revenue Recognition
      The Company’s revenue transactions consist predominantly of sales to customers. The Company follows SEC Staff Accounting Bulletin (SAB) No. 104 Revenue Recognition. Specifically, the Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, generally upon shipment, the price is fixed or determinable and collectability is reasonably assured. For those arrangements with multiple elements, or in related arrangements with the same customer, the Company invoices and charges for each separate element based on the list price for such element.
      At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with sales, recorded as a component of cost of revenues. The Company’s customers and distributors generally do not have return rights. However, the Company has established an allowance for estimated customer returns, based on historical experience, which is netted against revenue.

Segment Reporting
      Statement of Financial Accounting Standards (SFAS) No. 131 Disclosures about Segments of an Enterprise and Related Information establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company has determined that it operates in two segments consisting of optical subsystems and components and network test and monitoring systems.

Concentrations of Credit Risk
      Financial instruments which potentially subject Finisar to concentrations of credit risk include cash, cash equivalents, short-term and restricted investments and accounts receivable. Finisar places its cash, cash equivalents and short-term and restricted investments with high-credit quality financial institutions. Such investments are generally in excess of FDIC insurance limits. Concentrations of credit risk, with respect to accounts receivable, exist to the extent of amounts presented in the financial statements. Generally, Finisar does not require collateral or other security to support customer receivables. Finisar performs periodic credit evaluations of its customers and maintains an allowance for potential credit losses based on historical experience and other information available to management. Losses to date have been within management’s expectations. At April 30, 2004, one optical subsystems and components customer, Cisco Systems, represented 12.2% of total accounts receivable. At April 30, 2003, one optical subsystems and components customer, Hewlett-Packard, represented 10.3% of total accounts receivable.

Current Vulnerabilities Due to Certain Concentrations
      Finisar sells products primarily to customers located in North America. During fiscal 2004, sales to Cisco Systems represented 22.2% of total revenues. During fiscal 2003, sales to Cisco Systems represented 10.4% of total revenues. During fiscal 2002, sales to EMC and Emulex represented 11.9% and 11.4% of total revenues, respectively. Each of these customers were customers of the optical subsystems and components segment. No other customer accounted for more than 10% of revenues in any of these fiscal years.

Foreign Currency Translation
      The functional currency of our foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. Revenues and expenses are translated using average exchange rates prevailing during the year. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses are included in the determination of net loss.

Research and Development
      Research and development expenditures are charged to operations as incurred.

Advertising Costs
      Advertising costs are expensed as incurred. Advertising is used infrequently in marketing the Company’s products. Advertising costs during fiscal 2004, 2003 and 2002 were $242,000, $750,000 and $630,000, respectively.

Shipping and Handling Costs
      The Company records costs related to shipping and handling in cost of sales for all periods presented.

Cash and Cash Equivalents
      Finisar’s cash equivalents consist of money market funds and highly liquid short-term investments with qualified financial institutions. Finisar considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investments

Short-Term
      Short-term investments consist of interest bearing securities with maturities of greater than 90 days from the date of purchase and an equity security. Pursuant to Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), the Company has classified its short-term investments as available-for-sale. Available-for-sale securities are stated at market value, which approximates fair value, and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. A decline in the market value of the security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Restricted Investments
      Restricted investments consist of interest bearing securities with maturities of greater than three months from the date of purchase and investments held in escrow under the terms of the Company’s convertible subordinated notes. In accordance with SFAS 115, the Company has classified its restricted investments as held-to-maturity. Held-to-maturity securities are stated at amortized cost.

Other
      The Company uses the cost method of accounting for investments in companies that do not have a readily determinable fair value in which it holds an interest of less than 20% and over which it does not have the ability to exercise significant influence. For entities in which the Company holds an interest of greater than 20% or in which the Company does have the ability to exercise significant influence, the Company uses the equity method. In determining if and when a decline in the market value of these investments below their carrying value is other-than-temporary, the Company evaluates the market conditions, offering prices, trends of earnings and cash flows, price multiples, prospects for liquidity and other key measures of performance. The Company’s policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders. The Company’s minority investments in private companies are generally made in exchange for preferred stock with a liquidation preference that is intended to help protect the underlying value of its investment.

Fair Value of Financial Instruments
      The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation and other accrued liabilities, approximate fair value because of their short maturities. As of April 30, 2004 and 2003, the fair value of the Company’s convertible subordinated debt was approximately $230.2 million and $67.8 million, respectively.

Inventories
      Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.
      The Company permanently writes down the cost of inventory that the Company specifically identifies and considers obsolete or excessive to fulfill future sales estimates. The Company defines obsolete inventory as inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using management’s best estimate of future demand at the time, based upon information then available to the Company. The Company uses a twelve-month

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
demand forecast and, in addition to the demand forecast, the Company also considers: (1) parts and subassemblies that can be used in alternative finished products, (2) parts and subassemblies that are unlikely to be engineered out of the Company’s products, and (3) known design changes which would reduce the Company’s ability to use the inventory as planned.

Property, Equipment and Improvements
      Property, equipment and improvements are stated at cost, net of accumulated depreciation and amortization. Property, plant, equipment and improvements are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three years to seven years except for buildings, which are depreciated over 40 years. Land is carried at acquisition cost and not depreciated. Leased land is depreciated over the life of the lease. The cost of equipment under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the asset and is amortized over the shorter of the term of the related lease or the estimated useful life of the asset.

Goodwill and Other Intangible Assets
      Goodwill and other intangible assets result from acquisitions accounted for under the purchase method. Amortization of goodwill and other intangibles has been provided on a straight-line basis over periods ranging from three to five years. The amortization of goodwill ceased with the adoption of SFAS 142 beginning in the first quarter of fiscal 2003 (see Note 4).

Accounting for the Impairment of Long-Lived Assets
      The Company periodically evaluates whether changes have occurred to long-lived assets that would require revision of the remaining estimated useful life of the property, improvements and assigned intangible assets or render them not recoverable. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows.

Stock-Based Compensation
      Finisar accounts for employee stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25 Accounting for Stock Issued to Employees and complies with the disclosure provisions of SFAS No. 123 Accounting for Stock-Based Compensation and SFAS No. 148 Accounting for Stock-based Compensation — Transition and Disclosure. The Company accounts for stock issued to non-employees in accordance with provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18 Accounting for Equity Investments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to employee stock benefits, including shares issued under the Company’s stock option plans and Employee Stock Purchase Plan (collectively “options”). For purposes of these pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods and the amortization of deferred compensation has been added back. Pro forma information follows (in thousands, except per share amounts):

	Fiscal Years Ended April 30,

	2004	2003	2002

Net loss:
As reported	$(113,833)	$(619,753)	$(218,738)

Add stock based employee compensation reported in net loss	(12)	(1,719)	11,963

Deduct total stock based employee compensation expense determined under fair value based method for all awards	(29,813)	(9,288)	(42,986)

Pro forma	$(143,658)	$(630,760)	$(249,761)

Basic and diluted net loss per share:
As reported	$(0.53)	$(3.17)	$(1.21)

Pro forma	$(0.67)	$(3.22)	$(1.38)

      The fair value of the Company’s stock option grants prior to the Company’s initial public offering was estimated at the date of grant using the minimum value option valuation model. The fair value of the Company’s stock options grants subsequent to the initial public offering was valued using the Black-Scholes valuation model based on the actual stock closing price on the day previous to the date of grant. These option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because Finisar’s stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of these options at the date of grant was estimated using the following weighted-average assumptions for fiscal 2004, 2003 and 2002: risk-free interest rates of 2.1%, 2.4% and 4.7%, respectively; a dividend yield of 0%; a volatility factor of 0.89, 1.27 and 1.24, respectively; and a weighted-average expected life of the option of 3 years.

Net Loss Per Share
      Basic and diluted net loss per share are presented in accordance with SFAS No. 128 Earnings Per Share for all periods presented. Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share has been computed using the weighted-average number of shares of common stock and dilutive potential common shares from options and warrants (under the treasury stock method), convertible redeemable preferred stock (on an if-converted basis) and convertible notes (on an as-if-converted basis) outstanding during the period.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share amounts):

	Fiscal Years Ended April 30,

	2004	2003	2002

Numerator:
Net loss	$(113,833)	$(619,753)	$(218,738)
Denominator for basic net loss per share:
Weighted-average shares outstanding — total	217,268	200,382	193,297
Weighted-average shares outstanding — subject to repurchase	(831)	(2,681)	(5,671)
Weighted-average shares outstanding — performance stock	(320)	(2,035)	(6,490)

Weighted-average shares outstanding — basic and diluted	216,117	195,666	181,136

Basic and diluted net loss per share	$(0.53)	$(3.17)	$(1.21)

Common stock equivalents related to potentially dilutive securities excluded from computation above because they are anti-dilutive:
Employee stock options	11,765	2,975	7,841
Stock subject to repurchase	831	2,681	5,671
Convertible debt	41,512	22,645	12,222
Deferred share consideration in acquisitions	1	1,455	281
Warrants assumed in acquisition	1,004	86	10
Series A preferred stock issued in acquisition	—	—	699

Potentially dilutive securities	55,113	29,842	26,724

Comprehensive Income
      Financial Accounting Standards Board Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income” (“SFAS 130”) establishes rules for reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company’s available-for-sale securities and foreign currency translation adjustments to be included in comprehensive income.
      The components of comprehensive loss for the fiscal years ended April 30, 2004, 2003 and 2002 are as follows (in thousands):

	Fiscal Years Ended April 30,

	2004	2003	2002

Net income (loss)	$(113,833)	$(619,753)	$(218,738)
Foreign currency translation adjustment	191	(500)	—
Change in unrealized gain (loss) on securities, net of reclassification adjustments for realized gain (loss)	(322)	550	(589)

Comprehensive income (loss)	$(113,964)	$(619,703)	$(219,327)

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of accumulated other comprehensive loss, net of taxes, were as follows (in thousands):

	April 30,

	2004	2003

Net unrealized gains/(losses) on available-for-sale securities	(31)	291
Cumulative translation adjustment	741	550

Accumulated other comprehensive loss	$710	$841

Effect of New Accounting Statements
      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities. FIN No. 46 requires that if a business enterprise has a controlling interest in a variable interest entity (also known as a special purpose entity), the assets, liabilities and results of operations of the variable interest entity should be included in the Consolidated Financial Statements of the business enterprise. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period ending after March 15, 2004, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company’s financial position, cash flows or results of operations.
      In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on EITF 00-21 Accounting for Revenue Arrangements with Multiple Deliverables. EITF 00-21 establishes criteria for whether revenue on a deliverable can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria consider whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the rights of return for the delivered item. EITF 00-21 is effective for revenue agreements entered into in fiscal quarters beginning after June 15, 2003 with early adoption permitted. The adoption of this standard did not have a material impact on the Company’s financial position, cash flows or results of operations.
      In April 2003, the FASB issued SFAS No. 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 did not have an impact on the Company’s financial position, cash flows or results of operations.
      In May 2003, the FASB issued SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not have an impact on the Company’s financial position, cash flows or results of operations.
      In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition. SAB 104 supersedes SAB 101, Revenue Recognition in

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Financial Statements. The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The issuance of SAB 104 did not have a material impact on the Company’s financial position, results of operations or cash flows.

2.	Business Combinations and Asset Acquisitions
      The following is a summary of business combinations (“BC”) and asset acquisitions (“AA”) made by the Company during the three-year period ended April 30, 2004. All of the business combinations were accounted for under the purchase method of accounting:

Entity Name	Type	Description of Business	Acquisition Date

Fiscal 2004
Honeywell (“Honeywell”) optical products	AA	VCSEL optical components	March 1, 2004
Fiscal 2003
Genoa Corporation (“Genoa”)	BC	Active optical components for data communication and telecommunications applications	April 3, 2003
New Focus Inc (“New Focus”)	AA	Purchase of certain assets and intellectual property of New Focus’ passive optical components line	May 10, 2002
Fiscal 2002
AIFOtec, GmbH (“Aifotec”)	AA	Subsystem processes for assembly and testing of optical modules for telecom applications	February 5, 2002
Transwave Fiber, Inc. (“Transwave”)	BC	Passive optical components for data communication and telecommunications applications	May 3, 2001
      The following is a summary of the consideration paid by the Company for each of these business combinations and asset acquisitions. For transactions in which shares of Finisar common stock were issued, the value of the shares was determined in accordance with EITF 99-12 using the average closing price of Finisar common stock for the five day period ending two days after the closing of the transaction or when such shares were issued in the case of contingent consideration.

	Stock			Options/Warrants

		Number and			Number and
		Type of			Type of		Cash Including		Total
Entity Name	Value	Shares(1)(2)		Value	Shares(2)		Acquisition Costs		Consideration

	($000)			($000)			($000)		($000)
Fiscal 2004
Honeywell	$1,237	545,349	(C)	—	—		$80,853	(3)	$82,091
Fiscal 2003
Genoa	5,727	6,753,247	(C)	671	1,029,601	(W)	500		6,898
New Focus	6,750	4,027,446	(C)	—	—		5,384		12,134
Fiscal 2002
Aifotec	—	—		—	—		2,500		2,500
Transwave	37,840	580,172	(P)	11,806	182,463	(P)	493		50,139

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Excludes contingent consideration pursuant to the acquisition of Transwave, which is discussed below.

(2)	Shares of common stock (C), shares of convertible Series A preferred stock (P), or warrants to purchase common stock (W).

(3)	Including $5,583 included in other accrued liabilities as of April 30, 2004.
      At the closing of the acquisition of Sensors Unlimited in fiscal 2001, 9,481,109 shares of Finisar common stock were issued to the former stockholders of Sensors Unlimited (the “Initial Consideration”) and 9,481,032 shares of common stock, or one-half of the shares issued pursuant to the transaction, were deposited into escrow to be released subject to certain development milestones (the “Deferred Consideration”). As of April 30, 2003, all of the Deferred Consideration had been released.
      At the closing of the acquisition of Transwave, 580,172 shares of Finisar Series A convertible preferred stock (1,740,516 shares of common stock as a result of subsequent conversion) were issued to the former stockholders of Transwave (the “Initial Consideration”) and 290,131 shares of Series A convertible preferred stock (870,393 shares of common stock as a result of conversion), or approximately one-third of the shares issued pursuant to the transaction, were deposited into escrow (the “Deferred Consideration”). One-third of the shares deposited in escrow are required to be released on each of the first three anniversaries of the closing date subject to the achievement of certain financial, development and personnel milestones. If the milestones are not achieved, the escrow shares will be cancelled and returned to the status of authorized but unissued shares.
      At the date of the Transwave acquisition, only the Initial Consideration was recorded for accounting purposes, since the payment of the Deferred Consideration was contingent upon future events that were not then assured of occurring beyond a reasonable doubt. The Deferred Consideration is recorded as additional purchase cost at the then current market price of the common stock if and when the milestones are attained. As of April 30, 2004, 406,171 shares of Finisar common stock has been earned as Deferred Consideration in accordance with the provisions of the merger agreement. As a result, during the first quarter of fiscal 2003 and the first quarter of fiscal 2004, additional goodwill of $485,000 and $147,000, respectively, was recorded in the optical subsystems and components reporting unit. On May 3, 2003, 145,050 of these shares were cancelled. As of April 30, 2004, 318,985 shares of Finisar common stock remained in escrow subject to the achievement of certain milestones.
      The following is a summary of the initial purchase price allocation for each of the Company’s business combinations and asset acquisitions (in thousands):

		Intangible Assets Acquired

	Net		In-Process					Deferred
	Tangible	Developed	Research &	Assembled	Customer			Income	Deferred
Entity Name	Assets	Technology	Development	Workforce	Base	Tradename	Goodwill	Taxes	Compensation	Total(1)

Fiscal 2004
Honeywell	$20,414	$14,862	$6,180	$—	$—	$—	$40,635	$—	$—	$82,091
Fiscal 2003
Genoa	1,929	1,131	—	—	—	—	3,838	—	—	6,898
New Focus	1,512	10,622	—	—	—	—	—	—	—	12,134
Fiscal 2002
Aifotec	2,500	—	—	—	—	—	—	—	—	2,500
Transwave	15	10,387	2,696	946	125	—	39,143	(5,523)	2,350	50,139

(1)	Excludes contingent consideration earned or to be earned pursuant to the acquisition of Transwave, which is discussed above.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The amounts allocated to current technology were determined based on discounted cash flows which result from the expected sale of products that were being manufactured and sold at the time of the acquisition over their expected useful life. The amounts allocated to in-process research and development (“IPRD”) were determined through established valuation techniques in the high-technology industry and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. Research and development costs to bring the products from the acquired companies to technological feasibility are not expected to have a material impact on the Company’s future results of operations or cash flows. Goodwill represents the excess of purchase consideration over the fair value of the assets, including identifiable intangible assets, net of the fair value of liabilities assumed. Intangible assets related to the acquisitions, excluding goodwill, are amortized to expense on a straight-line basis over their estimated useful lives ranging from three to five years.
      The Company has recorded certain acquisition-related purchase consideration as deferred stock compensation in accordance with FIN No. 44 Accounting for Certain Transactions Involving Stock Compensation. Those amounts represent the intrinsic value on the date of closing of the acquisition of the unvested Finisar stock options exchanged for options held by employees of the companies. The stock compensation expense is being recognized on the graded vesting method over the related vesting period of the options of three to four years.
      The total consideration paid in the Honeywell transaction was allocated among net tangible assets, developed technology, IPRD and goodwill. The value of developed technology reflects the expected revenues from the sale of optical components operating at 1 and 2 Gbps which were in production at the time of acquisition through the end of their useful life. The value of IPRD was determined based on the completion of several projects using short-wavelength VCSEL technology primarily targeting higher-speed optical communications applications at 4 to 10Gbps as well as products in development based on longer wavelength VCSEL technology for longer distance applications. These projects were estimated to be approximately 30% complete at the time of the acquisition with $3 million remaining to be spent for additional research and development to complete the projects. Work on these projects continues. If the projects are not successfully completed, the Company will not realize any benefits from the expenditure of these funds. The goodwill recorded in this transaction primarily reflects expected synergies to be realized from vertical integration through the ability to supply internally a number of critical components used in manufacturing the Company’s optical subsystem products for short distance market applications, and the estimated value of future technology that should result from using the employees of the acquired business and their intellectual know-how to create new products for existing as well as new market applications.
      The total consideration paid for Genoa was allocated among net tangible assets, developed technology and goodwill. The value of developed technology reflects the expected revenues from the sale of linear optical amplifiers that use a single piece of semiconductor material to amplify multiple wavelengths of light for optical communications applications over their remaining useful life. The goodwill recorded in this transaction primarily reflects the value of expected synergies to be realized from vertically integration through the ability to supply internally a number of critical components used in manufacturing the Company’s optical subsystem products for longer distance market applications.
      The total consideration paid for New Focus was allocated among net tangible assets and developed technology. The value of developed technology reflects the expected sale or use of optical components in manufacturing Finisar’s passive optical communication products over their remaining useful life.
      The total consideration paid for Transwave was allocated among net tangible assets, developed technology, IPRD, goodwill, deferred income taxes and deferred compensation. The value of developed technology reflects the expected revenues from the sale of a number of passive optical components through the end of their useful life. The value of IPRD was determined based on the completion of several projects primarily targeting DWDM market applications. These projects were estimated to be approximately 30%

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
complete at the time of acquisition with $5 million remaining to be spent for additional research and development to complete the projects. The projects have since been completed. The goodwill recorded in this transaction primarily reflects the expected synergies to be realized from being vertical integration through the ability to supply internally a number of critical components used in manufacturing Finisar’s passive optical communication products, the cost savings due to the ability to conduct both research and development and manufacturing operations in a low-cost location and the estimated value of future technology that should result from using the employees of the acquired business and their intellectual know-how to create new products.
      The consolidated statements of operations of Finisar presented throughout this prospectus include the operating results of the acquired companies from the date of the respective acquisitions. Pro forma results as if these transactions were consummated on the first day of the year preceding the acquisition except in-process research and development which is recorded in the year the transactions closed for fiscal 2004 and 2003 is immaterial.

3.	Loan Related to Acquisition of Assets from New Focus, Inc.
      In partial consideration for the purchase of certain assets from New Focus, Inc. for a total value of $12.1 million in May 2002, the Company delivered to New Focus a non-interest bearing convertible promissory note in the principal amount of $6.75 million which was convertible into shares of the Company’s common stock. On August 9, 2002, the note was converted into 4,027,446 shares of common stock. Additionally, in August 2003, a $1.4 million payment was made to pay down minimum commitments to New Focus under a royalty arrangement entered into in connection with the acquisition. The remaining minimum commitment with respect to royalty payments to be paid during the three years following the date of acquisition totaled $4.0 million at April 30, 2004. Because such payments are not fixed in time, they were not discounted as otherwise required under APB Opinion No. 21.

4.	Purchased Intangible Assets Including Goodwill
      In accordance with SFAS 142, the Company performed the required annual two-step impairment tests of goodwill and indefinite-lived intangible assets as of May 1, 2002. In the first step of the analysis, the Company’s assets and liabilities, including existing goodwill and other intangible assets, were assigned to its identified reporting units to determine their carrying value. For this purpose, the reporting units were determined to be the Company’s two business segments. After comparing the carrying value of each reporting unit to its fair value, it was determined that goodwill recorded by both reporting units was impaired. After the second step of comparing the implied fair value of the goodwill to its carrying value, the Company recognized a transitional impairment loss of $460.6 million in the first quarter of fiscal 2003. Of this impairment loss, $406.4 million was related to the optical subsystems and components reporting unit and $54.2 million was related to the network test and monitoring systems reporting unit. This loss was recognized as the cumulative effect of an accounting change. The impairment loss had no income tax effect.
      The fair value of the reporting units was determined using the income approach. The income approach focuses on the income-producing capability of an asset, measuring the current value of the asset by calculating the present value of its future economic benefits such as cash earnings, cost savings, tax deductions and proceeds from disposition. Value indications are developed by discounting expected cash flows to their present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation and risks associated with the particular investment. The calculation for the optical subsystems and components reporting unit assumed an accelerating rate of growth through fiscal 2006 (compounded growth rate of 32 percent) followed by a period of slowing growth through fiscal 2010 (compound growth rate of 27 percent). The calculation for the network test and monitoring systems reporting unit assumed a compound

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
annual growth rate in revenues of approximately 10 percent. Both calculations assumed a weighted average discount rate of 18 percent.
      On May 3, 2002, the Company recorded additional goodwill in the optical subsystems and components reporting unit of $485,000 as a result of achievement of certain milestones specified in the Transwave acquisition agreement. The Company recorded an impairment loss of $485,000 in the three months ended July 31, 2002 for this additional consideration, since the Company’s transitional impairment charge, recorded in the first quarter of the fiscal 2003, indicated it could not be supported.
      In future years, a reduction of the estimated fair values associated with certain of the Company’s reporting units could result in an additional impairment loss. Also, the Company is contingently obligated to release from escrow additional stock consideration related to the acquisition of Transwave, subject to the satisfaction of certain conditions. Should such consideration become payable, any resulting goodwill will become subject to impairment testing at the time the goodwill is recorded.
      As required by SFAS 142, intangible assets that did not meet the criteria for recognition apart from goodwill were reclassified. The Company reclassified $6.1 million of net assembled workforce and customer base to goodwill as of April 30, 2002.
      The following financial information reflects consolidated results adjusted as though the accounting for goodwill and other intangible assets was consistent in all comparable annual periods presented (in thousands, except per share data):

	Fiscal Years Ended April 30,

	2004	2003	2002

Reported net loss	$(113,833)	$(159,173)	$(218,738)
Add back goodwill (including assembled workforce and customer base) amortization, net of tax	—	—	127,781

Adjusted loss before cumulative effect of an accounting change	(113,833)	(159,173)	(90,957)
Cumulative effect of an accounting change	—	(460,580)	—

Adjusted net loss	$(113,833)	$(619,753)	$(90,957)

Adjusted basic and diluted net loss per share:
Reported basic net loss per share	$(0.53)	$(0.82)	$(1.21)
Add back goodwill (including assembled workforce and customer base) amortization, net of tax	—	—	0.71
Adjusted loss before cumulative effect of an accounting change	(0.53)	(0.82)	(0.50)

Cumulative effect of an accounting change	—	(2.35)	—

Adjusted basic net loss per share	$(0.53)	$(3.17)	$(0.50)

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table reflects changes in the carrying amount of goodwill (including assembled workforce and customer base) by reporting unit (in thousands).

		Network Test
	Optical	and
	Subsystems and	Monitoring	Consolidated
	Components	Systems	Total

Balance at April 30, 2002	$403,708	$66,788	$470,496
Transfer to goodwill
— Workforce	1,547	1,185	2,732
— Customer base	1,102	2,250	3,352

Adjusted balance at April 30, 2002	406,357	70,223	476,580
Addition related to achievement of milestones	485	—	485
Addition related to acquisition of subsidiary	3,838	—	3,838
Transitional impairment loss	(406,357)	(54,223)	(460,580)
Impairment loss	(485)	—	(485)

Balance at April 30, 2003	$3,838	$16,000	$19,838

Addition related to achievement of milestones	147	—	147
Addition related to acquisition of subsidiary	40,635	—	40,635

Balance at April 30, 2004	$44,620	$16,000	$60,620

      During fiscal 2004, the Company recorded additional goodwill in the optical subsystems and components reporting unit in the amount of $147,000 as a result of achievement of certain milestones specified in the Transwave acquisition agreement. During fiscal 2004, the Company recorded an additional $40.6 million in conjunction with the acquisition of the Honeywell VCSEL Optical Products business unit.
      The following table reflects intangible assets subject to amortization as of April 30, 2004 and April 30, 2003 (in thousands):

	April 30, 2004

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Purchased technology	$104,387	$(57,481)	$46,906
Trade name	2,867	(1,812)	1,055

Totals	$107,254	$(59,293)	$47,961

	April 30, 2003

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

Purchased technology	$89,525	$(38,242)	$51,283
Trade name	2,867	(1,240)	1,627

Totals	$92,392	$(39,482)	$52,910

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The amortization expense on these intangible assets for fiscal 2004 was $19.8 million compared to $22.7 million for fiscal 2003. Estimated amortization expense for each of the next five fiscal years ending April 30, is as follows (dollars in thousands):

Year	Amount

2005	$22,806
2006	$16,359
2007	$3,788
2008	$1,875
2009 and beyond	$3,133

5.	Available-For-Sale Investments
      The following is a summary of the Company’s available-for-sale investments as of April 30, 2004 and 2003 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Investment Type	Cost	Gain	Loss	Value

As of April 30, 2004
Debt:
Corporate	$84,822	$123	$(71)	$84,874
Government agency	35,199	36	(120)	35,115
Municipal	1,854	5	(4)	1,855

Total	$121,875	$164	$(195)	$121,844

Reported as:
Cash equivalents	$48,318	$—	$—	$48,318
Short-term investments	73,557	164	(195)	73,526

	$121,875	$164	$(195)	$121,844

As of April 30, 2003
Debt:
Corporate	$67,486	$660	$(7)	$68,139
Government agency	21,406	100	(2)	21,504
Municipal	2,448	2	—	2,450

	91,340	762	(9)	92,093
Equity:
Corporate (investment in Ciena)	2,156	—	(462)	1,694

Total	$93,496	$762	$(471)	$93,787

Reported as:
Cash equivalents	$15,267	$—	$—	$15,267
Short-term investments	78,229	762	(471)	78,520

	$93,496	$762	$(471)	$93,787

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following is a summary of the Company’s available-for-sale investments as of April 30, by contractual maturity (in thousands):

	2004		2003

	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Mature in less than one year	$86,889	$86,942	$46,209	$46,522
Mature in one to five years	29,870	29,794	39,779	40,178
Mature in five to ten years	3,565	3,560	1,832	1,851
Mature in over ten years	1,551	1,548	3,520	3,542

	$121,875	$121,844	$91,340	$92,093

      While these instruments mature after one year from the balance sheet date, they have been classified as current assets because they are readily marketable and the Company views these investments as assets which are available within the year following the balance sheet date should the need arise. The gross realized gains for the years ended April 30, 2004 and 2003 totaled $206,000 and $396,000, respectively. The gross realized loss in fiscal 2004 and 2003 was immaterial. Realized gains and losses were calculated based on the specific identification method.

Restricted Securities
      The Company has purchased and pledged to a collateral agent, as security for the exclusive benefit of the holders of the 5 1/4% and 2 1/2% convertible subordinated notes, U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first eight scheduled interest payments due on each series of notes. These restricted securities are classified as held to maturity and are held on the Company’s consolidated balance sheet at amortized cost. The following table summarizes the Company’s restricted securities as of April 30, 2004 and April 30, 2003 (in thousands).

		Gross
	Amortized	Unrealized	Market
Investment Type	Cost	Gain/(Loss)	Value

As of April 30, 2004
Government agency	$15,250	$(63)	$15,187
Classified as:
Short term — less than 1 year	$6,329	$18	$6,347
Long term — 1 to 3 years	8,921	(81)	8,840

Total	$15,250	$(63)	$15,187

		Gross
	Amortized	Unrealized	Market
Investment Type	Cost	Loss	Value

As of April 30, 2003
Government agency	$10,044	$(292)	$9,752
Classified as:
Short term — less than 1 year	$6,737	$(215)	$6,522
Long term — 1 to 3 years	3,307	(77)	3,230

Total	$10,044	$(292)	$9,752

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cost Method Investments
      Included in minority investments is $16.5 million and $18.1 million at April 30, 2004 and 2003, respectively, representing the carrying value of the Company’s minority investment in four privately held companies accounted for under the cost method. The Company’s investments in these early stage companies was primarily motivated by its desire to gain early access to new technology. The Company’s investments were passive in nature in that the Company generally did not obtain representation on the board of directors of the companies in which it invested. At the time the Company made its investments, in most cases the companies had not completed development of their products and the Company did not enter into any significant supply agreements with any of the companies in which it invested. The Company’s policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders. During fiscal 2004 and 2003, the Company recorded charges of $1.6 million and $12.0 million, respectively, for the impairment in the value of these investments which were recorded under other income (expense), net. During fiscal 2003, two companies raised additional funds in financings in which the Company declined to participate. As a result of the financings, the Company’s investments in the two companies was diluted to an immaterial interest and the Company determined that an impairment event had occurred and wrote off these investments in full. There was no corresponding charge recorded in fiscal 2002.

Equity Method Investments
      Included in minority investments is $7.7 million and $4.0 million at April 30, 2004 and 2003, respectively, representing the carrying value of the Company’s minority investment in one private company, Quintessence Photonics, accounted for under the equity method. Also included in minority investments at April 30, 2003 was the Company’s $6.7 million loan to Quintessence Photonics. This loan was settled during 2004 for $1.7 million in cash, and $5.0 million in preferred stock of Quintessence Photonics. These preferred shares increased the Company’s ownership interest in Quintessence Photonics to 30.8% at April 30, 2004 compared to 21.2% at April 30, 2003. During fiscal 2004 and 2003, the Company recorded expenses of $1.3 million and $764,000, respectively, representing its share of the loss of the investee, which was recorded under other income (expense), net.

6.	Inventories
      Inventories consist of the following (in thousands):

	April 30,

	2004	2003

Raw materials	$20,072	$23,366
Work-in-process	8,512	7,808
Finished goods	6,133	5,296

	$34,717	$36,470

      In fiscal 2004, the Company recorded charges of $22.3 million for excess and obsolete inventory and sold inventory components that were previously written-off in prior periods with an approximate original cost of $17.9 million. In fiscal 2003, the Company recorded charges of $24.3 million for excess and obsolete inventory and sold inventory components that were previously written-off in prior periods with an approximate original cost of $15.1 million. In fiscal 2002, the Company recorded charges of $29.2 million for excess and obsolete

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
inventory and sold inventory components that were previously written-off in prior periods of $2.7 million. Cost of revenue associated with the sale of inventory components that were previously written-off was zero.
      In fiscal 2003, the Company recorded a charge to cost of revenue of $24.3 million to increase its reserve for excess inventory currently held in both its optical subsystems and components and network test and monitoring systems business segments. The break-down of this charge was as follows:

	Raw	Work in	Finished
	Materials	Process	Goods	Total

Optical subsystems	$8,740,574	$7,716,857	$4,095,407	$20,552,838
Network test	2,664,441	896,532	151,225	3,712,198

Total	$11,405,015	$8,613,389	$4,246,632	$24,265,036

      In fiscal 2002, the Company recorded a charge to cost of revenue of $29.2 million to increase its reserve for excess inventory currently held in both its optical subsystems and components and network test and monitoring systems business segments. The break-down of this charge was as follows:

	Raw	Work in	Finished
	Materials	Process	Goods	Total

Optical subsystems	$26,552,212	$1,472,873	$1,066,789	$29,091,874
Network test	0	108,126	0	108,126

Total	$26,552,212	$1,580,999	$1,066,789	$29,200,000

      The Company makes inventory commitments and purchase decisions based upon sales forecasts. To mitigate the component supply constraints that have existed in the past and to fill orders with non-standard configurations, the Company maintains inventory levels for certain items with long lead times and enters into long-term commitments for certain items. The Company permanently writes off 100% of the cost of inventory that is specifically identified and considered obsolete or excessive to fulfill future sales estimates. Obsolete inventory is defined as inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage and is determined using the Company’s best estimate of future demand at the time, based upon information then available. The Company periodically discards obsolete inventory. In making these assessments, the Company is required to make judgments as to the future demand for current or committed inventory levels. The Company uses a 12-month demand forecast and, in addition to the demand forecast, also considers:

•	parts and subassemblies that can be used in alternative finished products;

•	parts and subassemblies that are unlikely to be engineered out of its products; and

•	known design changes which would reduce its ability to use the inventory as planned.
Significant differences between the Company’s estimates and judgments regarding future timing of product transitions, volume and mix of customer demand for its products and actual timing, volume and demand mix may result in additional write-offs in the future, or additional usage of previously written-off inventory in future periods for which the Company would benefit by a reduced cost of revenues in those future periods.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Property, Equipment and Improvements
      Property, equipment and improvements consist of the following (in thousands):

	April 30,

	2004	2003

Land	$18,788	$18,781
Building	21,271	21,218
Computer equipment	27,712	23,673
Office equipment, furniture and fixtures	3,542	2,930
Machinery and equipment	94,002	79,174
Leasehold improvements	6,858	8,013

Total	172,173	153,789
Accumulated depreciation and amortization	(64,437)	(41,664)

Property, equipment and improvements (net)	$107,736	$112,125

8.	Commitments
      Future minimum payments under non-cancelable operating lease agreements are as follows as of April 30, 2004 (in thousands):

Operating
Leases

Fiscal years ending April 30:
2005	$4,730
2006	4,400
2007	1,506
2008	202
2009	55
Thereafter	—

Total minimum payments required	$10,893

      Rent expense under these non-cancelable operating leases was approximately $2.9 million in fiscal 2004, $4.0 million in fiscal 2003 and $5.1 million in fiscal 2002. The Company subleases a portion of its facilities that it considers to be in excess of its requirements. Sublease income was $20,000 in fiscal 2004, $142,000 in fiscal 2003 and $1.7 million in fiscal 2002. Certain leases have scheduled rent increases which have been included in the above table. Other leases contain provisions to adjust rental rates for inflation during their terms, most of which are based on to-be-published indices. Rents subject to these adjustments are included in the above table based on current rates.

9.	Convertible Subordinated Notes

Sale of Convertible Subordinated Notes due 2008
      On October 15, 2001, the Company sold $125 million aggregate principal amount of 5 1/4% convertible subordinated notes due October 15, 2008. Interest on the notes is 5 1/4% per year on the principal amount, payable semiannually on April 15 and October 15. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of the Company’s common stock at a conversion price of $5.52 per

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
share, which is equal to a conversion rate of approximately 181.159 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment.
      Because the market value of the stock rose above the conversion price between the day the notes were priced and the day the proceeds were collected, the Company recorded a discount of $38.3 million related to the intrinsic value of the beneficial conversion feature. This amount is being amortized to interest expense over the life of the convertible notes, or sooner upon conversion. During fiscal 2004 and 2003, the Company recorded in interest expense amortization of $10.2 million and $4.8 million, respectively.
      At issuance of the notes, the Company purchased and pledged to a collateral agent, as security for the exclusive benefit of the holders of the notes, approximately $15.3 million of U.S. government securities which will be sufficient, upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the Notes.
      The notes are subordinated to all of the Company’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of its subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by the Company or its subsidiaries of senior indebtedness or other indebtedness. The Company may redeem the notes, in whole or in part, at any time on or after October 15, 2004 up to, but not including, the maturity date at specified redemption prices, plus accrued and unpaid interest.
      Upon a change in control of the Company, each holder of the notes may require the Company to repurchase some or all of the notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. Instead of paying the change of control purchase price in cash the Company may, at its option, pay it in shares of the Company’s common stock valued at 95% of the average of the closing sales prices of its common stock for the five trading days immediately preceding and including the third trading day prior to the date the Company is required to repurchase the notes. The Company cannot pay the change in control purchase price in common stock unless the Company satisfies the conditions described in the indenture under which the notes have been issued.
      The notes are represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. The notes are eligible for trading in the PORTAL market.

Conversion and Repurchase of Convertible Notes due 2008
      In privately negotiated transactions concluded during the quarter ended July 31, 2003, the Company exchanged an aggregate of $5.0 million in principal amount of its convertible notes due 2008 for 2,311,937 shares of the Company’s common stock. In connection with the exchanges, the Company recorded additional non-cash interest expense of approximately $2.4 million representing the fair value of the incremental shares issued to induce the exchanges and non-cash interest expense of approximately $1.2 million representing the remaining unamortized discount for the beneficial conversion feature related to the convertible notes exchanged. Also, $140,000 of unamortized debt issue costs related to the convertible notes exchanged was charged to additional paid-in capital.
      In privately negotiated transactions concluded during the quarter ended October 31, 2003, the Company exchanged an aggregate of $17.8 million in principal amount of its convertible notes due 2008 for 7,614,402 shares of the Company’s common stock. In connection with the exchanges, the Company recorded additional non-cash interest expense of approximately $8.4 million representing the fair value of the incremental shares issued to induce the exchanges and non-cash interest expense of approximately

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$4.2 million representing the remaining unamortized discount for the beneficial conversion feature related to the convertible notes exchanged. Also, $492,000 of unamortized debt issue costs related to the convertible notes exchanged was charged to additional paid-in capital.
      In another privately negotiated transaction concluded during the quarter ended October 31, 2003, the Company repurchased $2.0 million in principal amount of its convertible notes due 2008 for cash in the amount of $1.9 million. In connection with the repurchase, the Company recorded additional non-cash interest expense of approximately $458,000 representing the remaining unamortized discount for the beneficial conversion feature related to the repurchased convertible notes. Also, approximately $54,000 of unamortized debt issue costs related to the repurchased convertible notes was charged to other expense.
      During fiscal 2004, the Company, in these privately negotiated transactions, exchanged and repurchased $24.8 million in principal amount of its convertible notes due 2008 for 9,926,339 shares of the Company’s common stock and cash in the amount of $1.9 million. In connection with the exchanges and repurchases, the Company recorded additional non-cash interest expense of approximately $10.8 million representing the fair value of the incremental shares issued to induce the exchange and non-cash interest expense of approximately $5.8 million representing the remaining unamortized discount for the beneficial conversion feature related to the convertible notes exchanged and repurchased. Also, $684,000 of unamortized debt issue costs related to the convertible notes exchanged and repurchased was charged to additional paid-in capital, and $54,000 was charged to expense.

Sale of Convertible Subordinated Notes due 2010
      On October 15, 2003, the Company sold $150 million aggregate principal amount of 2 1/2% convertible subordinated notes due October 15, 2010. Interest on the notes is 2 1/2% per year, payable semiannually on April 15 and October 15, beginning on April 15, 2004. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of the Company’s common stock at a conversion price of $3.705 per share, which is equal to a conversion rate of approximately 269.9055 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment.
      The Company has purchased and pledged to a collateral agent, as security for the exclusive benefit of the holders of the notes, approximately $14.4 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first eight scheduled interest payments due on the notes.
      The notes are subordinated to all of the Company’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of its subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by the Company or its subsidiaries of senior indebtedness or other indebtedness. The Company may redeem the notes, in whole or in part, at any time on or after October 15, 2007 up to, but not including, the maturity date at specified redemption prices, plus accrued and unpaid interest.
      Upon a change in control of the Company, each holder of the notes may require the Company to repurchase some or all of the notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. Instead of paying the change of control purchase price in cash, the Company may, at its option, pay it in shares of the Company’s common stock valued at 95% of the average of the closing sales prices of its common stock for the five trading days immediately preceding and including the third trading day prior to the date the Company is required to repurchase the notes. The Company cannot pay the change in control purchase price in common stock unless the Company satisfies the conditions described in the indenture under which the notes have been issued.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The notes were issued in fully registered form and are represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants.
      The Company has agreed to use its best efforts to file a shelf registration statement covering the notes and the common stock issuable upon conversion of the stock and keep such registration statement effective until two years after the latest date on which the Company issued notes in the offering (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act). If the Company does not comply with these registration obligations, the Company will be required to pay liquidated damages to the holders of the notes or the common stock issuable upon conversion. The Company will not receive any of the proceeds from the sale by any selling security holders of the notes or the underlying common stock. A registration statement covering the notes and the common stock issuable upon conversion thereof was declared effective in February 2004.
      As of April 30, 2004 and 2003, the fair value of the Company’s convertible subordinated debt was approximately $230.2 million and $67.8 million, respectively.

10.	Stockholders’ Equity

Common Stock and Preferred Stock
      On June 19, 2001, the Company’s stockholders approved an increase in the number of authorized shares of common stock from 200,000,000 to 500,000,000 shares. Thereafter, the preferred stock issued in the acquisitions of Shomiti and Transwave and options to purchase preferred stock issued under the 2001 Nonqualified Stock Option Plan were converted into common stock on a 3-for-1 basis. As at April 30, 2004, Finisar is authorized to issue 500,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. The board of directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The holder of each share of common stock has the right to one vote.
      Common stock subject to future issuance as of April 30, 2004 is as follows:

Conversion of convertible notes	58,647,062
Exercise of outstanding warrants	964,117
Exercise of outstanding options	43,573,024
Available for grant under stock option plans	4,866,391
Reserved for issuance under the employee stock purchase plan	750,086

108,800,680

      The remaining unearned Deferred Consideration of 318,985 shares of common stock issued in connection with the acquisition of Transwave which are held in escrow and may be earned in future periods (see Note 2) are not included in the accompanying balance sheet and are excluded from the table above. Any future Deferred Consideration will be recorded as goodwill and will be subject to the impairment testing under SFAS 142.

Warrants
      In connection with the acquisition of Shomiti Systems, Inc. (“Shomiti”) in fiscal 2001, the Company assumed warrants to purchase stock of Shomiti. These warrants entitle the holder to purchase 10,153 shares of

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Finisar common stock at an exercise price of $11.49. The warrants expire at various dates through 2007. None of the warrants have been exercised to date.
      In conjunction with the acquisition of Genoa, the Company assumed warrants to purchase stock of Genoa and issued warrants to purchase stock of Finisar. The assumed warrants entitle the holders to purchase 29,766 shares of Finisar common stock at an exercise price of $15.25 and expire at various dates through 2011. The warrants issued by the Company entitle the holders to purchase 999,835 shares of Finisar common stock at an exercise price of $1.00 per share and expire at various dates through 2011. During 2004, warrants issued by the Company to purchase 75,577 shares of Finisar common stock were exercised.

Preferred Stock
      The Company has authority to issue up to 5,000,000 shares of preferred stock, $0.001 par value. The preferred stock may be issued in one or more series having such rights, preferences and privileges as may be designated by the Company’s board of directors. Pursuant to such Board action in March 2001, the Company designated 4,500,000 shares of its preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock was automatically convertible into three shares of the Company’s common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events, upon the effectiveness of an increase in the authorized number of shares of the Company’s common stock to not less than the number of shares sufficient to allow the conversion of each share of the Series A Preferred Stock (the “Charter Amendment”). Pending conversion of the Series A Preferred Stock, a holder of a share of Series A Preferred Stock had the same rights as a holder of the number of shares of the Company’s common stock into which the share of Series A Preferred Stock was convertible with respect to the rights to vote, to receive dividends and to receive distributions on a liquidation or winding up of Finisar. Shares of Series A Preferred Stock were issued in connection with the acquisitions of Shomiti and Transwave. On June 19, 2001, the Charter Amendment was approved and the outstanding shares of the Series A Preferred Stock were automatically converted into common stock on a 3-for-1 basis upon the filing of an amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State. In September 2002, the Company’s board of directors designated 500,000 shares of its preferred stock as Series RP Preferred Stock, which is reserved for issuance under the Company’s stockholder rights plan described below. As of April 30, 2004 and 2003, no shares of the Company’s Preferred Stock were issued and outstanding.
Stockholder Rights Plan
      In September 2002, Finisar’s board of directors adopted a stockholder rights plan. Under the rights plan, stockholders received one share purchase Right for each share of Finisar common stock held. The rights, which will initially trade with the common stock, effectively allow Finisar stockholders to acquire Finisar common stock at a discount from the then current market value when a person or group acquires 20% or more of Finisar’s common stock without prior board approval. When the Rights become exercisable, Finisar stockholders, other than the acquiror, become entitled to exercise the Rights, at an exercise price of $14.00 per Right, for the purchase of one-thousandth of a share of Finisar Series RP Preferred Stock or, in lieu of the purchase of Series RP Preferred Stock, Finisar common stock having a market value of twice the exercise price of the Rights. Alternatively, when the Rights become exercisable, the board of directors may authorize the issuance of one share of Finisar common stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 20%, the Rights can be redeemed for $0.001 each by action of the board of directors.
      The rights plan contains an exception to the 20% ownership threshold for Finisar’s founder, Chairman of the Board and Chief Technical Officer, Frank H. Levinson. Under the terms of the rights plan, Dr. Levinson

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and certain related persons and trusts are permitted to acquire additional shares of Finisar common stock up to an aggregate amount of 30% of Finisar’s outstanding common stock, without prior Board approval.

1999 Employee Stock Purchase Plan
      Finisar’s 1999 Employee Stock Purchase Plan was adopted by the board of directors and approved by the stockholders in September 1999. A total of 750,000 shares of common stock were reserved for issuance under the plan, cumulatively increased by 750,000 shares on May 1, 2001 and each May 1 thereafter through May 1, 2010. Employees, including officers and employee directors, are eligible to participate in the plan if they are employed by Finisar for more than 20 hours per week and more than five months in any calendar year. The plan is implemented during sequential 12-month offering periods, generally commencing on or about December 1 of each year. In addition, a six-month offering period will generally commence on June 1 of each year.
      The employee stock purchase plan permits eligible employees to purchase Finisar common stock through payroll deductions, which may not exceed 20% of the employee’s total compensation. Stock may be purchased under the plan at a price equal to 85% of the fair market value of Finisar common stock on either the first or the last day of the offering period, whichever is lower.

Stock Option Plans
      As discussed in Note 1 and as permitted under SFAS No. 123, Finisar has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock-based awards to employees.
      During fiscal 1989 and 1999, Finisar adopted the 1989 and 1999 Stock Option Plans (the “Plans”). Under the Plans, options to purchase common stock may be granted at an exercise price of not less than 85% of the fair value of a share of common stock on the date of grant (110% of the fair value in certain instances) as determined by the board of directors. Options generally vest over five years and have a maximum term of 10 years. All options granted under the Plans are immediately exercisable. As of April 30, 2004 and 2003, 265,998 and 1,572,891 shares issued upon exercise of options are subject to repurchase.
      Finisar’s 1999 Stock Option Plan was amended by the board of directors and approved by the stockholders in September 1999. The amendment increased the aggregate maximum number of shares that may be issued under the Plan on May 1, 2001 and each May 1 thereafter by a number of shares equal to 5% of the number of shares of Finisar’s common stock issued and outstanding as of the immediately preceding April 30, subject to certain restrictions on the aggregate maximum number of shares that may be issued pursuant to incentive stock options.
      In connection with the acquisitions of Sensors Unlimited and Demeter, the Company agreed to limit the number of options that could be granted under the Company’s 1999 stock option plan. The Company also agreed to suspend the automatic annual increase in shares reserved for issuance under the 1999 stock option plan until the number of shares of its common stock authorized for issuance has been increased. Because of the limit to the number of options that could be granted under the 1999 stock option plan, options to purchase Finisar preferred stock were issued in conjunction with the assumption of all options outstanding upon the acquisition of Shomiti, Medusa and Transwave. These options on preferred stock were automatically convertible to options to purchase Finisar common stock on a one-for-three basis at such time as sufficient common stock was authorized for issuance. Following the stockholders’ approval of the increase in the number of shares of common stock authorized to be issued on June 19, 2001, the limit on the number of options that could be granted under the 1999 stock option plan and the suspension of the automatic annual increase in shares reserved for issuance were lifted, and the options for Finisar preferred stock were converted to options for Finisar common stock. In aggregate the Company authorized, after conversion of options for preferred stock, the issuance of options to purchase 1,848,239 shares of Finisar common stock in connection with the

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assumption of all options upon the acquisitions of Sensors Unlimited, Demeter, Shomiti, Medusa and Transwave. The new options that were issued carry forward the same vesting schedules as the underlying options assumed, which generally vest over four years.
      A summary of activity under the Plans is as follows:

		Options Outstanding

	Options Available			Weighted-Average
Options for Common Stock	for Grant	Number of Shares	Price per Share	Exercise Price

Balance at April 30, 2001	780,795	13,895,142	$0.0170 - $ 32.500	$13.043
Increase in authorized shares	20,557,890	—	—	—
Increase in authorized shares related to acquisitions	975,374	—	—	—
Options granted	(9,851,000)	9,851,000	$3.8400 - $19.1100	$4.2289
Options converted from preferred options	(5,752,620)	5,752,620	$10.2300 - $ 12.625	$1.4400
Options exercised	—	(965,923)	$3.6999 - $23.0895	$1.1076
Options repurchased	238,800	—	$0.0433 - $ 1.0000	$0.3912
Options canceled	1,926,245	(1,926,245)	$0.1600 - $30.8750	$11.7534
Options expired	(212,286)	—	—	—

Balance at April 30, 2002	8,663,198	26,606,594	$0.0170 - $ 32.500	$7.1709
Increase in authorized shares	9,819,018	—	—	—
Options granted	(23,833,800)	23,833,800	$0.4900 - $01.7300	$1.3800
Options exercised	—	(220,265)	$0.0200 - $04.0100	$0.6400
Options canceled	24,005,956	(24,005,956)	$0.0500 - $32.5000	$8.2800
Shares repurchased	342,597	—	$0.4400 - $01.0000	$0.6400
Options expired	(803,562)	—	—	—

Balance at April 30, 2003	18,193,407	26,214,173	$0.0433 - $22.5000	$3.3087

Increase in authorized shares	7,500,000	—	—	—
Options granted	(25,028,803)	25,028,803	$1.7900 - $03.2600	$1.9470
Options exercised	—	(3,468,165)	$0.0430 - $04.0001	$1.3882
Options canceled	4,201,787	(4,201,787)	$0.1600 - $22.1250	$3.6018

Balance at April 30, 2004	4,866,391	43,573,024	$0.0433 - $22.5000	$2.6557

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about options outstanding at April 30, 2004:

		Exercisable

			Weighted-Average
			Remaining	Weighted-Average
Exercise Price for Common Stock	Number Outstanding	Number Exercisable	Contractual Life	Exercise Price

	(In years)
$00.0433 - $00.7600	4,743,309	2,370,431	7.08	$00.2632
$00.8400 - $01.4800	2,265,100	834,980	8.21	$01.2165
$01.5000 - $01.5000	5,780,492	1,988,402	8.15	$01.5000
$01.7300 - $01.7300	2,260,000	452,000	8.10	$01.7300
$01.7900 - $01.7900	8,086,060	1,217,760	9.32	$01.7900
$01.8000 - $01.8000	8,979,244	4,219,695	9.14	$01.8000
$01.9200 - $02.9200	4,809,911	510,411	9.60	$02.0428
$03.2600 - $10.2300	5,048,532	2,204,894	7.41	$05.1545
$11.0625 - $22.1253	1,597,376	965,015	6.35	$19.9895
$22.5000 - $22.5000	3,000	1,800	6.16	$22.5000

$ 0.0433 - $22.5000	43,573,024	14,765,388	8.46	$03.1776

      The weighted-average fair value of options granted for common stock was $1.06 during fiscal 2004 and $1.06 during fiscal 2003.
      In connection with the acquisitions of Shomiti, Medusa and Transwave, the Company’s board of directors adopted the Finisar Corporation 2001 nonstatutory stock option plan which provided for the grant of nonstatutory options to purchase shares of Series A Preferred Stock. The 2001 stock option plan was primarily used for the grants of options to employees of Shomiti, Medusa and Transwave following completion of the acquisitions of these companies. The 2001 stock option plan also permits the Company to grant nonstatutory stock options to its other employees.
      On June 19, 2001, the Company’s stockholders approved an increase in the authorized shares of the Company’s common stock and the options to purchase shares of Series A preferred stock were automatically converted into options to purchase common stock on a 3-for-1 basis upon the filing of an amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State.
      A summary of activity under the plan is as follows:

		Options Outstanding
	Options
	Available	Number of		Weighted-Average
Options for Preferred Stock	for Grant	Shares	Price per Share	Exercise Price

Balance at April 30, 2001	354,914	1,735,077	$0.60 - $37.875	$31.20
Increase in authorized shares related to acquisitions	182,463	—	—	—
Options assumed in acquisitions	(182,463)	182,463	$0.48	$0.48
Options converted to common stock options	—	(1,917,540)	$0.48 - $12.39	$4.32
Decrease in authorized shares	(354,914)	—	—	—

Balance at April 30, 2002, 2003 and 2004	—	—	—	—

Option Exchange Program
      In November 2002, the Company’s board of directors approved a voluntary stock option exchange program for eligible option holders. Under the program, eligible holders of the Company’s options who elected

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to participate had the opportunity to tender for cancellation outstanding options in exchange for new options to be granted on a future date at least six months and one day after the date of cancellation. Members of the Company’s board of directors were not eligible to participate in the program. The option exchange program terminated on December 17, 2002. As of that date, holders of options to purchase an aggregate of 11,816,890 shares of common stock tendered their shares for cancellation.
      On June 19, 2003, new options to purchase an aggregate of 11,144,690 shares of common stock were granted at an exercise price of $1.80 per share, the closing price for the Company’s common stock on that date. Each new option preserves the vesting schedule and the vesting commencement date of the option it replaced. The Company did not record any accounting charges as a result of this stock option exchange program.

Restricted Shares Issued for Promissory Notes
      Certain employees have exercised options to purchase shares of common stock in exchange for promissory notes. All notes are full recourse, are secured by the shares and bear interest at a rate of 6% per annum. The shares are restricted and are subject to a right of repurchase at the original exercise price in favor of the Company. This repurchase right lapses in accordance with the original vesting schedule of the option, which is generally five years. As of April 30, 2004 and 2003, 771,547 and 1,898,464 shares, respectively, issued upon exercise of options in exchange for secured promissory notes, were outstanding.

Deferred Stock Compensation
      In connection with the grant of certain stock options to employees, Finisar recorded deferred stock compensation prior to the Company’s initial public offering, representing the difference between the deemed value of the Company’s common stock for accounting purposes and the option exercise price of these options at the date of grant. During fiscal 2001 and fiscal 2002, the Company recorded additional deferred compensation related to the assumptions of stock options associated with companies acquired during those years. Deferred stock compensation is presented as a reduction of stockholders’ equity, with graded amortization recorded over the five year vesting period. The amortization expense relates to options awarded to employees in all operating expense categories. The following table summarizes the amount of deferred stock compensation expense which Finisar has recorded and the amortization it has recorded and expects to record in future periods in connection with grants of certain stock options to employees during fiscal 1999 and 2000 and assumptions of stock options associated with companies acquired during fiscal 2001 and 2002. Amounts to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited (in thousands):

	Deferred Stock
	Compensation	Amortization
	Generated	Expense

Fiscal year ended April 30, 1999	$2,403	$427
Fiscal year ended April 30, 2000	12,959	5,530
Fiscal year ended April 30, 2001	21,217	13,543
Fiscal year ended April 30, 2002	1,065	11,963
Fiscal year ended April 30, 2003	(6,855)	(1,719)
Fiscal year ended April 30, 2004	(988)	(105)
Fiscal year ending April 30, 2005 (unaudited)	—	162

Total	$29,801	$29,801

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Income Taxes
      The expense (benefit) for income taxes consists of the following (in thousands):

	Fiscal Years Ended April 30,

	2004	2003	2002

Current:
Federal	$—	$—	$(8,309)
State	319	229
Foreign	15

	334	229	(8,309)
Deferred:
Federal	—	—	(27,802)
State	—	—	(2,455)

	—	—	(30,257)
Provision for income taxes	$334	$229	$(38,566)

      A reconciliation of the income tax provision (benefit) at the federal statutory rate to the income tax provision (benefit) at the effective tax rate is as follows:

	2004	2003	2002

Expected income tax provision (benefit) at U.S. federal statutory rate	(35.00)%	(35.00)%	(35.00)%
Deferred compensation	(0.03)	(0.03)	1.60
Tax exempt interest	0.00	(0.26)	(0.30)
Valuation allowance	34.97	8.09	1.80
Non-deductible amortization	0.00	1.20	17.60
Non-deductible acquired in-process research and development	0.00	0.00	0.40
Impairment of goodwill	0.00	25.98	0.00
Other	0.35	0.06	(1.00)

	0.29%	0.04%	(14.90)%

      The components of deferred taxes consist of the following (in thousands):

	April 30,

	2004	2003

Deferred tax assets:
Inventory reserve	$7,150	$12,436
Accruals and reserves	13,260	4,888
Tax credits	6,611	5,327
Net operating loss carryforwards	115,486	101,276
Other	—	—

Total deferred tax assets	142,507	123,927
Valuation allowance	(128,230)	(100,150)

Net deferred tax assets	14,277	23,777
Deferred tax liabilities:
Acquired intangibles	(10,909)	(20,127)
Tax depreciation over book depreciation	(3,368)	(3,650)

Total deferred tax liabilities	(14,277)	(23,777)

Total net deferred tax assets (liabilities)	$—	$—

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The valuation allowance increased by approximately $28.1 million, $73.1 million and $10.6 million in fiscal 2004, 2003 and 2002, respectively.
      Approximately $9.9 million of the valuation allowance at April 30, 2004 is attributable to stock option deductions, the benefit of which will be credited to paid-in-capital when realized. Approximately $6.7 million of the valuation allowance at April 30, 2004 is attributable to stock option deductions that, when realized, will first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries.
      At April 30, 2004, the Company had federal and state net operating loss carryforwards of approximately $320.1 million and $149.0 million, respectively, and federal and state tax credit carryforwards of approximately $3.4 million and $3.2 million, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2006, if not utilized.
      Utilization of the Company’s net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations set forth in Internal Revenue Code Section 382 and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization.
      The Company has established a full valuation allowance to offset the net deferred tax assets. In part, the valuation allowance at April 30, 2004 reduced net deferred tax assets by amounts related to stock option deductions that are not currently realizable. A portion of the valuation allowance will be credited to paid-in capital, if any, when it is realized. The remaining portion of the valuation allowance, when realized, will first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries and then income tax expense. There can be no assurance that deferred tax assets subject to the valuation allowance will be realized.

12.	Segments and Geographic Information
      The Company designs, develops, manufactures and markets optical subsystems, components and test and monitoring systems for high-speed data communications. The Company views its business as having two principal operating segments, consisting of optical subsystems and components and network test and monitoring systems. Optical subsystems consist primarily of transmitters, receivers and transceivers sold to manufacturers of storage and networking equipment for storage area networks (SANs) and local area networks (LANs), multiplexers, demultiplexers and optical add/drop modules for use in metropolitan access networks (MAN) applications, and digital return path products for cable television networks (CATV) networks. The Company also sells a number of optical components manufactured by the Company and used in its optical subsystems to other equipment manufacturers. These components include photodetectors and positive intrinsic negative (PIN) receivers, lasers and passive components for wavelength division multiplexing (WDM) applications. Network test and monitoring systems include products designed to test the reliability and performance of equipment for Fibre Channel, Gigabit Ethernet and the Infiniband protocols. These test and monitoring systems are sold to both manufacturers and end-users of the equipment.
      Both of the Company’s operating segments and corporate sales report to the President and Chief Executive Officer. Where appropriate, the Company charges specific costs to these segments where they can be identified and allocates certain manufacturing costs, research and development, sales and marketing and general and administrative costs to these operating segments, primarily on the basis of manpower levels or a percentage of sales. The Company does not allocate income taxes, non-operating income, acquisition related costs, stock compensation, interest income and interest expense to its operating segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Information about reportable segment revenues and income are as follows (in thousands):

	Fiscal Years Ended April 30,

	2004	2003	2002

Revenues:
Optical subsystems and components	$160,025	$136,846	$112,333
Network test and monitoring systems	25,593	29,636	34,932

Total revenues	$185,618	$166,482	$147,265

Depreciation and amortization expense
Optical subsystems and components	$30,116	$23,462	$11,579
Network test and monitoring systems	400	551	1,904
Operating loss:
Optical subsystems and components	(54,250)	(56,494)	(79,126)
Network test and monitoring systems	(2,711)	(3,253)	(5,474)

Operating loss	(56,961)	(59,747)	(84,600)
Unallocated amounts:
Amortization of acquired developed technology	(19,239)	(21,983)	(27,119)
Amortization of deferred stock compensation	105	1,719	(11,963)
In-process research and development	(6,180)	—	(2,696)
Amortization of other intangibles	(572)	(758)	(129,099)
Impairment of goodwill and intangible assets	—	(10,586)	—
Restructuring costs	(382)	(9,378)	—
Other acquisition costs	(222)	(198)	(3,119)
Interest income (expense), net	(25,701)	(6,699)	(68)
Other non-operating income (expense), net	(4,347)	(51,314)	1,360

Loss before income tax and cumulative effect of accounting change	$(113,499)	$(158,944)	$(257,304)

      The following is a summary of total assets by segment (in thousands):

	April 30,

	2004	2003

Optical subsystems and components	$302,128	$240,297
Network test and monitoring systems	50,261	54,912
Other	142,316	128,397

	$494,705	$423,606

      Cash, short-term, restricted and minority investments are the primary components of other in the above table.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following is a summary of operations within geographic areas based on the location of the entity purchasing the Company’s products (in thousands):

	Fiscal Years Ended April 30,

	2004	2003	2002

Revenues from sales to unaffiliated customers:
United States	$136,504	$123,080	$114,354
Rest of the world	49,114	43,402	32,911

	$185,618	$166,482	$147,265

      Revenues generated in the U.S. are all from sales to customers located in the United States.
      The following is a summary of long-lived assets within geographic areas based on the location of the assets (in thousands):

	April 30,

	2004	2003

Long-lived assets
United States	$230,225	$197,564
Malaysia	21,668	20,378
Rest of the world	2,871	5,295

	$254,764	$223,237

      The following is a summary of capital expenditure by reportable segment (in thousands):

	Fiscal Years Ended
	April 30,

	2004	2003

Optical subsystems and components	$13,219	$18,345
Network test and monitoring systems	$269	$481

13.	Pending Litigation
      A securities class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York, purportedly on behalf of all persons who purchased the Company’s common stock from November 17, 1999 through December 6, 2000. The complaint named as defendants Finisar, Jerry S. Rawls, the Company’s President and Chief Executive Officer, Frank H. Levinson, the Company’s Chairman of the Board and Chief Technical Officer, Stephen K. Workman, the Company’s Senior Vice President and Chief Financial Officer, and an investment banking firm that served as an underwriter for the Company’s initial public offering in November 1999 and a secondary offering in April 2000. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offerings failed to disclose, among other things, that (i) the underwriter had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriter allocated to those investors material portions of the shares of the Company’s stock sold in the offerings and (ii) the underwriter had entered into agreements with customers whereby the underwriter agreed to allocate shares of the Company’s stock sold in the offerings to those customers in exchange for which the customers agreed to purchase additional shares of the Company’s stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, which

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
were consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. On February 19, 2003, the Court denied Finisar’s motion to dismiss the complaint. In July 2004, Finisar and the individual defendants accepted a settlement proposal made to all of the issuer defendants. Under the terms of the settlement, the plaintiffs will dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, the Company would be responsible to pay its pro rata portion of the shortfall, up to the amount of the self-insured retention under its insurance policy, which may be up to $2 million. The timing and amount of payments that the Company could be required to make under the proposed settlement will depend on several factors, principally the timing and amount of any payment required by the insurers pursuant to the $1 billion guaranty. The settlement is subject to approval of the Court, which cannot be assured. If the settlement is not approved by the Court, the Company intends to defend the lawsuit vigorously. However, the litigation is in the preliminary stage, and we cannot predict its outcome. The litigation process is inherently uncertain. If the litigation proceeds and its outcome is adverse to the Company and if the Company is required to pay significant monetary damages, the Company’s business would be significantly harmed.

14.	Loss On Sale of Assets of Sensors Unlimited, Inc.
      In October 2000, the Company acquired Sensors Unlimited, Inc. At the time of the acquisition, Sensors Unlimited had developed optical subsystems used for industrial spectroscopy and military applications as well as an optical performance monitor for telecommunication WDM applications. Following the acquisition, the Company redirected the research and development efforts of Sensors Unlimited to develop key components to be incorporated in its optical receivers used for data communications applications including positive intrinsic negative receivers (PINs) and avalanche photodiodes (APDs).
      On October 6, 2002, the Company entered into an agreement to sell certain assets and transfer certain liabilities of Sensors Unlimited to a new company organized by a management group led by Dr. Greg Olsen, then an officer and director of Finisar and a former majority owner of Sensors Unlimited. The Company retained ownership of the intellectual property developed at Sensors Unlimited and licensed certain technology needed by the acquirer to develop, manufacture and sell products used primarily for industrial spectroscopy and military applications. Because Finisar will no longer utilize certain intangible assets purchased in the original acquisition and because the Sensors Unlimited trade name was transferred to the acquirer, the Company wrote off these assets in conjunction with the sale. The sale was completed on October 15, 2002, at which time Dr. Olsen resigned as an officer and director of Finisar. The Company also released from escrow the remaining deferred consideration of 3,160,413 shares of common stock originally placed in escrow as part of the acquisition of Sensors Unlimited.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company received $6.1 million in cash and a 19% equity interest in the acquiring company. For accounting purposes, no value has been placed on the 19% equity interest. The Company recorded a loss of $36.8 million in other income (expense) as a result of this transaction as follows (in thousands):

Amount

Proceeds from sale	$6,100
Net book value of tangible assets at time of sale	(12,852)
Net book value of purchased developed technology	(25,967)
Net book value of Sensors Unlimited tradename	(2,358)
Performance shares released from escrow	(1,637)
Other costs of the transaction	(125)

Loss on sale	$(36,839)

15.	Restructuring and Assets Impairments
      During fiscal 2003, the Company initiated actions to reduce its cost structure due to sustained negative economic conditions that had impacted its operations and resulted in lower than anticipated revenues. In May and October 2002, the Company reduced its workforce in the United States. The restructuring actions in fiscal 2003 resulted in a reduction in the U.S. workforce of approximately 255 employees, or 36% of the Company’s U.S. workforce measured as of the beginning of fiscal 2003, and affected all areas of the Company’s U.S. operations. During fiscal 2003, the Company sold its Sensors Unlimited subsidiary, closed its Hayward facility, and began the process of closing the facilities occupied by its Demeter subsidiary, all of which were a part of the Company’s optical subsystems and components reporting unit. All key functions were absorbed by the Company’s remaining facilities in the United States. As facilities in the United States were consolidated, related leasehold improvement and equipment were written off. As a result of these restructuring activities, a charge of $9.4 million was incurred in fiscal 2003. The restructuring charge included approximately $5.4 million for the write-off of leasehold improvements and equipment in the vacated buildings, approximately $1.8 million of severance-related charges, approximately $1.5 million of excess committed facilities payments and approximately $700,000 of miscellaneous costs required to effect the closures.
      During the first quarter of fiscal 2004, the Company completed the closure of its Demeter subsidiary. In addition, the Company began the process of closing its German operations and a reduction in the German workforce of approximately 10 employees in research and development in the optical subsystems and components reporting segment. As a result of these restructuring activities, a charge of $2.2 million was incurred in the first quarter of fiscal 2004. The restructuring charge included $800,000 of severance-related charges, approximately $600,000 of fees associated with the early termination of the Company’s facilities lease in Germany, approximately $450,000 for remaining payments for excess leased equipment and approximately $300,000 of miscellaneous costs incurred to effect the closures.
      During the second quarter of fiscal 2004, the Company completed the closure of its German facility. The intellectual property, technical know-how and certain assets related to the German operations were consolidated with the Company’s operations in Sunnyvale, California, during the second quarter. The Company incurred an additional $317,000 of net restructuring expenses in the second quarter. This amount included an additional $273,000 of restructuring expenses related to the closure of German operations, consisting of $373,000 for legal and exit fees associated with the closure, additional severance-related payments and the write-off of abandoned assets, partially offset by lower than anticipated fees associated with the termination of the German facilities lease of $100,000. The expenses related to the closure of the German facility were partially offset by an $85,000 reduction in restructuring expenses associated with the closure of the Demeter subsidiary offset by additional severance-related expenses.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the third quarter of fiscal 2003, the Company realized a benefit of $1.2 million related to restructuring expenses due to lower than anticipated fees and the consequent reversal of an associated accrual from the termination of an equipment purchase agreement related to the closure of the Demeter subsidiary. During the fourth quarter of fiscal 2004, the Company realized a benefit of $791,000 related to restructuring expenses due to lower than anticipated lease and facility clean-up costs related to the closure of the Demeter subsidiary.
      The facilities consolidation charges were calculated using estimates and were based upon the remaining future lease commitments for vacated facilities from the date of facility consolidation, net of estimated future sublease income. The estimated costs of vacating these leased facilities were based on market information and trend analyses, including information obtained from third party real estate sources. The Company has engaged brokers to locate tenants to sublease the Hayward facility. As of April 30, 2004, $915,000 of committed facilities payments, net of anticipated sublease income, remains accrued and is expected to be fully utilized by fiscal 2006.
      At April 30, 2004, $915,000 related to restructuring activities in fiscal 2003 and 2004 remained in other accrued liabilities for payment in future periods as follows (in thousands):

	Facilities				Severance				Total

	Hayward	Demeter	Germany	Total	Hayward	Demeter	Germany	Total	Hayward	Demeter	Germany	Total

Fiscal year 2003 actions
Total charges	$3,056	$4,492	$—	$7,548	$1,174	$656	$—	$1,830	$4,230	$5,148	$—	$9,378
Reversal of charge	—	(1,199)	—	(1,199)	—	—	—	—	—	(1,199)	—	(1,199)
Cash payments	(791)	(1,087)	—	(1,878)	(1,174)	(656)	—	(1,830)	(1,965)	(1,743)	—	(3,708)
Non-cash charges	(1,351)	(2,373)	—	(3,724)	—	—	—	—	(1,351)	(2,373)	—	(3,724)

Balance from fiscal year 2003 actions to April 30, 2004	914	(167)	—	747	—	—	—	—	914	(167)	—	747

Fiscal year 2004 actions
Total charges	—	546	849	1,395	—	701	276	977	—	1,247	1,125	2,372
Reversal of charge	—	(791)	—	(791)	—	—	—	—	—	(791)	—	(791)
Cash payments	—	413	(849)	(436)	—	(701)	(276)	(977)	—	(288)	(1,125)	(1,413)

Balance from fiscal year 2004 actions to April 30, 2004	—	168	—	168	—	—	—	—	—	168	—	168

Total accrual balance at April 30, 2004	$914	$1	$—	$915	$—	$—	$—	$—	$914	$1	$—	$915

16.	Warranty
      The Company offers a one-year limited warranty for all of its products. The specific terms and conditions of these warranties vary depending upon the product sold. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs based on revenue recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

FINISAR CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Changes in the Company’s warranty liability during the period are as follows (in thousands):

	April 30,

	2004	2003

Beginning balance	$867	$867
Additions during the period based on product sold	928	867
Settlements	(696)	(275)
Changes in liability for pre-existing warranties including expirations	(115)	(592)

Ending balance	$984	$867

FINISAR CORPORATION
FINANCIAL INFORMATION BY QUARTER

	Three Months Ended

	April 30,	Jan. 31,	Oct. 31,	July 31,	April 30,	Jan. 31,	Oct. 31,	July 31,
	2004	2004	2003	2003	2003	2003	2002	2002

	(Unaudited)
Statement of Operations Data:
Revenues:
Optical subsystems and components	$48,664	$40,741	$36,432	$34,188	$33,427	$31,929	$32,213	$39,277
Network test and monitoring systems	8,331	5,675	6,344	5,243	6,358	6,818	8,690	7,770

Total revenues	56,995	46,416	42,776	39,431	39,785	38,747	40,903	47,047
Cost of revenues	42,304	32,778	32,041	36,462	29,948	30,975	32,655	36,923
Amortization of acquired developed technology	5,271	4,656	4,656	4,656	4,549	4,598	5,441	7,395

Gross profit (loss)	9,420	8,982	6,079	(1,687)	5,288	3,174	2,807	2,729

Operating expenses:
Research and development	14,734	12,849	13,695	20,915	16,948	11,837	15,994	15,516
Sales and marketing	6,301	4,905	4,557	4,300	4,540	3,966	5,570	6,156
General and administrative	3,912	4,517	4,356	3,953	3,501	3,517	4,333	3,850
Amortization of (benefit from) deferred stock compensation	133	115	(49)	(304)	(1,252)	85	(1,933)	1,381
Acquired in-process research and development	6,180	—	—	—	—	—	—	—
Amortization of goodwill and other purchased intangible assets	143	143	143	143	143	143	143	329
Impairment of goodwill and purchased intangible assets	—	—	—	—	—	10,101	—	485
Restructuring costs	(791)	(1,199)	187	2,185	5,148	3,056	1,174	—
Other acquisition costs	(17)	45	149	45	(9)	176	(166)	197

Total operating expenses	30,595	21,375	23,038	31,237	29,019	32,881	25,115	27,914

Loss from operations	(21,175)	(12,393)	(16,959)	(32,924)	(23,731)	(29,707)	(22,308)	(25,185)
Interest income (expense), net	(2,632)	(2,535)	(15,026)	(5,508)	(1,910)	(1,865)	(1,583)	(1,341)
Other income (expense), net	(640)	(572)	(555)	(2,580)	(449)	(1,211)	(39,316)	(10,338)

Loss before income taxes and cumulative effect of accounting change	(24,447)	(15,500)	(32,540)	(41,012)	(26,090)	(32,783)	(63,207)	(36,864)
Provision for income taxes	45	43	33	213	107	31	30	61

Loss before cumulative effect of accounting change	(24,492)	(15,543)	(32,573)	(41,225)	(26,197)	(32,814)	(63,237)	(36,925)
Cumulative effect of accounting change to adopt SFAS 142	—	—	—	—	—	—	—	(460,580)

Net loss	$(24,492)	$(15,543)	$(32,573)	$(41,225)	$(26,197)	$(32,814)	$(63,237)	$(497,505)

FINISAR CORPORATION
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other	Deductions —	End of
	of Period	Expenses	Accounts	Write-Offs	Period

	(In thousands)
Allowance for doubtful accounts
Year ended April 30, 2004	1,487	547	—	399	1,669
Year ended April 30, 2003	1,885	(278)	—	120	1,487
Year ended April 30, 2002	1,229	1,019	—	363	1,885

S-1

19,496,177 Shares
Common Stock

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
      The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$2,490
Accounting fees and expenses	30,000
Legal fees and expenses	30,000
Printing and engraving expenses	10,000
Miscellaneous expenses	2,510

Total	$75,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
      Section 145 of the Delaware General Corporation Law (“DGCL”) permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.
      These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.
      The Registrant’s Chief Executive Officer, Chairman of the Board and Chief Technical Officer and Senior Vice President — Finance and Chief Financial Officer have been named as defendants in the securities class action lawsuit described under the caption “Risk Factors — We are subject to pending legal proceedings” in Part I of the registration statement. These officers are likely to assert a claim for indemnification in connection with that litigation. Other than the securities class action litigation, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.
      The Registrant has obtained liability insurance for the benefit of its directors and officers.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.
      Since June 1, 2002, we have issued and sold the following unregistered securities:

(1)	Investment in CyOptics, Inc.
      On April 29, 2005, we entered into a Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”) with CyOptics, Inc. (“CyOptics”). Pursuant to the Purchase Agreement, the Registrant issued a convertible promissory note (the “Note”) in the principal amount of $3,750,000 as consideration for the Registrant’s purchase of 24,298,580 shares of CyOptics Series F Preferred Stock. The terms of the Note provide for four weekly conversions of equal portions of the outstanding principal of the Note into shares of the Registrant’s common stock, commencing upon the effectiveness of a registration statement filed to cover the resales of such shares by CyOptics. The number of shares to be issued upon each conversion is determined by dividing the amount converted by the average closing bid price of our common stock for either (i) the four trading days immediately prior to the conversion, or (ii) the trading day prior to the conversion, as selected by the holder of the Note. Because the number of shares to be issued is based upon the market price of the Registrant’s common stock, the Registrant is unable to determine the exact number of shares that may be issued pursuant to the Note. The issuance of the Note and the shares of the Company’s common stock issuable upon conversion thereof were not registered under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act.

(2)	Acquisition of InterSAN, Inc.
      On May 12, 2005, we completed the acquisition of InterSAN, Inc. (“InterSAN”), a privately held company located in Scotts Valley, California, pursuant to an Agreement and Plan of Reorganization dated March 2, 2005 (the “Agreement”). Under the terms of the Agreement, InterSAN merged with a wholly-owned subsidiary of Finisar and the holders of InterSAN’s securities will be entitled to receive up to 7,132,186 shares of Finisar common stock having a value of approximately $8.8 million. Approximately ten percent (10%) of the shares of Finisar common stock that would otherwise be distributed to the holders of InterSAN’s securities at the closing of the acquisition were deposited into an escrow account for twelve (12) months following the closing for the purpose of providing a fund against which Finisar may assert claims for damages, if any, based on breaches of the representations and warranties made by InterSAN in the Agreement. The issuance of such shares was not registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(10) of the Securities Act.

(3)	Acquisition of I-TECH CORP.
      On April 8, 2005, we completed the acquisition of I-TECH CORP. (“I-TECH”), a privately-held network test and monitoring company based in Eden Prairie, Minnesota. The governing agreement provided for the merger of I-TECH with a wholly-owned subsidiary of Finisar and the issuance by Finisar to the sole holder of I-TECH’s common stock promissory notes having an aggregate principal amount of approximately $12.1 million which are convertible into shares of Finisar common stock over a period of one year following the closing of the acquisition. A convertible promissory note in the principal amount of $1 million will be deposited into an escrow account for twelve (12) months following the closing to satisfy certain indemnification obligations of the I-TECH stockholder. The exact number of shares of Finisar common stock to be issued pursuant to the promissory notes is dependent on the trading price of Finisar’s common stock on the dates of conversion of the notes. The issuance of such notes and the shares of common stock issuable upon conversion thereof was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) and Regulation D promulgated under the Securities Act.

(4)	Acquisition of Transceiver and Transponder Product Line from Infineon Technologies AG
      On January 31, 2005, we completed the acquisition from Infineon Technologies AG (“Infineon”) of certain assets associated with the design, development and manufacture of optical transceiver products from Infineon’s fiber optics business unit, in exchange for the issuance of 34,000,000 shares of Finisar Common Stock. The issuance of such shares was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

(5)	Acquisition of Assets of Data Transit Corp.
      On August 8, 2004, we completed the purchase of the assets of Data Transit Corp., a privately-held manufacturer of protocol analyzers and traffic generators based in San Jose, California, for approximately $16 million in Finisar stock. The issuance of such notes and the shares of common stock issuable upon conversion thereof was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

(6)	2003 2 1/2% Convertible Subordinated Notes due 2010
      On October 15, 2003, we completed a private sale of $150 million principal amount of convertible subordinated notes due 2010 to qualified institutional buyers. We received $145.2 million in net proceeds from the sale of the notes. We used a portion of the net proceeds of the offering to purchase a portfolio of U.S. government securities that will be pledged to secure the payment of the first eight scheduled interest payments on the notes. Subject to market conditions and its ability to complete privately negotiated transactions with individual holders, we used a portion of the net proceeds to repurchase a portion of its outstanding 5 1/4% convertible subordinated notes due 2008. We have used the remaining net proceeds of the offering for general corporate purposes, including working capital. The notes will be convertible at the option of the holder, at an initial price of $3.705 per share, into an aggregate of approximately 35.1 million shares of the Company’s common stock, plus approximately 5.4 million additional shares if the initial purchasers’ option is exercised in full. The notes will bear interest at an annual rate of 2 1/2%, payable semiannually. Holders of the notes will have the right to require the Company to repurchase the notes on October 15, 2007 or upon the occurrence of specified change in control events. The Company may choose to pay the repurchase price of such notes in cash, shares of the Company’s common stock or a combination thereof. The Company will have the right to redeem the notes on or after October 15, 2007 if the price of the Company’s common stock exceeds a specified threshold. The notes and the common stock issuable upon conversion of the notes have not been registered and sold under the Securities Act, or applicable state securities laws, and were offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

(7)	Acquisition of Genoa Corporation
      On April 3, 2003, we completed the acquisition of Genoa Corporation (“Genoa”), a privately held company located in Fremont, California, pursuant to an Agreement and Plan of Reorganization dated April 1, 2003 (the “Merger Agreement”). Under the terms of the Merger Agreement, Genoa merged with an indirect wholly-owned subsidiary of Finisar and the holders of Genoa’s securities received approximately 6.3 million shares of Finisar common stock and warrants exercisable for approximately 1 million shares of Finisar common stock. The issuance of the shares of common stock and the shares of common stock issuable upon exercise or conversion of the warrants were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
      (a) Exhibits.

Exhibit
Number	Description of Document

2.4	Second Amended and Restated Agreement and Plan of Reorganization by and among Finisar Corporation, Transwave Fiber, Inc. and certain principal shareholders of Transwave, dated as of March 19, 2001(1)

2.5	Asset Purchase Agreement by and among Honeywell International Inc., Honeywell Intellectual Properties Inc. and Finisar Corporation dated as of January 24, 2004(2)

2.6	Master Sale and Purchase Agreement by and between Infineon Technologies AG and Finisar Corporation, dated April 29, 2004(2)

2.8	Master Sale and Purchase Agreement with Infineon dated January 25, 2005(3)

3.4	Amended Bylaws of Registrant(4)

3.5	Restated Certificate of Incorporation of Registrant(5)

3.6	Certificate of Amendment to Restated Certificate of Incorporation of Registrant, filed with the Delaware Secretary of State on June 19, 2001(6)

3.7	Restated Certificate of Incorporation of Registrant(6)

3.8	Certificate of Elimination regarding the Registrant’s Series A Preferred Stock(7)

3.9	Certificate of Designation(8)

Exhibit
Number		Description of Document

3.10		Certificate of Amendment to Restated Certificate of Incorporation of Registrant, filed with the Delaware Secretary of State on May 11, 2005(9)

4.1		Specimen certificate representing the common stock(5)

4.2		Form of Rights Agreement between the Company and American Stock Transfer and Trust Company, as Rights Agent (including as Exhibit A the form of Certificate of Designation, Preferences and Rights of the Terms of the Series RP Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement)(10)

4.3		Indenture between the Company and U.S. Bank Trust National Association, a national banking association, dated October 15, 2001(11)
4.4		Indenture between the Company and U.S. Bank Trust National Association, a national banking association, dated October 15, 2003(12)

4.5		Asset Purchase Agreement among Finisar Corporation, Data Transit Corp., Dale T. Smith and Janice H. Smith dated as of August 4, 2004, as amended through December 10, 2004 (including as Exhibit A the form of 8% Installment Promissory Note due August 5, 2006 and as Exhibit I the form of Stock Resale Agreement).(13)

4.6		Fourth Amendment to Asset Purchase Agreement among Finisar Corporation, Data Transit Corp., Dale T. Smith and Janis H. Smith dated as of May 11, 2005 (including as Exhibit A the form of Amended and Restated 8% Installment Promissory Note due August 5, 2006)(14)

4.7		Convertible Promissory Note dated April 29, 2005 issued by Finisar Corporation to CyOptics, Inc., with a principal amount of $3,750,000(15)

5.1		Opinion of DLA Piper Rudnick Gray Cary US llp

10.1		Form of Indemnity Agreement between Registrant and Registrant’s directors and officers(5)

10.2		1989 Stock Option Plan(5)

10.3		1999 Stock Option Plan(16)

10.4		1999 Employee Stock Purchase Plan(16)

10.13		Building Lease for 1308 Moffett Park Drive, Sunnyvale, CA, dated May 26, 1999 between Registrant and Aetna Life Insurance Company(5)

10.16		Collateral Pledge and Security Agreement among the Company, U.S. Bank Trust National Association and U.S. Bank National Association, dated October 15, 2001(11)

10.17		Registration Rights Agreement between the Company and the Initial Purchasers of the Company’s 5 1/4% Convertible Subordinated Notes due 2008, dated October 15, 2001(11)

10.18		Collateral Pledge and Security Agreement among the Company, U.S. Bank Trust National Association and U.S. Bank National Association, dated October 15, 2003(12)

10.19		Registration Rights Agreement between the Company and the Initial Purchasers of the Company’s 2 1/2% Convertible Subordinated Notes due 2010, dated October 15, 2003(12)

10.20		Registration Rights Agreement between Infineon Technologies AG and Finisar Corporation dated April 29, 2004(2)

10	.21.1	Executive Retention and Severance Plan(17)

10	.21.2	Amended and Restated Registration Rights Agreement between Infineon Technologies AG and Finisar Corporation, dated January 25, 2005(18)

10.22		Transceiver Supply Agreement by and between Finisar Corporation and Infineon Technologies Trutnov, sro, dated January 25, 2005(19)

10.23		Purchase Agreement by and between FSI International, Inc. and Finisar Corporation, dated February 4, 2005(20)

10.24		Assignment and Assumption of Purchase and Sale Agreement between Finisar Corporation and Finistar (CA-TX) Limited Partnership, dated February 4, 2005(21)

10.25		Lease Agreement by and between Finistar (CA-TX) Limited Partnership and Finisar Corporation, dated February 4, 2005(22)

Exhibit
Number	Description of Document

10.26	Agreement and Plan of Reorganization by and among Finisar Corporation, Iolite Acquisition Corp. and InterSAN, Inc., dated March 2, 2005(23)

10.27	Agreement and Plan of Merger by and among Finisar Corporation, I-Robot Acquisition Corp., I-TECH CORP. and Steven Bucher, dated April 7, 2005(24)

10.28	Convertible Promissory Note issued by Finisar Corporation to Steven Bucher with a principal amount of $11,061,000, dated April 8, 2005(25)

10.29	Convertible Promissory Note issued by Finisar Corporation to Steven Bucher with a principal amount of $1,000,000, dated April 8, 2005(26)

21	List of Subsidiaries of the Registrant(27)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (contained in Exhibit 5.1)

(1)	Incorporated by reference to the same numbered exhibit to Registrant’s Current Report on Form 8-K filed May 16, 2001.

(2)	Incorporated by reference to the same numbered exhibit to Registrant’s Annual Report on Form 10-K filed July 14, 2004.

(3)	Incorporated by reference to Exhibit 2.8 to Registrant’s Current Report on Form 8-K filed January 28, 2005.

(4)	Incorporated by reference to the same numbered exhibit to Registrant’s Registration Statement on Form S-1 filed December 21, 2000 (File No. 333-52426).

(5)	Incorporated by reference to the same numbered exhibit to Registrant’s Registration Statement on Form S-1/ A filed October 19, 1999 (File No. 333-87017).

(6)	Incorporated by reference to the same numbered exhibit to Registrant’s Annual Report on Form 10-K filed July 18, 2001.

(7)	Incorporated by reference to Exhibit 3.8 to Registrant’s Registration Statement on Form S-3 filed December 18, 2001 (File No. 333-75380).

(8)	Incorporated by reference to Exhibit 99.2 to Registrant’s Registration Statement on Form 8-A12G filed on September 27, 2002.

(9)	Incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement on Form S-3 filed May 18, 2005 (File No. 333-125034).

(10)	Incorporated by reference to the same numbered exhibit to Registrant’s Current Report on Form 8-K filed September 27, 2002.

(11)	Incorporated by reference to the same numbered exhibit to Registrant’s Quarterly Report on Form 10-Q for the period ended October 31, 2001 filed December 12, 2001.

(12)	Incorporated by reference to the same numbered exhibit to Registrant’s Quarterly Report on Form 10-Q for the period ended October 31, 2003 filed December 10, 2003.

(13)	Incorporated by reference to Exhibit 4.5 to Registrant’s Quarterly Report on Form 10-Q filed December 10, 2004.

(14)	Incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-3 filed May 13, 2005 (File No. 333-124879).

(15)	Incorporated by reference to Exhibit 4.7 to Registrant’s Registration Statement on Form S-3 filed May 18, 2005 (File No. 333-125034).

(16)	Incorporated by reference to the same numbered exhibit to Registrant’s Registration Statement on Form S-1 filed September 13, 1999 (File No. 333-87017).

(17)	Incorporated by reference to the same numbered exhibit to Registrant’s Annual Report on Form 10-K/A filed February 10, 2005.

(18)	Incorporated by reference to Exhibit 10.21 to Registrant’s Current Report on Form 8-K filed January 28, 2005.

(19)	Incorporated by reference to Exhibit 10.22 to Registrant’s Current Report on Form 8-K filed January 28, 2005.

(20)	Incorporated by reference to Exhibit 10.23 to Registrant’s Current Report on Form 8-K filed February 9, 2005.

(21)	Incorporated by reference to Exhibit 10.24 to Registrant’s Current Report on Form 8-K filed February 9, 2005.

(22)	Incorporated by reference to Exhibit 10.25 to Registrant’s Current Report on Form 8-K filed February 9, 2005.

(23)	Incorporated by reference to Exhibit 10.26 to Registrant’s Current Report on Form 8-K filed March 7, 2005.

(24)	Incorporated by reference to Exhibit 10.27 to Registrant’s Current Report on Form 8-K filed April 11, 2005.

(25)	Incorporated by reference to Exhibit 10.28 to Registrant’s Current Report on Form 8-K filed April 11, 2005.

(26)	Incorporated by reference to Exhibit 10.29 to Registrant’s Current Report on Form 8-K filed April 11, 2005.

(27)	Incorporated by reference to the same numbered exhibit to pre-effective amendment to Registrant’s Registration Statement (File No. 333-125034) filed June 14, 2005.
      (b) Financial Statement Schedules.
      The following financial statement schedule of Finisar is filed as part of this Registration Statement and should be read in conjunction with the financial statements and related notes.

Schedule	Page

II — Valuation and Qualifying Accounts	S-1
      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings
      Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on June 14, 2005.

FINISAR CORPORATION

By:	/s/ Jerry S. Rawls*

Jerry S. Rawls
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

/s/ Jerry S. Rawls* Jerry S. Rawls		Chief Executive Officer (Principal Executive Officer)	June 14, 2005

/s/ Frank H. Levinson* Frank H. Levinson		Chairman of the Board and Chief Technical Officer	June 14, 2005

/s/ Stephen K. Workman Stephen K. Workman		Senior Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 14, 2005

/s/ Michael C. Child* Michael C. Child		Director	June 14, 2005

/s/ Roger C. Ferguson* Roger C. Ferguson		Director	June 14, 2005

David Fries		Director	June , 2005

/s/ Larry D. Mitchell* Larry D. Mitchell		Director	June 14, 2005

*By:	/s/ Stephen K. Workman Stephen K. Workman Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description of Document

2.4	Second Amended and Restated Agreement and Plan of Reorganization by and among Finisar Corporation, Transwave Fiber, Inc. and certain principal shareholders of Transwave, dated as of March 19, 2001(1)

2.5	Asset Purchase Agreement by and among Honeywell International Inc., Honeywell Intellectual Properties Inc. and Finisar Corporation dated as of January 24, 2004(2)

2.6	Master Sale and Purchase Agreement by and between Infineon Technologies AG and Finisar Corporation, dated April 29, 2004(2)

2.8	Master Sale and Purchase Agreement with Infineon dated January 25, 2005(3)

3.4	Amended Bylaws of Registrant(4)

3.5	Restated Certificate of Incorporation of Registrant(5)

3.6	Certificate of Amendment to Restated Certificate of Incorporation of Registrant, filed with the Delaware Secretary of State on June 19, 2001(6)

3.7	Restated Certificate of Incorporation of Registrant(6)

3.8	Certificate of Elimination regarding the Registrant’s Series A Preferred Stock(7)

3.9	Certificate of Designation(8)

3.10	Certificate of Amendment to Restated Certificate of Incorporation of Registrant, filed with the Delaware Secretary of State on May 11, 2005(9)

4.1	Specimen certificate representing the common stock(5)

4.2	Form of Rights Agreement between the Company and American Stock Transfer and Trust Company, as Rights Agent (including as Exhibit A the form of Certificate of Designation, Preferences and Rights of the Terms of the Series RP Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement)(10)

4.3	Indenture between the Company and U.S. Bank Trust National Association, a national banking association, dated October 15, 2001(11)

4.4	Indenture between the Company and U.S. Bank Trust National Association, a national banking association, dated October 15, 2003(12)

4.5	Asset Purchase Agreement among Finisar Corporation, Data Transit Corp., Dale T. Smith and Janice H. Smith dated as of August 4, 2004, as amended through December 10, 2004 (including as Exhibit A the form of 8% Installment Promissory Note due August 5, 2006 and as Exhibit I the form of Stock Resale Agreement).(13)

4.6	Fourth Amendment to Asset Purchase Agreement among Finisar Corporation, Data Transit Corp., Dale T. Smith and Janis H. Smith dated as of May 11, 2005 (including as Exhibit A the form of Amended and Restated 8% Installment Promissory Note due August 5, 2006)(14)

4.7	Convertible Promissory Note dated April 29, 2005 issued by Finisar Corporation to CyOptics, Inc., with a principal amount of $3,750,000(15)

5.1	Opinion of DLA Piper Rudnick Gray Cary US llp

10.1	Form of Indemnity Agreement between Registrant and Registrant’s directors and officers(5)

10.2	1989 Stock Option Plan(5)

10.3	1999 Stock Option Plan(16)

10.4	1999 Employee Stock Purchase Plan(16)

10.13	Building Lease for 1308 Moffett Park Drive, Sunnyvale, CA, dated May 26, 1999 between Registrant and Aetna Life Insurance Company(5)

10.16	Collateral Pledge and Security Agreement among the Company, U.S. Bank Trust National Association and U.S. Bank National Association, dated October 15, 2001(11)

10.17	Registration Rights Agreement between the Company and the Initial Purchasers of the Company’s 5 1/4% Convertible Subordinated Notes due 2008, dated October 15, 2001(11)

10.18	Collateral Pledge and Security Agreement among the Company, U.S. Bank Trust National Association and U.S. Bank National Association, dated October 15, 2003(12)

Exhibit
Number		Description of Document

10.19		Registration Rights Agreement between the Company and the Initial Purchasers of the Company’s 2 1/2% Convertible Subordinated Notes due 2010, dated October 15, 2003(12)

10.20		Registration Rights Agreement between Infineon Technologies AG and Finisar Corporation dated April 29, 2004(2)

10	.21.1	Executive Retention and Severance Plan(17)

10	.21.2	Amended and Restated Registration Rights Agreement between Infineon Technologies AG and Finisar Corporation, dated January 25, 2005(18)

10.22		Transceiver Supply Agreement by and between Finisar Corporation and Infineon Technologies Trutnov, sro, dated January 25, 2005(19)

10.23		Purchase Agreement by and between FSI International, Inc. and Finisar Corporation, dated February 4, 2005(20)

10.24		Assignment and Assumption of Purchase and Sale Agreement between Finisar Corporation and Finistar (CA-TX) Limited Partnership, dated February 4, 2005(21)

10.25		Lease Agreement by and between Finistar (CA-TX) Limited Partnership and Finisar Corporation, dated February 4, 2005(22)

10.26		Agreement and Plan of Reorganization by and among Finisar Corporation, Iolite Acquisition Corp. and InterSAN, Inc., dated March 2, 2005(23)

10.27		Agreement and Plan of Merger by and among Finisar Corporation, I-Robot Acquisition Corp., I-TECH CORP. and Steven Bucher, dated April 7, 2005(24)

10.28		Convertible Promissory Note issued by Finisar Corporation to Steven Bucher with a principal amount of $11,061,000, dated April 8, 2005(25)

10.29		Convertible Promissory Note issued by Finisar Corporation to Steven Bucher with a principal amount of $1,000,000, dated April 8, 2005(26)

21		List of Subsidiaries of the Registrant(27)

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2		Consent of DLA Piper Rudnick Gray Cary US llp (contained in Exhibit 5.1)

(1)	Incorporated by reference to the same numbered exhibit to Registrant’s Current Report on Form 8-K filed May 16, 2001.

(2)	Incorporated by reference to the same numbered exhibit to Registrant’s Annual Report on Form 10-K filed July 14, 2004.

(3)	Incorporated by reference to Exhibit 2.8 to Registrant’s Current Report on Form 8-K filed January 28, 2005.

(4)	Incorporated by reference to the same numbered exhibit to Registrant’s Registration Statement on Form S-1 filed December 21, 2000 (File No. 333-52426).

(5)	Incorporated by reference to the same numbered exhibit to Registrant’s Registration Statement on Form S-1/ A filed October 19, 1999 (File No. 333-87017).

(6)	Incorporated by reference to the same numbered exhibit to Registrant’s Annual Report on Form 10-K filed July 18, 2001.

(7)	Incorporated by reference to Exhibit 3.8 to Registrant’s Registration Statement on Form S-3 filed December 18, 2001 (File No. 333-75380).

(8)	Incorporated by reference to Exhibit 99.2 to Registrant’s Registration Statement on Form 8-A12G filed on September 27, 2002.

(9)	Incorporated by reference to Exhibit 3.3 to Registrant’s Registration Statement on Form S-3 filed May 18, 2005 (File No. 333-125034).

(10)	Incorporated by reference to the same numbered exhibit to Registrant’s Current Report on Form 8-K filed September 27, 2002.

(11)	Incorporated by reference to the same numbered exhibit to Registrant’s Quarterly Report on Form 10-Q for the period ended October 31, 2001 filed December 12, 2001.

(12)	Incorporated by reference to the same numbered exhibit to Registrant’s Quarterly Report on Form 10-Q for the period ended October 31, 2003 filed December 10, 2003.

(13)	Incorporated by reference to Exhibit 4.5 to Registrant’s Quarterly Report on Form 10-Q filed December 10, 2004.

(14)	Incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-3 filed May 13, 2005 (File No. 333-124879).

(15)	Incorporated by reference to Exhibit 4.7 to Registrant’s Registration Statement on Form S-3 filed May 18, 2005 (File No. 333-125034).

(16)	Incorporated by reference to the same numbered exhibit to Registrant’s Registration Statement on Form S-1 filed September 13, 1999 (File No. 333-87017).

(17)	Incorporated by reference to the same numbered exhibit to Registrant’s Annual Report on Form 10-K/A filed February 10, 2005.

(18)	Incorporated by reference to Exhibit 10.21 to Registrant’s Current Report on Form 8-K filed January 28, 2005.

(19)	Incorporated by reference to Exhibit 10.22 to Registrant’s Current Report on Form 8-K filed January 28, 2005.

(20)	Incorporated by reference to Exhibit 10.23 to Registrant’s Current Report on Form 8-K filed February 9, 2005.

(21)	Incorporated by reference to Exhibit 10.24 to Registrant’s Current Report on Form 8-K filed February 9, 2005.

(22)	Incorporated by reference to Exhibit 10.25 to Registrant’s Current Report on Form 8-K filed February 9, 2005.

(23)	Incorporated by reference to Exhibit 10.26 to Registrant’s Current Report on Form 8-K filed March 7, 2005.

(24)	Incorporated by reference to Exhibit 10.27 to Registrant’s Current Report on Form 8-K filed April 11, 2005.

(25)	Incorporated by reference to Exhibit 10.28 to Registrant’s Current Report on Form 8-K filed April 11, 2005.

(26)	Incorporated by reference to Exhibit 10.29 to Registrant’s Current Report on Form 8-K filed April 11, 2005.

(27)	Incorporated by reference to the same numbered exhibit to pre-effective amendment to Registrant’s Registration Statement (File No. 333-125034) filed June 14, 2005.